UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-SA

☒ SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

☐ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended:

June 30, 2023

RSE COLLECTION, LLC
(Exact name of issuer as specified in its charter)

Delaware	37-1835270
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

446 BROADWAY, 2nd FLOOR, NEW YORK, NY 10013

(Full mailing address of principal executive offices)

(201) 564-0493
(Issuer’s telephone number, including area code)

www.rallyrd.com
(Issuer’s website)

TABLE OF CONTENTS

RSE COLLECTION, LLC

SECTION  PAGE

ITEM 1. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS 24

ITEM 2.  OTHER INFORMATION 37

ITEM 3.  FINANCIAL STATEMENTS F-1

EXHIBIT INDEX III-158

In this Semi-Annual Report on Form 1-SA (the “Form 1-SA”), references to “we,” “us,” “our,” “RSE Collection” or the “Company” mean RSE Collection, LLC, a Delaware series limited liability company formed on August 24, 2016. Terms that are capitalized but not defined herein shall have the meanings given to them in the Company’s Offering Statement on Form 1-A as filed with the U.S. Securities and Exchange Commission.

Unless otherwise indicated, information contained in this Form 1-SA concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including publications, surveys and forecasts), and management estimates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information.

FORWARD LOOKING STATEMENT DISCLOSURE

This Form 1-SA and any documents incorporated by reference herein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-SA are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-SA and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-SA, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating, and financial performance may vary in material respects from the performance projected in these forward-looking statements.

For more information regarding the risks and uncertainties that we face, you should refer to the “Risk Factors” detailed in the Post-Qualification Amendment No. 31 to the offering statement on Form 1-A filed by the Company with the Securities and Exchange Commission (the “Commission”) and originally qualified on November 15, 2021 (the “Offering Statement”), as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Any forward-looking statement made by the Company in this Form 1-SA or any documents incorporated by reference herein or therein speak only as of the date of this Form 1-SA. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Trademarks and Trade Names

From time to time, we own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Form 1-SA may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this Form 1-SA is not intended to and does not imply a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this Form 1-SA may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

MASTER SERIES TABLE

The Company is managed by RSE Collection Manager, LLC (the “Manager”), a single member Delaware limited liability company formed on March 16, 2021, which is owned by Rally Holdings LLC, a Delaware limited liability company that serves as the asset manager for the collection of Collectible Assets (as defined below) owned by the Company and each series (“Rally Holdings” or the “Asset Manager”). The Company’s core business is the identification, acquisition, marketing and management of collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as “Collectible Assets” or the “Asset Class,” for the benefit of the investors. All of the series of the Company shall collectively be referred to herein as the “Series” and the assets and liabilities of each Series will be separate in accordance with Delaware law. The interests of all Series shall collectively be referred to herein as the “Interests” and a purchaser of Interests in any Series (an “Investor”) will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The offerings of the Interests shall collectively be referred to herein as the “Offerings.” There will be a separate Closing with respect to each Offering (each, a “Closing”). The Series assets referenced below shall be referred to herein, collectively, as the “Underlying Assets.” Any individuals, dealers or auction company that own an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset shall be referred to herein as an “Asset Seller.” We intend to distribute all Offerings of the Company principally through the Rally Rd.™ platform and any successor platform used by the Company for the offer and sale of interests (the “Rally Rd.™ Platform” or the “Platform”). We intend to continue to develop opportunities to allow Platform users and others with opportunities to engage with the Underlying Assets in the Company’s collection through a diverse set of potential tangible interactions with assets on the Platform and unique collective ownership experiences (the “Membership Experience Programs”).

The master series table below, referred to at times as the “Master Series Table,” shows key information related to each Series as of the date hereof. This information will be referenced in the following sections when referring to the Master Series Table.

.

Series	Qualification Date	Offering Circular	Underlying Asset	Status	Opening Date (1)	Closing Date	Offering Price per Interest	Minimum / Maximum Membership Interests (2)	Minimum / Maximum Offering Size	Sourcing Fee (5)
#77LE1 (4)		(Not qualified in an Offering Statement)	1977 Lotus Esprit S1	Closed	11/17/2016	4/13/2017	$38.85	2,000	$77,700 (3)	$3,443
#69BM1	8/10/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1969 Ford Mustang Boss 302	Closed	11/20/2017	2/7/2018	$57.50	2,000	$115,000 (3)	$2,986
#85FT1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1985 Ferrari Testarossa	Closed	11/23/2017	2/15/2018	$82.50	2,000	$165,000 (3)	-$17,859

#88LJ1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1988 Lamborghini Jalpa	Closed	2/9/2018	4/12/2018	$67.50	2,000	$135,000 (3)	$578
#55PS1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1955 Porsche 356 Speedster	Closed	4/2/2018	6/6/2018	$212.50	2,000	$425,000 (3)	-$3,357
#95BL1	5/24/2018	(Post-Qualification Amendment No. 5 to Offering Statement 1)	1995 BMW E36 M3 Lightweight	Closed	6/1/2018	7/12/2018	$59.25	2,000	$118,500 (3)	-$444
#89PS1	7/20/2018	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1989 Porsche 911 Speedster	Sold -$245,000 Acquisition Offer Accepted on 07/20/2022	7/23/2018	7/31/2018	$82.50	2,000	$165,000 (3)	$2,021
#90FM1	7/20/2018	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1990 Ford Mustang 7Up Edition	Closed	7/24/2018	7/31/2018	$8.25	2,000	$16,500 (3)	$464
#83FB1	3/29/2018	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1983 Ferrari 512 BBi	Closed	7/23/2018	9/5/2018	$70.00	5,000	$350,000 (3)	$9,162
#98DV1	9/17/2018	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1998 Dodge Viper GTS-R	Closed	9/27/2018	10/10/2018	$65.00	2,000	$130,000 (3)	$2,314

#06FS1	9/17/2018	(Pre-Qualification Amendment No. 7 to Offering Statement 1)	2006 Ferrari F430 Spider "Manual"	Sold -$227,500 Acquisition Offer Accepted on 05/06/2019	10/12/2018	10/19/2018	$39.80	5,000	$199,000 (3)	$774
#93XJ1	3/29/2018	(Post-Qualification Amendment No. 4 to Offering Statement 1)	1993 Jaguar XJ220	Closed	8/22/2018	11/6/2018	$99.00	5,000	$495,000 (3)	-$7,373
#02AX1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	2002 Acura NSX-T	Closed	11/16/2018	11/30/2018	$54.00	2,000	$108,000 (3)	$1,944
#99LE1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1999 Lotus Esprit Sport 350	Closed	11/23/2018	12/4/2018	$34.75	2,000	$69,500 (3)	$1,770
#91MV1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1991 Mitsubishi 3000GT VR4	Closed	11/28/2018	12/7/2018	$19.00	2,000	$38,000 (3)	$600
#92LD1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1992 Lancia Delta Integrale Evo "Martini 5"	Closed	12/7/2018	12/26/2018	$55.00	3,000	$165,000 (3)	$2,219
#94DV1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1994 Dodge Viper RT/10	Closed	12/11/2018	12/26/2018	$28.75	2,000	$57,500 (3)	$1,841

#00FM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2000 Ford Mustang Cobra R	Sold -$60,000 Acquisition Offer Accepted on 04/16/2019	12/21/2018	1/4/2019	$24.75	2,000	$49,500 (3)	$862
#72MC1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1972 Mazda Cosmo Sport Series II	Closed	12/28/2018	1/4/2019	$62.25	2,000	$124,500 (3)	$2,474
#06FG1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2006 Ford GT	Sold -$365,000 Acquisition Offer Accepted on 06/09/2021	12/14/2018	1/8/2019	$64.00	5,000	$320,000 (3)	$3,198
#11BM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2011 BMW 1M	Closed	1/8/2019	1/25/2019	$42.00	2,000	$84,000 (3)	$517
#80LC1	9/17/2018	(Pre-Qualification Amendment No. 7 to Offering Statement 1)	1980 Lamborghini Countach LP400 S Turbo	Closed	1/17/2019	2/8/2019	$127.00	5,000	$635,000 (3)	$9,216
#02BZ1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2002 BMW Z8	Closed	1/6/2019	2/8/2019	$65.00	3,000	$195,000 (3)	$2,620
#88BM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1988 BMW E30 M3	Closed	1/11/2019	2/25/2019	$47.00	3,000	$141,000 (3)	$226

#63CC1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1963 Chevrolet Corvette Split Window	Closed	3/8/2019	3/18/2019	$63.00	2,000	$126,000 (3)	$1,553
#76PT1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1976 Porsche 911 Turbo Carrera	Closed	3/15/2019	3/22/2019	$63.30	3,000	$189,900 (3)	$1,793
#75RA1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1975 Renault Alpine A110 1300	Closed	3/29/2019	4/9/2019	$28.00	3,000	$84,000 (3)	$3,732
#65AG1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1965 Alfa Romeo Giulia Sprint Speciale	Closed	4/5/2019	4/16/2019	$89.25	2,000	$178,500 (3)	$1,903
#93FS1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1993 Ferrari 348TS Serie Speciale	Sold -$147,500 Acquisition Offer Accepted on 05/17/2022	4/12/2019	4/22/2019	$68.75	2,000	$137,500 (3)	$1,272
2003 Porsche 911 GT2				Cancelled / Underlying Asset Sold Pre-Offering (6)
#61JE1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1961 Jaguar E-Type	Closed	4/19/2019	4/26/2019	$82.00	3,000	$246,000 (3)	$3,858
#90MM1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1990 Mazda Miata MX-5	Closed	4/17/2019	4/26/2019	$5.32	5,000	$26,600 (3)	$918

#65FM1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1965 Ford Mustang 2+2 Fastback	Closed	5/3/2019	7/18/2019	$41.25	2,000	$82,500 (3)	$1,966
#88PT1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1988 Porsche 944 Turbo S	Closed	5/10/2019	7/18/2019	$30.00	2,200	$66,000 (3)	-$2,214
#94LD1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1994 Lamborghini Diablo SE30 Jota	Closed	7/12/2019	8/6/2019	$119.50	5,000	$597,500 (3)	$11,251
#99SS1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1999 Shelby Series 1	Closed	9/4/2019	9/11/2019	$137.50	1,000	$137,500 (3)	$1,815
#94FS1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1994 Ferrari 348 Spider	Closed	9/12/2019	9/17/2019	$72.50	2,000	$145,000 (3)	$669
#61MG1	3/6/2019	(Post-Qualification Amendment No. 11 to Offering Statement 1)	1961 Maserati 3500GT	Closed	9/20/2019	9/30/2019	$68.00	5,000	$340,000 (3)	$4,613
#92CC1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1992 Chevrolet Corvette ZR1	Closed	9/27/2019	10/2/2019	$26.25	2,000	$52,500 (3)	$2,875

#89FT1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1989 Ferrari Testarossa	Sold -$330,000 Acquisition Offer Accepted on 04/25/2022	10/4/2019	10/11/2019	$45.00	4,000	$180,000 (3)	-$400
#80PN1	10/23/2019	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1980 Porsche 928	Closed	11/1/2019	11/6/2019	$9.60	5,000	$48,000 (3)	-$4,030
#89FG2	10/23/2019	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1989 Ferrari 328 GTS	Sold -$180,000 Acquisition Offer Accepted on 08/18/2022	11/8/2019	11/14/2019	$75.00	1,700	$127,500 (3)	$1,719
#88LL1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1988 Lamborghini LM002	Closed	11/18/2019	12/8/2019	$146.00	2,000	$292,000 (3)	$3,115
1990 Mercedes 190E 2.5-16 Evo II				Cancelled / Underlying Asset Sold Pre-Offering (6)
#03SS1	12/9/2019	(Post-Qualification Amendment No. 19 to Offering Statement 1)	2003 Saleen S7	Sold -$420,000 Acquisition Offer Accepted on 09/27/2020	7/6/2020	9/22/2020	$125.00	3,000	$375,000 (3)	$29,638
1972 Ferrari 365 GTC/4				Cancelled / Underlying Asset Sold Pre-Offering (6)
#MEEB11275	12/6/2021	(Post-Qualification Amendment No. 1 to Offering Statement 2)	Number 11275 Elephant Meebit NFT	Closed	12/6/2021	1/10/2022	$8.00	20,000	$160,000 (3)	$16,139

#82TAYLOR	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1982 Topps #434 Lawrence Taylor Rookie Card graded BGS 10	Closed	12/13/2021	1/10/2022	$6.50	2,000	$13,000 (3)	$1,538
#HOLMES	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1892 1st Edition copies of The Adventures of Sherlock Holmes and the Memoirs of Sherlock Holmes by Arthur Conan Doyle	Closed	12/13/2021	1/10/2022	$10.00	2,500	$25,000 (3)	$3,458
#HULK180	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1974 Incredible Hulk #180 Comic Book published by Marvel graded CGC 9.8	Closed	12/13/2021	1/10/2022	$4.20	10,000	$42,000 (3)	$4,342
#05JAYZ	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	2005 Topps Finest Jay-Z Autographed Card graded PSA 10	Closed	12/20/2021	1/10/2022	$5.00	3,700	$18,500 (3)	$1,459
#JUSTINIAN	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	Coin from the First Reign of Justinian II Depicting the First Numismatic Depiction of Jesus Christ (AD 685-695) graded NGC Ch MS	Closed	12/20/2021	1/10/2022	$9.00	2,000	$18,000 (3)	$1,720

#67ICEBOWL	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1967 Full Ticket from the Ice Bowl graded PSA 8	Closed	12/27/2021	1/14/2022	$5.00	2,000	$10,000 (3)	$1,262
#DKCOUNTRY	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1994 SNES Donkey Kong Country Video Game graded Wata 9.4 A+	Closed	12/27/2021	1/14/2022	$6.00	3,000	$18,000 (3)	$3,162
#FALCON	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1979 Kenner Star Wars Millennium Falcon Spaceship Action Figure graded AFA 80	Closed	12/27/2021	1/14/2022	$5.00	10,000	$50,000 (3)	$5,420
#MARIOWRLD	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1991 SNES Super Mario World Video Game graded Wata 9.4 A	Closed	12/13/2021	1/18/2022	$5.00	33,000	$165,000 (3)	$17,264
#82AV1	11/15/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1982 Aston Martin V8 Vantage 'Oscar India'	Closed	11/16/2021	2/7/2022	$20.00	14,875	$297,500 (3)	$2,530
#SUPERBWL1	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	1967 Super Bowl I Full Ticket graded PSA 5	Closed	2/9/2022	3/2/2022	$6.00	4,000	$24,000 (3)	$3,079
#MEEB7985	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	Number 7985 Pig Meebit NFT with Magenta Overshirt Color	Closed	2/9/2022	3/2/2022	$5.00	7,600	$38,000 (3)	$2,574

#BONDWATCH	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1999 Omega Seamaster Watch Worn by Pierce Brosnan During the Filming of The World is Not Enough	Closed	12/20/2021	3/22/2022	$4.00	20,000	$80,000 (3)	$3,320
#95FF1	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1995 Ferrari 355 Spider	Closed	12/27/2021	3/22/2022	$10.00	12,000	$120,000 (3)	$3,862
#MAYC857	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	Number 857 Mutant Ape Yacht Club NFT with M1 Irish Boho Hat	Closed	2/9/2022	3/23/2022	$5.00	10,800	$54,000 (3)	$3,893
#PUNK2981	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 2981 CryptoPunk NFT with Welding Goggles	Closed	2/18/2022	3/22/2022	$5.00	62,000	$310,000 (3)	$13,975
#WOW2221	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 2221 World of Women NFT with Golden Bib Necklace	Closed	2/18/2022	3/30/2022	$7.00	4,000	$28,000 (3)	$1,193
#NIKON1	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1949 Nikon One Camera in Condition ‘B/A’	Closed	2/18/2022	4/8/2022	$4.00	7,000	$28,000 (3)	$2,720
#LOTF	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	1954 1st Edition copy Lord of the Flies by William Golding	Closed	3/14/2022	4/8/2022	$7.00	2,000	$14,000 (3)	$1,568

#DOOD6778	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6778 Doodle NFT with Holographic Mohawk	Closed	3/30/2022	4/8/2022	$5.00	6,000	$30,000 (3)	$340
#BAKC7820	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 7820 Bored Ape Kennel Club NFT with Jetpack	Closed	2/18/2022	4/20/2022	$5.00	6,000	$30,000 (3)	-$143
#NBAJAM	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	1994 Sega Genesis NBA Jam Video Game graded Wata 9.8 A++	Closed	3/14/2022	4/20/2022	$5.00	9,400	$47,000 (3)	$3,338
#SANDBOX1	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	The Sandbox ESTATE with a bundle of 9 LAND NFTs	Closed	3/30/2022	5/3/2022	$5.00	21,000	$105,000 (3)	$1,175
#WOW6586	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6586 World of Women NFT with Golden Skin Tone	Closed	3/30/2022	5/3/2022	$5.00	10,400	$52,000 (3)	$711
#AZUKI6704	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6704 Azuki NFT with Glowing Eyes	Closed	3/30/2022	5/3/2022	$5.00	6,400	$32,000 (3)	$228
#58PELE4	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1958 Pele World Cup Debut Ticket Stub graded PSA 1.5	Closed	4/4/2022	5/14/2022	$6.00	8,000	$48,000 (3)	$4,420

#OBAMABALL	3/30/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	2010 Basketball Signed by Barack Obama, Kobe Bryant, LeBron James, Magic Johnson, and Carmelo Anthony	Closed	3/30/2022	5/14/2022	$10.00	10,500	$105,000 (3)	$3,563
#BART	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1993 Skybox Simpsons Bart Sketch graded PSA 10	Closed	4/4/2022	5/14/2022	$7.00	3,000	$21,000 (3)	$2,290
#HOMER	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1993 Skybox Simpsons Homer Sketch graded PSA 10	Closed	4/4/2022	5/14/2022	$7.00	3,000	$21,000 (3)	$2,290
#SI1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1954 Sports Illustrated #1 graded CGC 9.8	Closed	4/11/2022	5/14/2022	$2.00	5,000	$10,000 (3)	$1,100
#GOLD1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	Alaska Gold Nugget weighing 172 grams	Closed	4/11/2022	5/14/2022	$4.00	4,000	$16,000 (3)	$766
#VERSTAPP1	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	2020 Topps Dynasty Formula 1 Triple Patch Autographs #TRAIMV Max Verstappen Card graded BGS 9.5	Closed	3/14/2022	5/24/2022	$8.00	4,000	$32,000 (3)	$1,178

#96TIGER	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1996 Sports Illustrated For Kids Tiger Woods Rookie Card graded BGS 10	Closed	4/4/2022	5/24/2022	$5.00	11,000	$55,000 (3)	$4,313
#88ZELDA	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1988 NES Zelda II: The Adventure of Link Video Game graded WATA 9.8 A+	Closed	4/11/2022	5/24/2022	$5.00	12,000	$60,000 (3)	$4,300
#STARWARS3	3/30/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1977 Topps Star Wars Series 1-5 Wax Boxes Authenticated by BBCE	Closed	3/30/2022	5/24/2022	$10.00	2,600	$26,000 (3)	$1,840
#YEEZY	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	Complete Collection of Yeezy 350 Sneakers (2015-2020)	Closed	4/4/2022	5/24/2022	$8.00	5,000	$40,000 (3)	$6,276
#MAYC9114	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 9114 Mutant Ape Yacht Club NFT with M2 Stunt Jacket	Closed	3/30/2022	5/27/2022	$5.00	17,500	$87,500 (3)	$1,066
#VFRNDS1	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	VeeFriends Original Sharing Squirrel Drawing by Gary Vee	Closed	4/4/2022	6/12/2022	$10.00	27,500	$275,000 (3)	$19,642
#MBIRD2754	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	Number 2754 Moonbird NFT with Raincloud Headwear	Closed	5/16/2022	6/16/2022	$5.00	12,000	$60,000 (3)	-$17,964

#VEEFRND1	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	VeeFriends Energetic Electric Eel NFT with Rare Admission Attribute	Closed	5/16/2022	6/16/2022	$5.00	6,720	$33,600 (3)	-$6,841
#TREASURE	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1883 First Edition copy of Treasure Island By Robert Stevenson	Closed	2/18/2022	6/16/2022	$5.00	4,500	$22,500 (3)	$2,244
#MACWORLD1	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1984 Steve Jobs and Steve Wozniak Signed Issue of Macworld #1	Closed	12/20/2021	6/16/2022	$11.25	20,000	$225,000 (3)	$17,673
#KENNERSET	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	1978 Kenner Star Wars Early Bird Set graded AFA 75	Closed	5/16/2022	6/16/2022	$10.00	1,250	$12,500 (3)	$1,024
#LEDZEPP1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	Led Zeppelin I Album Signed By Jimmy Page, Robert Plant, John Bonham & John Paul Jones authenticated by Beckett	Closed	4/11/2022	6/16/2022	$6.00	8,000	$48,000 (3)	$4,420
#VEEVIPER	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	2022 Gary Vee Original Veecon Exclusive Viper Drawing authenticated by PSA	Closed	5/16/2022	6/17/2022	$5.00	15,000	$75,000 (3)	$2,779

#BEEPLE1	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	Number #163/207 Into the Ether Beeple Everydays 2020 Collection NFT	Closed	5/16/2022	6/28/2022	$5.00	13,600	$68,000 (3)	-$8,896
#WARHOL1	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	1967 Andy Warhol Marilyn Monroe Signed Print Stamp-Numbered 140/250	Closed	5/16/2022	6/28/2022	$10.00	17,000	$170,000 (3)	$3,359
#GAMEBOY	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	1989 Factory Sealed Nintendo Game Boy graded VGA 85	Closed	6/21/2022	7/25/2022	$5.00	4,500	$22,500 (3)	$866
#CROESUS	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	561-546 BC First Gold Coin graded NGC CH XF	Closed	6/21/2022	8/1/2022	$8.00	8,000	$64,000 (3)	$4,355
#SACHS1	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	Tom Sachs Rocket Factory "Gamechanger" NFT with USPS Brand	Closed	5/16/2022	8/1/2022	$10.00	2,150	$21,500 (3)	-$4,346
#32RUTH	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	1932 Babe Ruth Called Shot Ticket Stub graded PSA 6	Closed	5/16/2022	8/1/2022	$5.00	19,000	$95,000 (3)	$7,738
#ELON1	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	Elon Musk Signed Dollar Bill authenticated by PSA	Closed	7/5/2022	8/1/2022	$2.00	3,750	$7,500 (3)	$207

#105.ETH	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	the 105.eth ENS Domain	Closed	6/21/2022	8/19/2022	$4.00	10,000	$40,000 (3)	$0
#R2D2	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1977 Star Wars Dark Blue Dome R2-D2 Action Figure graded CAS 85	Closed	7/5/2022	8/19/2022	$5.00	2,000	$10,000 (3)	$1,056
#VADER	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1977 Star Wars Unpunched Darth Vader Action Figure graded CAS 85	Closed	7/5/2022	8/19/2022	$5.00	1,500	$7,500 (3)	$287
#WARHOL2	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1969 Oyster Stew Campbell’s Soup II Signed and Stamp-Numbered Andy Warhol Print	Closed	7/5/2022	8/19/2022	$10.00	6,500	$65,000 (3)	$909
#JEKYLL	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1886 First Edition copy of Strange Case of Dr Jekyll and Mr Hyde by Robert Stevenson	Closed	8/2/2022	8/26/2022	$4.00	5,000	$20,000 (3)	$2,169
#BUFFETT1	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	2000 Annual Berkshire Hathaway Inc. Shareholders Meeting Guide Signed by Warren Buffett	Closed	6/21/2022	8/26/2022	$3.00	5,000	$15,000 (3)	$351

#DRACULA10	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	1973 Tomb of Dracula #10 Comic Book published by Marvel graded CGC 9.8	Closed	5/16/2022	8/26/2022	$10.00	4,000	$40,000 (3)	$3,220
#PAPPY1	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	Collection of 10, 12, 13, 15, 20, and 23 Year Old Pappy Van Winkle Bourbon	Closed	8/2/2022	8/26/2022	$7.00	2,000	$14,000 (3)	-$567
#1857COIN	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1857-S $20 Coin Salvaged from the SS Central America graded PCGS MS66	Closed	7/5/2022	8/26/2022	$5.00	5,000	$25,000 (3)	$587
#94CSI	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	1994 BMW 850CSi	Closed	5/16/2022	10/3/2022	$14.25	10,000	$142,500 (3)	$8,814
#ANDYPELE	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1977 Andy Warhol Pelé Polaroid Portrait Photo	Closed	8/2/2022	10/3/2022	$4.00	6,500	$26,000 (3)	$363
#BOBAFETT	8/22/2022	(Post-Qualification Amendment No. 24 to Offering Statement 2)	1979 Kenner Star Wars Boba Fett Action Figure graded AFA 85	Closed	8/12/2022	10/3/2022	$10.00	2,600	$26,000 (3)	$1,517
#ELVIS	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1977 Elvis Presley Last Live Performance Full Ticket graded PSA 8	Closed	4/11/2022	10/3/2022	$8.00	5,000	$40,000 (3)	$3,700

#GBOYCOLOR	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1998 Factory Sealed Nintendo Game Boy Color graded VGA 85	Closed	7/5/2022	10/3/2022	$4.00	1,625	$6,500 (3)	$197
#JETFIRE	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1985 Transformers Jetfire Fighter Jet graded AFA 85	Closed	8/2/2022	10/3/2022	$5.00	1,700	$8,500 (3)	$736
#POPEBALL	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	2022 Baseball Signed by Pope Francis	Closed	8/2/2022	11/2/2022	$4.00	4,750	$19,000 (3)	$146
#RABBIT	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1901 First Edition copy of The Tale of Peter Rabbit by Beatrix Potter	Closed	8/2/2022	11/2/2022	$4.60	10,000	$46,000 (3)	$4,259
#54AARON	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1954 Topps #128 Hank Aaron Rookie Card graded PSA NM-MT+ 8.5	Closed	9/19/2022	11/2/2022	$10.00	17,000	$170,000 (3)	-$245
#GRATEFUL1	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1966 Grateful Dead Skeleton & Roses Concert Poster graded CGC 9.6	Closed	9/19/2022	12/13/2022	$10.00	12,500	$125,000 (3)	$11,913
#BOBAPROTO	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1979 Kenner Star Wars Boba Fett Rocket-Firing L-Slot Prototype Action Figure graded AFA 80	Closed	9/19/2022	12/13/2022	$10.00	15,000	$150,000 (3)	$7,558

#ARSHAM1 (7)	2/27/2023	(Post-Qualification Amendment No. 27 to Offering Statement 2)	1963 Arsham Studio Stone Island Mercedes-Benz Unimog 404	Closed	2/27/2023	5/16/2023	$20.00	6,750	$135,000 (3)	$11,478
1941 Captain America Comics #1 Comic Book published by Timely Comics graded CGC 5.5				Cancelled (6)

2022 Jean-Michel Basquiat Superhero Print Portfolio Stamp-Numbered 7/85 and signed by Lisane Basquiat and Jeanine Heriveaux, the artist’s sisters and administrators of the Estate of Jean-Michel Basquiat

Cancelled (6)
1947 Jackie Robinson News Photo				Cancelled / Underlying Asset Sold Pre-Offering (6)
1957 Topps Johnny Unitas Rookie Card				Cancelled / Underlying Asset Sold Pre-Offering (6)
2020 Bobby Witt Jr. Rookie Card				Cancelled / Underlying Asset Sold Pre-Offering (6)
1996 PlayStation Crash Bandicoot Video Game				Cancelled / Underlying Asset Sold Pre-Offering (6)
#BATMAN	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1940 Batman #1 Comic Book published by DC Comics graded CGC 8	Sold -$2,000,000 Acquisition Offer Accepted on 1/30/2023	2/18/2022	1/25/2023	$10.00	144,000 / 180,000	$1,440,000 / $1,800,000	$67,900
2004 Sports Illustrated For Kids #360 Michael Phelps Rookie Card graded PSA GEM MT 10				Cancelled / Underlying Asset Sold Pre-Offering (6)
Number 7387 Doodle NFT with Pink Long Hair				Cancelled (6)
Number 8467 Azuki NFT with Blue Tassel Ear				Cancelled (6)
The Sandbox 3x3 ESTATE with a bundle of 9 LAND NFTs				Cancelled (6)
Number 5028 CrypToadz NFT with Swamp Single Bun Head				Cancelled (6)
Number 3079 CrypToadz NFT with 3D Eyes				Cancelled (6)
Decentraland Estate 2X2 Bundle with 4 LAND NFTs				Cancelled (6)
2005 Game Boy Advance Pokémon Emerald Version Video Game graded Wata 9.8 A++				Cancelled / Underlying Asset Sold Pre-Offering (6)

1939 First Edition copy of Alcoholics Anonymous by Bill Wilson				Cancelled (6)
1905-1916 Handwritten and Signed Grigori Rasputin Letter				Cancelled / Underlying Asset Sold Pre-Offering (6)
1987 NES Metroid Video Game graded Wata 9.6 A+				Cancelled / Underlying Asset Sold Pre-Offering (6)
#1973 Iron Man #55 Comic Book published by Marvel graded CGC 9.8				Cancelled (6)
1966 Fantastic Four #48 Comic Book published by Marvel graded CGC 9.4				Cancelled (6)
Worldwide Webb Land Large Apartment 8325 NFT				Cancelled (6)
1935 Gum, Inc. Mickey Mouse Wax Pack graded PSA 8				Cancelled (6)
1963 Amazing Spider-Man Comic Book				Cancelled (6)
Dryosaurus skeleton excavated from the Bone Cabin Quarry in Laramie, Wyoming in 2021				Cancelled (6)
1982 Hasbro G.I. Joe Commando Snake Eyes Action Figure graded AFA 80				Cancelled (6)
1929 1st Edition copy of A Farewell To Arms by Ernest Hemingway				Cancelled (6)
1971 Apollo 14 Flown King James Bible carried to the Moon by astronaut Edgar Mitchell				Cancelled (6)
#SCARFACE	8/22/2022	(Post-Qualification Amendment No. 23 to Offering Statement 2)	Al Pacino Screen Worn Tuxedo from Scarface	Open	8/22/2022	$10.00	1,600 / 2,000	$16,000 / $20,000	$1,200
#PHOF-LINC	8/23/2023	(Post-Qualification Amendment No. 28 to Offering Statement 2)	1860 Abraham Lincoln Signed Telegraph Company Check	Open	8/23/2023	$10.00	2,400/3,000	$24,000/$30,000	$2,100
#PHOF-1984	8/23/2023	(Post-Qualification Amendment No. 28 to Offering Statement 2)	1949 1st Edition copy of Nineteen Eighty-Four by George Orwell	Open	8/23/2023	$10.00	1,800/2,250	$18,000/$22,500	$675

#96FF1.DR	8/23/2023	(Post-Qualification Amendment No. 31 to Offering Statement 2)	1996 Rosso Corsa Ferrari 355 Gran Turismo Berlinetta	Open	8/23/2023		$10.00	23,600/29,500	$236,000/$295,000	$13,838
#21MG1.DR	8/23/2023	(Post-Qualification Amendment No. 31 to Offering Statement 2)	2021 Mercedes AMG GT Black Series One Edition	Open	8/23/2023		$10.00	60,000/75,000	$600,000/$750,000	$31,875
TOTAL (8):	-	-	-	-	-	-	-	-	7,579,010 (8)	-

Note: Gray shading represents Series for which no Closing of an Offering has occurred. Orange shading represents sale of such Series’ Underlying Asset.

(1)The opening date of a Series will occur no later than two calendar days following the date of qualification of the Offering of such Series by the Commission.  With respect to a Series, the Offering of such Series is subject to qualification by the Commission.

(2)Interests sold in Series are generally limited to 2,000 “qualified purchasers” with a maximum of 500 non-“accredited investors.”

(3)Represents the actual values for closed Offerings, including Offering Size, number of Interests sold and sourcing fees at the Closing of the Offering.

(4)Interests in Series #77LE1 were issued under Rule 506(c) of Regulation D and were thus not qualified under the Company’s previous offering circular. All other Interests in Series of the Company were issued under Tier 2 of Regulation A.

(5)Values are based on current or anticipated negotiations of the terms of the respective purchase option agreements or purchase agreements and may be subject to change. Negative values in this column reflect the amount by which the estimated aggregate value of the fees and expenses relating to an Offering exceeds the amount of the Total Proceeds of the Offering.

(6)Represents an Offering that was cancelled with any potential Investors issued a full refund for their attempted subscription.

(7)Represents a Series whose Interests we do not intend to allow to trade on the PPEX ATS.  Therefore, there will be no liquidity via the PPEX ATS for Interests in such Series unless the Manager determines to allow secondary trading on the PPEX ATS at a later date.

(8)Represents the proposed maximum public offering price aggregated across all Series for which an Offering is upcoming, open, or closed, as required for purposes of the Form 5110 submitted to FINRA in connection with Offering Statement 2.  Series whose Offerings have been cancelled are not reflected in this total.

At the time of this filing, all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings. All Series highlighted gray in the Master Series Table have not Closed, but we have launched, or are in the process of launching, these and subsequent Offerings for additional Series. Series whose Underlying Assets have been sold and have, or will subsequently be dissolved are highlighted orange in the Master Series Table.

ITEM 1.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes.

Overview

The Company’s core business is the identification, acquisition, marketing and management of certain collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as the “Collectible Assets” or the “Asset Class”), for the benefit of the investors. The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the Asset Class. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity Interests in the highest quality Collectible Assets through a seamless investment experience on the Platform. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series. With respect to secondary market transactions in Interests, the Platform serves as the user interface by which Investors submit orders to buy or sell Interests on the Public Private Execution Network Alternative Trading System (the “PPEX ATS”), which is owned and operated by North Capital Private Securities Corporation. For a full description of the Platform’s limited role in secondary trading, see the “Description of the Business – Liquidity Platform” section in Post-Qualification Amendment No. 31 to the Company’s Offering Statement on Form 1-A filed with the Commission on July 21, 2023. In addition, we intend for Investors to have the opportunity to participate in a unique collective ownership experience, including through displays at museum/retail locations and social events, as part of the Membership Experience Programs being run by the Manager. The objective is to use revenue generated from these Membership Experience Programs to fund the highest caliber of care for the Underlying Assets in the collection, which we ultimately expect to be offset by meaningful economies of scale in the form of lower costs for collection level insurance, maintenance contracts and storage facilities, and to generate Free Cash Flow (as defined in Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements) distributions to Investors in the Underlying Assets. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

We believe that collectors and dealers interested in selling their Collectible Assets will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting Collectible Assets. Auction and consignment models may include upwards of ~20% of asset value in transaction costs, as well as meaningful overhead in terms of asset preparation, shipping and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible, thereby driving market appropriate valuations and greater liquidity.

Trends Affecting Our Business

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the Underlying Assets, our ability to acquire and manage Collectible Assets, and the success of our current and future Offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

•We have a limited operating history upon which to base an evaluation of our business and prospects. We have devoted substantially all our efforts to establishing our business and principal operations, which commenced in 2016. Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. No revenue models have been developed at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been developed. From time to time, Rally or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. During the Current Period, no free cash flow distributions were made and no management fee was distributed. See Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period.

•We are in large part reliant on the Asset Manager and its employees to grow and support our business. The successful operation of the Company (and therefore, the success of the Interests) is in part dependent on the ability of the Asset Manager to source, acquire and manage the Underlying Assets and for the Asset Manager to maintain the Platform. As the Asset Manager has been in existence since only October 2020 and is an early-stage startup company, it has no significant operating history. Further, the Asset Manager is also the Asset Manager for RSE Innovation, LLC and RSE Archive, LLC, and it may become the Asset Manager of other series limited liability companies with similar business models in the collectible automobiles, memorabilia, alcohol and other Underlying Asset classes, such as domain names, in the future. While the Asset Manager thus has some similar management experience, its experience is limited, and it has limited experience selecting or managing assets in the Asset Class. Furthermore, there are a number of key factors that will potentially impact our operating results going forward including the ability of the Asset Manager to:

ocontinue to source high quality Collectible Assets at reasonable prices to securitize through the Platform;

omarket the Platform and the Offerings in individual Series of the Company and attract Investors to the Platform to acquire the Interests issued by Series of the Company;

ofind and retain operating partners to support the regulatory and technology infrastructure necessary to operate the Platform;

ocontinue to develop the Platform and provide the information and technology infrastructure to support the issuance of Interests in Series of the Company; and

ofind operating partners to manage the collection of Underlying Assets at a decreasing marginal cost per asset.

•Over the past few years, public interest in collectible assets has grown, particularly with respect to collectible automobiles, trading cards, sports memorabilia and other specific types of the assets in the Asset Class. For example, in February of 2021, eBay reported that trading card sales had seen a 142% growth from 2019 to 2020. This eBay report also included non-sports and gaming cards stating that Pokémon was the overall growth leader last year where sales were up 574%. The Pokémon Company further revealed that they sold 3.7 Billion Pokémon cards during the fiscal year 2020-2021. Additionally, over four million more trading cards were sold on eBay by U.S. based accounts in 2020 than the year before. Furthermore, Hagerty reported that 2021 was the best year ever for classic car auctions. The top ten cars sold at the 2023 Amelia island auction confirm that the high prices we saw during the pandemic aren’t receding just yet—multiple entries sold for higher than their values in the Hagerty Price Guide. However, the inflation-adjusted median sales price dropped two points to its lowest value since August 2020. This reflects both a calming in appreciation and the persistence of inflation, which rose six percent year-over-year in February. The upshot is that prices have reset to pre-pandemic-boom levels.

•With the continued increase in popularity of the Asset Class, we expect competition for Collectible Assets to intensify in the future. Although our business model is uncommon in the Asset Class, there is potentially significant competition for the Underlying Assets, which the Company securitizes through its Offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses continue to play a prominent role. There are also competing start-up models to facilitate shared ownership of Collectible Assets developing in the industry, which will result in additional competition for Collectible Assets.

•We may be negatively impacted by volatility in the political and economic environment, and a period of sustained inflation across the markets in which we operate could result in higher operating costs. Trade, monetary and fiscal policies, and political and economic conditions may substantially change, and credit markets may experience periods of constriction and variability. These conditions may impact our business. Further, elevated inflation may negatively impact our business and increase our costs. Sustained inflation across the markets in which we operate could negatively affect any attempts to mitigate the increases to our costs. In addition, the effects of inflation on consumers’ budgets could result in the reduction of potential Investors’ spending and investing habits. If RSE Markets, the Asset Manager, the Manager or we are unable to take actions to effectively mitigate the effect of the resulting higher costs, their and/or our financial position could be negatively impacted.

•Our business model relies on the availability of the exemption from registration provided by Tier 2 of Regulation A. Under our business model, we must receive qualification under Tier 2 of Regulation A from the Commission with respect to each Offering of Series Interests.  The qualification process has been and may continue to be subject to unanticipated delays, especially if our filings with the Commission are reviewed in full by the staff of the Commission.

At the time of this filing all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings.

Investments in Underlying Assets

We provide investment opportunities in Collectible Assets to Investors through the Platform. Collectible Assets are financed through various methods including loans from affiliates of the Manager or other third parties when we purchase an Underlying Asset prior to the Closing of an Offering, and through purchase option agreements or consignment agreements negotiated with third parties or affiliates when we finance the purchase of an Underlying Asset with the proceeds of an Offering. Additional information can be found below and in the Master Series Table. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – the Company or a Series acquires an Underlying Asset from an Asset Seller prior to the launch of the Offering related to the Series.

•Purchase agreement – the Company or a Series enters into an agreement with an Asset Seller to acquire an Underlying Asset, which may expire prior to the Closing of the Offering for the related Series, in which case the Company is obligated to acquire the Underlying Asset prior to the Closing.

•Purchase option agreement – the Company or a Series enters into a purchase option agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset.

•Consignment agreement – the Company or a Series enters into a consignment agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset and under which the Company takes possession of the Underlying Asset during a consignment period.

We received multiple loans or payments from various parties to support the financing of the acquisition of the Underlying Assets for which the details are listed in the tables below. Such payments or loans have been or will be repaid from the proceeds of successful Series’ initial Offering, if necessary. Upon completion of the Offering of each of the Series of Interests, each of the Series shall acquire their respective Underlying Assets for the aggregate consideration consisting of cash and Interests as the Manager may determine in its reasonable discretion in accordance with the disclosures set forth in these Series’ Offering documents. In various instances, as noted in the tables below, the Asset Seller is issued Interests in a particular Series as part of the total purchase consideration to the Asset Seller. In addition, there are instances where the Company finances an acquisition through the proceeds of the Offering, as in the case of a purchase option, and therefore requires no additional financing or only financing to make an initial down payment, as the case may be.

The Company incurred the “Acquisition Expenses,” which include transportation of the Collectible Assets to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the

Manager’s allocation policy, listed in the tables below, the majority of which are capitalized into the purchase prices of the various Underlying Assets. Acquisition Expenses such as interest expense on a loan to finance an acquisition or marketing expenses related to the promotional materials created for an Underlying Asset are not capitalized. The Acquisition Expenses are generally initially funded by the Manager or its affiliates but will be reimbursed with the proceeds from an Offering related to such Series to the extent described in the applicable Offering documents. In the event that certain Acquisition Expenses are anticipated prior to the Closing of an Offering but are incurred only after the Closing, for example transportation fees related to transportation from the Asset Seller to the Company’s storage facility, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering.

In addition to acquiring Underlying Assets, from time to time the Company receives take-over offers for certain Underlying Assets. Per the terms of the Company’s Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Company, together with the Manager and the Manager’s Advisory Board evaluates the offers and determines if it is in the interest of the Investors to sell the Underlying Asset. In evaluating the offers, the Manager also considers the preference of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but not yet transferred to a particular Series because no Offering has yet occurred. In these instances, the anticipated Offering related to such Underlying Assets will be cancelled.

“Current Period” refers to the time period between January 1, 2023 and June 30, 2023. “Prior Period” refers to the time period between January 1, 2022 and June 30, 2022. “Prior Year” refers to the year ended December 31, 2022.

During the Current Period, we signed purchase agreements to acquire assets for the following Series.

Series - Series Name	Agreement Type - Date of Agreement	Closing Date (1)	Purchase Price (2)	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses
#ARSHAM1	Upfront Purchase / 01/27/2023	5/16/2023	$120,000	$0	$120,000	$0	$0	0%	$14,400
Total for 1/1/2023 – 6/30/2023	New Agreements: 1	-	$120,000	$0	$120,000	0	0	-	$14,400
Total for 1/1/2022 – 6/30/2022	New Agreements: 57	--	$4,522,004	$0	$3,642,004	$378,250	$501,750	-	$32,137

Note: New Agreements represent only those agreements signed in the Current period.

Note: Purchase Price, Down payment Amount, Financings and Acquisition Expenses represent only the incremental amounts for the Current Period i.e., if an Underlying Asset was purchased in a previous period, but had a Closing in the Current period, it would not contribute to the totals for the Current Period.

(1)If exact Offering dates (specified as Month Day, Year) are not shown, then expected Offering dates are presented.

(2)Values are based on current negotiations of the terms of the respective purchase option agreements or purchase agreements and may be subject to change.

At the end of the Current Period, the following Offerings of Series Interests were ongoing.

Series	Qualification Date	Underlying Asset	Offering Price per Interest	Membership Interests	Offering Size	Sourcing Fee	Opening Date	Closing Date
#SCARFACE	8/22/2022	Al Pacino Screen Worn Tuxedo from Scarface	$10.00	2,000	$20,000	$1,200	8/12/2022	Q4 2023
Total 1/1/2023 – 6/30/2023		1 Series	-	-	-	$1,200	-	-
Total 1/1/2022 – 6/30/2022		57 Series	-	-	-	$146,502	-	-

The Offerings relating to the Series listed below closed during the Current Period.

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest
#BATMAN	2/18/2022	1940 Batman #1 Comic Book published by DC Comics graded CGC 8	$1,700,000	2/18/2022	1/25/2023	2/11/2022	$10.00	180,000	$1,800,000	$2,000,000	$10.76
#ARSHAM1	2/27/2023	1963 Arsham Studio Stone Island Mercedes-Benz Unimog 404	$120,000	2/27/2023	5/16/2023	1/27/2023	$20.00	6,750	$135,000	-	-
Total 1/1/2023 – 6/30/2023		2 Series	$1,820,000	-	-	-	-	-	$1,935,000	-	-
Total 1/1/2022 – 6/30/2022		48 Series	$3,041,387	-	-	-	-	-	$3,320,100	-	-

Operating Results for the Current Period and the Prior Period

Changes in operating results are impacted significantly by any increase or decrease in the number of Underlying Assets that the Company, through the Asset Manager, operates and manages. During the Current Period and the Prior Period, the Company engaged in acquiring Underlying Assets, entering into Purchase and Purchase Option Agreements, launching Offerings, Closing Offerings, and selling Underlying Assets. Additional information can be found below in the Asset Acquisitions, Purchase Options and Asset Sales subsection, the trend information and the Investments in Underlying Assets sections above, or above in the Master Series Table.

Revenues

Revenues may be generated at the Company or the Series level. No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. From time to time, Rally or a Series may receive income from other sources, such as an NFT airdrop event or NFT conference, that are out of the control or direction of the Company. During the Current Period, no free cash flow distributions were made and no management fee was distributed. See Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period

Operating Expenses

The Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) incurred prior to the Closing of an Offering related to any of the Underlying Assets are being paid by the Manager and recognized by the Company as capital contributions and will not be reimbursed by the Series. Each Series of the Company will be responsible for its own Operating Expenses beginning on the Closing date of the Offering for such Series Interests.  However, the Manager has agreed to pay and not be reimbursed for certain limited expenses, such as post-closing Operating Expenses incurred and recorded by Series’ of the Company through the Current Period and Prior Period. These are accounted for as capital contributions by each respective Series.

Consolidated Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for the Company and all of the Series that are presented as expenses and losses in the Consolidated Statements of Operations summarized by category for the Current Period and the Prior Period as follows:

Consolidated Operating Expenses
	Current Period	Prior Period	Difference	Change	Explanation
Storage	$ 47,836	$ 44,581	$ 3,255	7%	Increase in number of assets in Current Period
Transportation	8,948	26,378	(17,430)	(66%)	Less vehicle transport in Current Period
Insurance	19,689	13,296	6,393	48%	Increase in number of assets in Current Period
Maintenance	4,588	8,935	(4,347)	(49%)	Less maintenance in Current Period
Bookkeeping and Accounting fees	13,229	8,471	4,758	56%	Increase in number of assets in Current Period
Marketing Expense	5,200	13,215	(8,015)	(61%)	Less marketing activity in Current Period
Transaction Fees	6,038	312	5,726	1835%	Additional transaction fees in Current Period due to paying seller's fee to auction house for a sale of asset
Banking Fees	-	-	-	–	No banking fees in both periods
Loss on Sale	6,092	-	6,092	–	Increase in sales below carrying value
Loss on Sale of Digital Assets	-	239	(239)	(100%)	No digital asset sales in Current Period
Loss on Impairment	293,195	44,674	248,520	556%	Increase in number of NFT assets needing impairment
Consolidated	$ 404,815	$ 160,101	$ 244,713	153%

Consolidated gains and other investment income as presented in the Consolidated Statements of Operations for the Current Period and Prior Period are as follows:

Consolidated Gains and Other Investment Income
	Current Period	Prior Period	Difference	Change	Explanation
Gain on Sale	$ 300,000	$ 172,364	$ 127,636	74%	Higher return on asset sale in Current Period
Investment Income / (Loss)	4,048	21,401	(17,353)	(81%)	Decrease in NFT Airdrops
Consolidated Gains and Other Investment Income	$ 304,048	$ 193,765	$ 110,283	57%

See Consolidated Statements of Operations for details of each Series’ expenses, losses, gains and investment income for the Current Period and Prior Period.

Expenses, Losses, Gains and Investment Income
	Current Period	Prior Period
Total Series Expenses	$ (59,013)	$ 103,775
RSE Collection & Series #77LE1	(41,755)	(70,113)
Consolidated	$ (100,768)	$ 33,662

Asset Acquisitions, Purchase Options and Asset Sales

The table below summarizes agreements related to asset acquisitions or asset disposal that were signed during the Current Period and Prior Period and present the value of Underlying Assets represented by those agreements.

	# of Assets Sold	Total Value of Assets Sold ($)	# of Assets Acquired	Total Value Assets Acquired ($)	# of Purchase Option Agreements	Total Value of Purchase Option Agreements ($)	# of Purchase Agreements	Total Value of Purchase Agreements ($)	Net #	Grand Total Acquisitions Value ($)
1/1/2023- 6/30/2023	(8)	$(2,204,715)	1	$120,000	0	$0	0	$0	(7)	$120,000
1/1/2022 – 6/30/2022	(2)	($477,500)	57	$4,522,004	1	$290,000	6	$2,175,000	62	$4,522,004

Note: Table represents agreements signed within the respective periods and value of Underlying Assets represented by the agreements.

See Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements for the table shows each Underlying Asset that was sold during the Current Period and the Prior Period. Net Gain / (Loss) on Sale of the Current Period and the Prior Period are as below:

Net Gain / (Loss) on Sale
Current Period	$ 293,908
Prior Period	$ 172,364

See Note G – Income Tax of our accompanying Notes to the Consolidated Financial Statements for provision for income taxes for each Series that sold their Underlying Asset during the Current Period and the Prior Period. Total provision for income taxes for the Current Period and Prior Period are as follows:

Consolidated Provision for Income Taxes
Current Period	$ 116,146
Prior Period	$ 38,736

See “Note C - Related Party Transactions” and “Note D – Debt” of our accompanying Notes to Consolidated Financial Statements for additional information on asset acquisitions.

Liquidity and Capital Resources

From inception, the Company and each Series have financed their business activities through capital contributions to the Company and individual Series from the Manager (or its affiliates). Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings for individual Series may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our

accompanying Notes to the Consolidated Financial Statements) for such individual Series at the sole discretion of the Manager.

The Company has experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any of the Series has generated revenues or profits in the Current Period or Prior Period, except in connection with the sale of certain Underlying Assets for gains and certain Series that generated investment income (see Asset Disposition section in Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Retained Earnings / (Accumulated Deficits). Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year, except for certain Series that have net income in the Current Period generated from receiving investment income.

Period	Income / (Loss)
Current Period	($216,913)
Prior Period	($5,074)

Period	Net Working Capital	Accumulated Deficit
Current Period	($501,255)	($1,580,568)
Prior Year	($2,237,327)	($1,210,870)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. The Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series has the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed, listed in the table above, at the sole discretion of the Manager. There can be no assurance that the Manager or RSE Markets, Inc. will continue or have the ability to fund operations or provide financial support to the Company and each listed Series. If the Company and each listed Series does not continue to obtain financing from the Manager or RSE Markets, Inc. they will be unable to pay their obligations as they come due, including the obligation of each listed Series. As a result, these conditions raise substantial doubt about the Company's and each listed Series' ability to continue as a going concern for the twelve months following the date of this filing.

Cash and Cash Equivalent Balances

As of the end of each of the Current Period and the Prior Year, the Company and the Series for which Closings had occurred, had total cash or cash equivalents balances as set forth below (see Consolidated Balance Sheets for details of each Series’ cash or cash equivalent balances for the Current and Prior Year):

Cash and Cash Equivalent Balance
	Current Period	Prior Year
Total Series Cash and Cash Equivalent Balance	$ 432,303	$ 196,250
RSE Collection & Series #77LE1	15,779	15,880
Total Cash and Cash Equivalent Balance	$ 448,083	$ 212,129

Note: Series #77LE1 Interests were issued under Rule 506(c) and, therefore, Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

Note: Only includes Series for which an Offering has closed. RSE Collection cash balance represents loans or capital contributions to be used for future payment of Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements).

Financial Obligations of the Company

On November 24, 2020, RSE Markets and Rally Holdings replaced its original 2019 $2.25 million demand note with a $10.0 million credit facility (the “CF”) with Upper90 Capital Management, LP. While the amounts borrowed under the CF were used to make purchases of Collection Assets to become Underlying Assets, neither the Company nor any Series was a borrower under the CF, neither was responsible for repayment of any amounts outstanding, and neither was jointly and severally liable under the CF. RSE Markets had drawn upon the CF on two separate times, November 24, 2020 and January 29, 2021 (each such date, the “Credit Date”). The CF had an interest rate of 15.00% per annum, and a maturity date for each tranche of the earlier of (i) the two-year anniversary of the Credit Date of the respective tranche, and (ii) November 24, 2024 (or such earlier date on which the Loans became due and payable). The CF contained covenants and indemnification obligations that are customary for credit arrangements of this type. The Company could not use the CF to purchase intangible assets. As of December 31, 2022, RSE Markets paid back all amounts due under the CF and the CF was terminated.

From time to time, the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing payments or loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing payments or loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

See “Note A – Description of Organization and Business Operations – Liquidity and Capital Resources” and “Note D – Debt” of our accompanying Notes to the Consolidated Financial Statements for additional information.

Recent Developments

The following sets forth updated information with respect to events that have occurred subsequent to the Current Period.

Event	Description
Offerings Opened	4
Offerings Closed	0
Underlying Assets Purchased	0 Purchased Agreements Signed 2 Purchased Option Agreements Signed 0 Upfront Purchase Agreements Signed
Underlying Assets Sold	0
Acquisition Expenses	$0

ITEM 2. OTHER INFORMATION

None.

ITEM 3.  FINANCIAL STATEMENTS

CONTENTS

PAGE

RSE COLLECTION, LLC AND VARIOUS SERIES:

Consolidated Balance Sheets

as of June 30, 2023 (unaudited) and December 31, 2022 (audited)F-1

Consolidated Statements of Operations

for the six months ended June 30, 2023 (unaudited) and 2022 (unaudited)F-41

Consolidated Statements of Members’ Equity/(Deficit)

for the six months ended June 30, 2023 (unaudited) and 2022 (unaudited)F-76

Consolidated Statements of Cash Flows

for the six months ended June 30, 2023 (unaudited) and 2022 (unaudited)F-96

Notes to Consolidated Financial Statements F-132

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Assets
Current Assets
Cash and Cash Equivalents	$ 4,149	$ -	$ -	$ 2,214	$ 960	$ 3,077
Pre-paid Insurance	14	23	17	55	15	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	4,163	23	17	2,269	975	3,077
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	106,266	175,826	132,382	408,386	114,581	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 110,429	$ 175,849	$ 132,399	$ 410,655	$ 115,556	$ 3,077

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ 150	$ 150	$ -	$ 150	$ -
Income Taxes Payable	-	-	-	-	-	3,077
Insurance Payable	-	-	-	-	-	-
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	150	150	150	-	150	3,077
Members' Equity
Membership Contributions	111,236	163,883	133,508	422,131	116,742	-
Capital Contribution	17,388	33,335	18,653	48,885	16,115	-
Distribution to RSE Collection or its affiliates	(821)	(401)	(1,126)	(14,889)	(1,645)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(17,524)	(21,118)	(18,786)	(45,472)	(15,806)	-
Members' Equity / (Deficit)	110,279	175,699	132,249	410,655	115,406	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 110,429	$ 175,849	$ 132,399	$ 410,655	$ 115,556	$ 3,077

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Assets
Current Assets
Cash and Cash Equivalents	$ 485	$ 2,485	$ 2,500	$ 1,485	$ 1,985
Pre-paid Insurance	2	45	16	62	14
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	487	2,530	2,516	1,547	1,999
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	14,786	332,806	122,544	488,586	101,786
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 15,273	$ 335,336	$ 125,060	$ 490,133	$ 103,785

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ 150	$ 150	$ 150	$ 150
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Sales Tax Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	0	-	-	-
Total Liabilities	150	150	150	150	150
Members' Equity
Membership Contributions	15,446	335,691	125,757	487,801	104,452
Capital Contribution	14,151	20,886	14,781	23,465	13,693
Distribution to RSE Collection or its affiliates	(175)	(400)	(713)	(5,103)	(681)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(14,299)	(20,991)	(14,915)	(16,180)	(13,829)
Members' Equity / (Deficit)	15,123	335,186	124,910	489,983	103,635
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,273	$ 335,336	$ 125,060	$ 490,133	$ 103,785

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,985	$ 984	$ 1,714	$ 1,984	$ 4,989
Pre-paid Insurance	8	5	19	7	16
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	1,993	989	1,733	1,991	5,005
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	64,271	35,437	158,042	52,787	115,562
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 66,264	$ 36,426	$ 159,775	$ 54,778	$ 120,567

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ 150	$ 150	$ 150	$ 150
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Sales Tax Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	150	150	150	150	150
Members' Equity
Membership Contributions	66,699	36,621	160,430	54,771	120,551
Capital Contribution	13,655	13,352	14,260	13,511	17,177
Distribution to RSE Collection or its affiliates	(443)	(200)	-	-	-
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(13,797)	(13,497)	(15,065)	(13,654)	(17,311)
Members' Equity / (Deficit)	66,114	36,276	159,625	54,628	120,417
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 66,264	$ 36,426	$ 159,775	$ 54,778	$ 120,567

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,000	$ 3,504	$ 3,000	$ 2,000	$ 1,999
Pre-paid Insurance	11	82	25	18	16
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	2,011	3,586	3,025	2,018	2,015
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	79,786	612,439	186,301	136,465	120,286
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 81,797	$ 616,025	$ 189,326	$ 138,483	$ 122,301

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ 150	$ 150	$ 150	$ 150
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Sales Tax Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	150	150	150	150	150
Members' Equity
Membership Contributions	82,286	616,716	189,601	138,765	122,586
Capital Contribution	12,851	23,667	14,597	13,426	13,175
Distribution to RSE Collection or its affiliates	(500)	(774)	(300)	(300)	(300)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(12,990)	(23,734)	(14,722)	(13,558)	(13,310)
Members' Equity / (Deficit)	81,647	615,875	189,176	138,333	122,151
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 81,797	$ 616,025	$ 189,326	$ 138,483	$ 122,301

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Assets

Current Assets
Cash and Cash Equivalents	$ 1,999	$ 2,649	$ 3,700	$ 1,592	$ 1,799	$ 2,898
Pre-paid Insurance	24	10	23	-	3	32
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,023	2,659	3,723	1,592	1,802	2,930
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	182,802	75,903	170,286	-	23,187	235,388
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 184,825	$ 78,562	$ 174,009	$ 1,592	$ 24,989	$ 238,318

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ 150	$ 150	$ -	$ 150	$ 150
Income Taxes Payable	-	-	-	415	-	-
Insurance Payable	-	-	-	-	-	-
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	150	150	150	415	150	150
Members' Equity
Membership Contributions	185,301	79,052	173,986	-	24,986	238,636
Capital Contribution	13,513	13,590	13,179	7,861	10,022	13,219
Distribution to RSE Collection or its affiliates	(500)	(500)	-	-	-	(350)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(13,639)	(13,730)	(13,306)	(6,684)	(10,169)	(13,337)
Members' Equity / (Deficit)	184,675	78,412	173,859	1,177	24,839	238,168
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 184,825	$ 78,562	$ 174,009	$ 1,592	$ 24,989	$ 238,318

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,300	$ 4,148	$ 4,550	$ 3,064	$ 2,962	$ 4,197
Pre-paid Insurance	10	8	78	17	18	44
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,310	4,156	4,628	3,081	2,980	4,241
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	75,997	63,071	572,236	129,227	138,482	325,590
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 78,307	$ 67,227	$ 576,864	$ 132,308	$ 141,462	$ 329,831

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ 150	$ 150	$ 150	$ 150	$ 150
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	150	150	150	150	150	150
Members' Equity
Membership Contributions	79,297	65,005	577,286	133,279	141,794	330,287
Capital Contribution	11,969	12,887	24,622	11,167	10,474	21,864
Distribution to RSE Collection or its affiliates	(1,000)	-	(500)	(988)	(350)	(500)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(12,109)	(10,815)	(24,694)	(11,300)	(10,606)	(21,970)
Members' Equity / (Deficit)	78,157	67,077	576,714	132,158	141,312	329,681
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 78,307	$ 67,227	$ 576,864	$ 132,308	$ 141,462	$ 329,831

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,412	$ 6,161	$ 3,662	$ 2,241	$ 5,489
Pre-paid Insurance	6	-	6	-	37
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	2,418	6,161	3,668	2,241	5,526
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	46,188	-	47,388	-	277,811
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 48,606	$ 6,161	$ 51,056	$ 2,241	$ 283,337

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ -	$ 150	$ -	$ 150
Income Taxes Payable	-	6,161	-	2,241	-
Insurance Payable	-	-	-	-	-
Sales Tax Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	0	-
Total Liabilities	150	6,161	150	2,241	150
Members' Equity
Membership Contributions	48,600	-	47,020	-	283,775
Capital Contribution	9,751	13,156	13,630	8,247	14,682
Distribution to RSE Collection or its affiliates	-	(400)	-	(700)	(475)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(9,895)	(12,756)	(9,744)	(7,547)	(14,795)
Members' Equity / (Deficit)	48,456	-	50,906	(0)	283,187
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 48,606	$ 6,161	$ 51,056	$ 2,241	$ 283,337

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 400	$ 400	$ 300	$ 300	$ 243
Pre-paid Insurance	-	22	15	17	26	26
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	422	415	317	326	269
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	140,561	10,200	20,100	36,146	11,903	15,000
Other Assets	952	-	-	-	-	-
TOTAL ASSETS	$ 142,013	$ 10,622	$ 20,515	$ 36,463	$ 12,229	$ 15,269

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 16	$ -	$ -	$ -	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	10	10	10	10	10
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	364
Total Liabilities	16	10	10	10	10	374
Members' Equity
Membership Contributions	141,061	10,832	20,792	36,738	16,356	15,600
Capital Contribution	1,343	686	575	611	1,000	778
Distribution to RSE Collection or its affiliates	-	(232)	(292)	(292)	(238)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(407)	(674)	(570)	(604)	(4,899)	(1,483)
Members' Equity / (Deficit)	141,997	10,612	20,505	36,453	12,219	14,895
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 142,013	$ 10,622	$ 20,515	$ 36,463	$ 12,229	$ 15,269

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Assets
Current Assets
Cash and Cash Equivalents	$ 354	$ 300	$ 308	$ 377	$ 3,400	$ 365
Pre-paid Insurance	19	24	53	149	39	31
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	373	324	361	526	3,439	396
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,546	13,566	42,944	144,143	286,364	19,535
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 7,919	$ 13,890	$ 43,305	$ 144,669	$ 289,803	$ 19,931

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ 150	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	10	10	10	10	-	10
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	-	-	400
Total Liabilities	10	10	410	10	150	410
Members' Equity
Membership Contributions	8,138	14,158	43,580	144,848	289,764	20,181
Capital Contribution	668	728	1,185	2,559	6,475	970
Distribution to RSE Collection or its affiliates	(238)	(292)	(281)	(281)	-	(281)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(659)	(714)	(1,589)	(2,467)	(6,586)	(1,349)
Members' Equity / (Deficit)	7,909	13,880	42,895	144,659	289,653	19,521
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 7,919	$ 13,890	$ 43,305	$ 144,669	$ 289,803	$ 19,931

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 300	$ 5,000	$ 500	$ 600	$ 500
Pre-paid Insurance	-	68	14	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	368	5,014	500	600	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	34,046	74,668	108,488	20,523	95,252	25,564
Other Assets	1,165	-	-	2,346	3	1,252
TOTAL ASSETS	$ 35,711	$ 75,036	$ 113,502	$ 23,370	$ 95,855	$ 27,316

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 16	$ -	$ 150	$ 16	$ 16	$ 16
Income Taxes Payable	-	-	-	1,087	-	85
Insurance Payable	-	-	-	-	-	-
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	400	-	-	-	-
Total Liabilities	16	400	150	1,103	16	101
Members' Equity
Membership Contributions	34,546	75,280	114,038	49,067	290,600	26,027
Capital Contribution	1,505	1,251	4,501	2,753	327	1,615
Distribution to RSE Collection or its affiliates	-	(313)	(550)	-	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(356)	(1,582)	(4,637)	(29,554)	(195,088)	(427)
Members' Equity / (Deficit)	35,695	74,636	113,352	22,267	95,839	27,215
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 35,711	$ 75,036	$ 113,502	$ 23,370	$ 95,855	$ 27,316

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 400	$ 501	$ 557	$ 400	$ 500
Pre-paid Insurance	34	8	-	-	64	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	334	408	501	557	464	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	23,920	11,100	28,359	9,731	38,500	101,487
Other Assets	-	-	1,302	1,434	-	2,626
TOTAL ASSETS	$ 24,254	$ 11,508	$ 30,162	$ 11,722	$ 38,964	$ 104,613

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 16	$ 16	$ -	$ 16
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	10	10	-	-	10	-
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	10	10	16	16	10	16
Members' Equity
Membership Contributions	24,500	11,792	28,860	29,200	42,692	101,987
Capital Contribution	756	448	1,620	6,014	1,368	2,917
Distribution to RSE Collection or its affiliates	(281)	(292)	-	-	(292)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(731)	(451)	(334)	(23,508)	(4,814)	(307)
Members' Equity / (Deficit)	24,244	11,497	30,146	11,706	38,954	104,597
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 24,254	$ 11,508	$ 30,162	$ 11,722	$ 38,964	$ 104,613

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 500	$ 320	$ 320	$ 320	$ 320
Pre-paid Insurance	-	-	52	106	29	29
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	500	372	426	349	349
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	49,930	30,452	42,082	99,082	17,481	17,482
Other Assets	1,222	-	-	-	-	-
TOTAL ASSETS	$ 51,652	$ 30,952	$ 42,454	$ 99,508	$ 17,830	$ 17,830

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 16	$ 16	$ -	$ -	$ 7	$ 7
Income Taxes Payable	225	-	-	-	-	-
Insurance Payable	-	-	10	10	10	10
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	334	-	-	-
Total Liabilities	241	16	344	10	17	17
Members' Equity
Membership Contributions	50,269	30,952	42,600	99,600	18,000	18,000
Capital Contribution	1,514	291	521	1,721	698	698
Distribution to RSE Collection or its affiliates	-	-	(198)	(198)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(372)	(307)	(813)	(1,625)	(687)	(687)
Members' Equity / (Deficit)	51,411	30,936	42,110	99,497	17,813	17,813
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 51,652	$ 30,952	$ 42,454	$ 99,508	$ 17,830	$ 17,830

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Assets
Current Assets
Cash and Cash Equivalents	$ 402	$ 381	$ 402	$ 326	$ 402	$ 402
Pre-paid Insurance	13	13	39	59	63	33
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	415	394	441	385	465	435
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,700	13,769	29,402	49,187	54,000	22,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 8,115	$ 14,163	$ 29,843	$ 49,572	$ 54,465	$ 23,235

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 7	$ -	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	10	10	10	10	10	10
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	667	400
Total Liabilities	10	10	17	10	677	410
Members' Equity
Membership Contributions	8,300	14,574	30,002	49,637	54,600	23,400
Capital Contribution	437	504	835	1,032	982	633
Distribution to RSE Collection or its affiliates	(198)	(424)	(198)	(124)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(434)	(501)	(813)	(983)	(1,596)	(1,010)
Members' Equity / (Deficit)	8,105	14,153	29,826	49,562	53,788	22,825
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 8,115	$ 14,163	$ 29,843	$ 49,572	$ 54,465	$ 23,235

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Assets
Current Assets
Cash and Cash Equivalents	$-	$545	$66	$500	$500	$300
Pre-paid Insurance	42	-	48	-	-	15
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	42	545	114	500	500	315
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	33,614	86,571	250,000	73,188	13,775	18,998
Other Assets	-	1,484	-	-	2,891	-
TOTAL ASSETS	$33,656	$88,600	$250,114	$73,688	$17,166	$19,313

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$49	$-	$16	$16	$-
Income Taxes Payable	-	2,267	-	-	-	-
Insurance Payable	10	-	11	-	-	10
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	10	2,316	11	16	16	10
Members' Equity
Membership Contributions	32,824	84,902	250,545	58,900	32,764	19,531
Capital Contribution	1,977	11,588	585	15,047	9,991	399
Distribution to RSE Collection or its affiliates	(424)	-	-	-	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(731)	(10,206)	(1,027)	(275)	(25,605)	(395)
Members' Equity / (Deficit)	33,646	86,284	250,103	73,672	17,150	19,303
TOTAL LIABILITIES AND MEMBERS' EQUITY	$33,656	$88,600	$250,114	$73,688	$17,166	$19,313

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,030	$ 323	$ 402	$ 400	$ 500	$ 2,800
Pre-paid Insurance	41	21	52	22	-	22
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,071	344	454	422	500	2,822
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	202,121	10,330	42,000	70,000	75,206	160,119
Other Assets	-	-	-	-	2,981	-
TOTAL ASSETS	$ 203,192	$ 10,674	$ 42,454	$ 70,422	$ 78,687	$ 162,941

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ 16	$ 8
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	10	10	11	10	-	10
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	10	10	11	10	16	18
Members' Equity
Membership Contributions	203,390	10,851	42,600	70,909	66,810	163,666
Capital Contribution	745	471	802	542	12,127	644
Distribution to RSE Collection or its affiliates	(238)	(198)	(198)	(509)	-	(747)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(715)	(460)	(761)	(530)	(266)	(640)
Members' Equity / (Deficit)	203,182	10,664	42,443	70,412	78,671	162,923
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 203,192	$ 10,674	$ 42,454	$ 70,422	$ 78,687	$ 162,941

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 429	$ 500	$ 327	$ 400	$ 500
Pre-paid Insurance	31	66	-	93	18	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	431	495	500	420	418	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	20,000	57,729	24,631	85,074	6,000	39,873
Other Assets	-	-	1,602	-	-	2,359
TOTAL ASSETS	$ 20,431	$ 58,224	$ 26,733	$ 85,494	$ 6,418	$ 42,732

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 51	$ -	$ 16	$ -	$ -	$ 16
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	10	-	-	10	11	-
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	204	545	400	-	-
Total Liabilities	561	204	561	410	11	16
Members' Equity
Membership Contributions	20,909	58,505	20,785	85,600	6,718	39,100
Capital Contribution	723	985	6,228	1,248	489	3,849
Distribution to RSE Collection or its affiliates	(509)	(477)	-	(198)	(318)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,253)	(993)	(841)	(1,566)	(482)	(233)
Members' Equity / (Deficit)	19,870	58,020	26,172	85,084	6,407	42,716
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,431	$ 58,224	$ 26,733	$ 85,494	$ 6,418	$ 42,732

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 334	$ 2,178	$ 400	$ 367	$ 308
Pre-paid Insurance	19	18	9	15	14	17
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	319	352	2,186	415	381	325
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,806	6,066	62,263	16,498	13,033	35,092
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 8,125	$ 6,418	$ 64,449	$ 16,913	$ 13,414	$ 35,417

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 7	$ -	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	10	10	10	10	10	10
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	401	1,500	-	-	-
Total Liabilities	410	411	1,517	10	10	10
Members' Equity
Membership Contributions	8,344	6,638	62,941	17,131	13,999	35,880
Capital Contribution	366	347	627	338	306	419
Distribution to RSE Collection or its affiliates	(238)	(238)	-	(232)	(599)	(480)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(757)	(740)	(636)	(335)	(302)	(412)
Members' Equity / (Deficit)	7,715	6,007	62,932	16,902	13,404	35,407
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 8,125	$ 6,418	$ 64,449	$ 16,913	$ 13,414	$ 35,417

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Assets
Current Assets
Cash and Cash Equivalents	$771	$400	$50	$235	$355	$320
Pre-paid Insurance	6	32	-	3	32	45
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	776	432	50	238	387	365
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	11,856	22,900	-	24,165	23,005	34,882
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$12,632	$23,332	$50	$24,403	$23,392	$35,247

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Income Taxes Payable	-	-	50	-	-	-
Insurance Payable	-	-	-	-	11	11
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	500
Total Liabilities	-	-	50	-	11	511
Members' Equity
Membership Contributions	13,360	23,663	-	24,877	23,723	35,400
Capital Contribution	834	660	-	281	444	845
Distribution to RSE Collection or its affiliates	(1,300)	(363)	-	(477)	(363)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(262)	(628)	-	(278)	(423)	(1,311)
Members' Equity / (Deficit)	12,632	23,332	-	24,403	23,381	34,736
TOTAL LIABILITIES AND MEMBERS' EQUITY	$12,632	$23,332	$50	$24,403	$23,392	$35,247

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Assets
Current Assets
Cash and Cash Equivalents	$ 331	$ 300	$ 300	$ 300	$ 346	$ -
Pre-paid Insurance	17	18	28	18	243	105
Due From the Manager or its Affiliates	-	-	-	-	-	362
Total Current Assets	348	318	328	318	589	467
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	5,169	6,561	17,387	40,248	166,771	110,038
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 5,517	$ 6,879	$ 17,715	$ 40,566	$ 167,360	$ 110,505

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	11	10	10	10	10	11
Sales Tax Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	75	-	1,000	-	-
Total Liabilities	11	85	10	1,010	10	11
Members' Equity
Membership Contributions	5,738	7,179	18,164	40,781	167,025	110,900
Capital Contribution	306	309	440	310	2,753	1,160
Distribution to RSE Collection or its affiliates	(238)	(318)	(477)	(232)	(154)	(500)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(300)	(376)	(422)	(1,303)	(2,274)	(1,066)
Members' Equity / (Deficit)	5,506	6,794	17,705	39,556	167,350	110,494
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 5,517	$ 6,879	$ 17,715	$ 40,566	$ 167,360	$ 110,505

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ 332	$ 292,636	$ 600	$ 448,083
Pre-paid Insurance	136	-	16	5,015
Due From the Manager or its Affiliates	-	-	-	362
Total Current Assets	468	292,636	616	453,459
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	138,867	-	120,560	10,496,803
Other Assets	-	-	-	41,383
TOTAL ASSETS	$ 139,335	$ 292,636	$ 121,176	$ 10,991,647

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 150	$ 6,107
Income Taxes Payable	-	114,736	-	130,344
Insurance Payable	10	2	-	2,209
Sales Tax Payable	-	177,500	-	177,500
Due to the Manager or its Affiliates	50	-	-	638,553
Total Liabilities	60	292,238	150	954,714
Members' Equity
Membership Contributions	139,817	-	121,160	10,263,784
Capital Contribution	1,306	-	256	1,353,717
Distribution to RSE Collection or its affiliates	(667)	-	-	-
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(1,181)	398	(390)	(1,580,568)
Members' Equity / (Deficit)	139,275	398	121,026	10,036,933
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 139,335	$ 292,636	$ 121,176	$ 10,991,647

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Assets
Current Assets
Cash and Cash Equivalents	$ 4,149	$ -	$ -	$ 2,214	$ 960	$ 15,185
Pre-paid Insurance	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	4,149	-	-	2,214	960	15,185
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	106,266	175,826	132,382	408,386	114,581	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 110,415	$ 175,826	$ 132,382	$ 410,600	$ 115,541	$ 15,185

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Income Taxes Payable	-	-	-	-	-	15,185
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	15,185
Members' Equity
Membership Contributions	111,236	163,883	133,508	422,131	116,742	-
Capital Contribution from Manager	16,433	19,980	17,828	44,479	14,708	13,015
Capital Contribution for shortfall at Offering close	-	12,344	-	3,357	444	-
Distribution to RSE Collection	(821)	(401)	(1,126)	(14,888)	(1,645)	(250)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(16,433)	(19,980)	(17,828)	(44,479)	(14,708)	(12,765)
Members' Equity / (Deficit)	110,415	175,826	132,382	410,600	115,541	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 110,415	$ 175,826	$ 132,382	$ 410,600	$ 115,541	$ 15,185

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Assets
Current Assets
Cash and Cash Equivalents	$ 485	$ 2,485	$ 2,500	$ 1,485	$ 1,985
Pre-paid Insurance	-	-	-	-	-
Other Receivable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	485	2,485	2,500	1,485	1,985
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	14,786	332,806	122,544	488,586	101,786
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 15,271	$ 335,291	$ 125,044	$ 490,071	$ 103,771

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	-	-	-	-	-
Members' Equity
Membership Contributions	15,446	335,691	125,757	487,801	104,452
Capital Contribution from Manager	13,266	19,748	13,812	14,850	12,740
Capital Contribution for shortfall at Offering close	-	-	-	7,373	-
Distribution to RSE Collection	(175)	(400)	(713)	(5,103)	(681)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(13,266)	(19,748)	(13,812)	(14,850)	(12,740)
Members' Equity / (Deficit)	15,271	335,291	125,044	490,071	103,771
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,271	$ 335,291	$ 125,044	$ 490,071	$ 103,771

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,985	$ 984	$ 1,714	$ 1,984	$ 4,989
Pre-paid Insurance	-	-	-	-	-
Other Receivable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	1,985	984	1,714	1,984	4,989
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	64,271	35,437	158,042	52,787	115,562
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 66,256	$ 36,421	$ 159,755	$ 54,771	$ 120,551

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	-	-	-	-	-
Members' Equity
Membership Contributions	66,699	36,621	160,430	54,771	120,551
Capital Contribution from Manager	12,732	12,452	13,269	12,596	12,816
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Collection	(443)	(200)	-	-	-
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(12,732)	(12,452)	(13,944)	(12,596)	(12,816)
Members' Equity / (Deficit)	66,256	36,421	159,755	54,771	120,551
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 66,256	$ 36,421	$ 159,755	$ 54,771	$ 120,551

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,000	$ 3,504	$ 3,000	$ 2,000	$ 1,999
Pre-paid Insurance	-	-	-	-	-
Other Receivable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	2,000	3,504	3,000	2,000	1,999
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	79,786	612,439	186,301	136,465	120,286
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 81,786	$ 615,943	$ 189,301	$ 138,465	$ 122,285

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	-	-	-	-	-
Members' Equity
Membership Contributions	82,286	616,716	189,601	138,765	122,586
Capital Contribution from Manager	11,915	17,544	13,575	12,445	12,205
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Collection	(500)	(773)	(300)	(300)	(299)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(11,915)	(17,544)	(13,575)	(12,445)	(12,207)
Members' Equity / (Deficit)	81,786	615,943	189,301	138,465	122,285
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 81,786	$ 615,943	$ 189,301	$ 138,465	$ 122,285

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,999	$ 2,649	$ 3,700	$ 3,050	$ 1,799	$ 2,898
Pre-paid Insurance	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,999	2,649	3,700	3,050	1,799	2,898
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	182,802	75,903	170,286	-	23,187	235,388
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 184,801	$ 78,552	$ 173,986	$ 3,050	$ 24,986	$ 238,286

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Income Taxes Payable	-	-	-	1,873	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	1,873	-	-
Members' Equity
Membership Contributions	185,301	79,052	173,986	-	24,986	238,636
Capital Contribution from Manager	12,496	12,657	12,170	7,861	9,131	12,157
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	(500)	(500)	-	-	-	(350)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(12,496)	(12,657)	(12,170)	(6,684)	(9,131)	(12,157)
Members' Equity / (Deficit)	184,801	78,552	173,986	1,177	24,986	238,286
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 184,801	$ 78,552	$ 173,986	$ 3,050	$ 24,986	$ 238,286

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,300	$ 4,148	$ 4,550	$ 3,064	$ 2,962	$ 4,197
Pre-paid Insurance	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,300	4,148	4,550	3,064	2,962	4,197
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	75,997	63,071	572,236	129,227	138,482	325,590
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 78,297	$ 67,219	$ 576,786	$ 132,291	$ 141,444	$ 329,787

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Members' Equity
Membership Contributions	79,297	65,005	577,286	133,279	141,794	330,287
Capital Contribution from Manager	11,036	9,751	23,290	10,193	9,492	20,730
Capital Contribution for shortfall at Offering close	-	2,214	-	-	-	-
Distribution to RSE Collection	(1,000)	-	(500)	(988)	(350)	(500)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(11,036)	(9,751)	(23,290)	(10,193)	(9,492)	(20,730)
Members' Equity / (Deficit)	78,297	67,219	576,786	132,291	141,444	329,787
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 78,297	$ 67,219	$ 576,786	$ 132,291	$ 141,444	$ 329,787

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,412	$ 30,605	$ 3,662	$ 11,004	$ 5,489
Pre-paid Insurance	-	-	-	-	-
Other Receivable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	2,412	30,605	3,662	11,004	5,489
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	46,188	-	47,388	-	277,811
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 48,600	$ 30,605	$ 51,050	$ 11,004	$ 283,300

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ 850
Income Taxes Payable	-	30,605	-	11,004	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	-	30,605	-	11,004	850
Members' Equity
Membership Contributions	48,600	-	47,020	-	283,775
Capital Contribution from Manager	8,842	12,756	8,690	8,247	12,738
Capital Contribution for shortfall at Offering close	-	400	4,030	-	-
Distribution to RSE Collection	-	(400)	-	(700)	(475)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(8,842)	(12,756)	(8,690)	(7,547)	(13,588)
Members' Equity / (Deficit)	48,600	-	51,050	-	282,450
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 48,600	$ 30,605	$ 51,050	$ 11,004	$ 283,300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 400	$ 400	$ 300	$ 300	$ 243
Pre-paid Insurance	-	12	12	12	11	12
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	412	412	312	311	255
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	140,561	10,200	20,100	36,146	11,903	15,000
Other Assets	952	-	-	-	-	-
TOTAL ASSETS	$ 142,013	$ 10,612	$ 20,512	$ 36,458	$ 12,214	$ 15,255

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 2	$ 2	$ 2	$ 2	$ 2
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	135
Due to the Manager or its Affiliates	-	-	-	-	-	363
Total Liabilities	-	2	2	2	2	501
Members' Equity
Membership Contributions	141,061	10,832	20,792	36,738	16,356	15,600
Capital Contribution from Manager	1,220	471	401	424	756	371
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	(231)	(292)	(292)	(239)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(268)	(462)	(391)	(414)	(4,661)	(1,217)
Members' Equity / (Deficit)	142,013	10,610	20,510	36,456	12,212	14,754
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 142,013	$ 10,612	$ 20,512	$ 36,458	$ 12,214	$ 15,255

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Assets
Current Assets
Cash and Cash Equivalents	$ 354	$ 300	$ 308	$ 377	$ 3,400	$ 365
Pre-paid Insurance	12	12	12	12	-	12
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	366	312	320	389	3,400	377
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,546	13,566	42,944	144,143	286,364	19,535
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 7,912	$ 13,878	$ 43,264	$ 144,532	$ 289,764	$ 19,912

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ -	$ 2
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	2	2	-	2
Members' Equity
Membership Contributions	8,138	14,158	43,580	144,848	289,764	20,181
Capital Contribution from Manager	469	497	788	1,598	5,372	703
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	(238)	(292)	(280)	(281)	-	(281)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(459)	(488)	(826)	(1,635)	(5,372)	(693)
Members' Equity / (Deficit)	7,910	13,875	43,262	144,530	289,764	19,910
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 7,912	$ 13,878	$ 43,264	$ 144,532	$ 289,764	$ 19,912

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 300	$ 5,000	$ -	$ 600	$ 500
Pre-paid Insurance	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	500	-	-
Total Current Assets	500	300	5,000	500	600	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	34,046	74,668	108,488	51,507	290,000	26,001
Other Assets	1,165	-	-	2,359	3	1,252
TOTAL ASSETS	$ 35,711	$ 74,968	$ 113,488	$ 54,366	$ 290,603	$ 27,753

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 2	$ -	$ -	$ -	$ -
Income Taxes Payable	-	-	-	970	-	85
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	400	-	-	-	-
Total Liabilities	-	402	-	970	-	85
Members' Equity
Membership Contributions	34,546	75,280	114,038	49,067	290,600	26,027
Capital Contribution from Manager	1,382	719	1,994	2,631	204	1,492
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	(311)	(550)	-	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(217)	(1,122)	(1,994)	1,698	(201)	149
Members' Equity / (Deficit)	35,711	74,566	113,488	53,396	290,603	27,668
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 35,711	$ 74,968	$ 113,488	$ 54,366	$ 290,603	$ 27,753

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 400	$ 501	$ 602	$ 400	$ 500
Pre-paid Insurance	12	6	-	-	12	-
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	312	406	501	602	412	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	23,920	11,100	28,359	28,792	38,500	101,487
Other Assets	-	-	1,302	1,434	-	2,625
TOTAL ASSETS	$ 24,232	$ 11,506	$ 30,162	$ 30,828	$ 38,912	$ 104,612

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ -	$ 51	$ 2	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	-	51	2	-
Members' Equity
Membership Contributions	24,500	11,792	28,860	29,200	42,692	101,987
Capital Contribution from Manager	449	282	1,497	5,731	904	2,794
Capital Contribution for shortfall at Offering close	-	-	-	143	-	-
Distribution to RSE Collection	(281)	(292)	-	-	(292)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(439)	(278)	(195)	(4,297)	(4,394)	(169)
Members' Equity / (Deficit)	24,229	11,504	30,162	30,777	38,910	104,612
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 24,232	$ 11,506	$ 30,162	$ 30,828	$ 38,912	$ 104,612

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 500	$ 320	$ 320	$ 320	$ 320
Pre-paid Insurance	-	-	12	12	12	12
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	500	332	332	332	332
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	50,556	30,452	42,082	99,082	17,482	17,482
Other Assets	1,222	-	-	-	-	-
TOTAL ASSETS	$ 52,278	$ 30,952	$ 42,414	$ 99,414	$ 17,814	$ 17,814

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 3	$ 2	$ 2	$ 2
Income Taxes Payable	225	-	-	-	-	-
Insurance Payable	-	-	233	550	97	97
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	225	-	236	552	99	99
Members' Equity
Membership Contributions	50,269	30,952	42,600	99,600	18,000	18,000
Capital Contribution from Manager	1,390	168	230	461	230	230
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	-	(199)	(198)	(199)	(199)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	394	(168)	(453)	(1,002)	(316)	(316)
Members' Equity / (Deficit)	52,053	30,952	42,178	98,861	17,715	17,715
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 52,278	$ 30,952	$ 42,414	$ 99,414	$ 17,814	$ 17,814

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Assets
Current Assets
Cash and Cash Equivalents	$ 402	$ 381	$ 402	$ 326	$ 402	$ 402
Pre-paid Insurance	12	-	12	12	12	12
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	414	381	414	338	414	414
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,700	13,769	29,401	49,188	54,000	22,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 8,114	$ 14,150	$ 29,815	$ 49,526	$ 54,414	$ 23,214

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 2	$ 2	$ 2	$ 2	$ 2
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	6	90	168	-	302	127
Due to the Manager or its Affiliates	-	-	-	-	667	-
Total Liabilities	9	93	170	2	971	130
Members' Equity
Membership Contributions	8,300	14,574	30,002	49,637	54,600	23,400
Capital Contribution from Manager	268	179	228	566	222	222
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	(199)	(424)	(198)	(124)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(264)	(272)	(387)	(556)	(1,181)	(340)
Members' Equity / (Deficit)	8,105	14,057	29,645	49,523	53,443	23,084
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 8,114	$ 14,150	$ 29,815	$ 49,526	$ 54,414	$ 23,214

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 7,291	$ 66	$ 500	$ 500	$ 300
Pre-paid Insurance	12	-	12	-	-	12
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	12	7,291	78	500	500	312
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	33,614	87,370	250,000	73,188	39,105	18,998
Other Assets	-	1,501	-	-	2,892	-
TOTAL ASSETS	$ 33,626	$ 96,162	$ 250,078	$ 73,688	$ 42,496	$ 19,310

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 6,791	$ 2	$ -	$ -	$ 2
Income Taxes Payable	-	1,024	-	-	-	-
Insurance Payable	193	-	17	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	195	7,815	19	-	-	2
Members' Equity
Membership Contributions	32,824	84,902	250,545	58,900	32,764	19,531
Capital Contribution from Manager	1,448	11,452	201	136	3,028	227
Capital Contribution for shortfall at Offering close	-	-	-	14,788	6,841	-
Distribution to RSE Collection	(424)	-	-	-	-	(233)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(417)	(8,007)	(688)	(136)	(136)	(217)
Members' Equity / (Deficit)	33,431	88,347	250,059	73,688	42,496	19,308
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 33,626	$ 96,162	$ 250,078	$ 73,688	$ 42,496	$ 19,310

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,030	$ 323	$ 402	$ 400	$ 500	$ 2,800
Pre-paid Insurance	12	12	12	12	-	-
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,042	335	414	412	500	2,800
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	202,122	10,330	42,000	70,000	75,206	160,119
Other Assets	-	-	-	-	2,981	-
TOTAL ASSETS	$ 203,164	$ 10,665	$ 42,414	$ 70,412	$ 78,687	$ 162,919

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ -	$ 2
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	52	213	106	-	103
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	55	215	108	-	105
Members' Equity
Membership Contributions	203,390	10,851	42,600	70,909	66,810	163,666
Capital Contribution from Manager	421	205	198	220	3,109	139
Capital Contribution for shortfall at Offering close	-	-	-	-	8,896	-
Distribution to RSE Collection	(238)	(198)	(198)	(509)	-	(747)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(411)	(247)	(401)	(316)	(127)	(245)
Members' Equity / (Deficit)	203,161	10,610	42,199	70,304	78,687	162,814
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 203,164	$ 10,665	$ 42,414	$ 70,412	$ 78,687	$ 162,919

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 429	$ 500	$ 327	$ 400	$ 500
Pre-paid Insurance	12	12	-	12	12	-
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	412	441	500	339	412	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	20,000	57,729	24,631	85,074	6,000	39,873
Other Assets	-	-	1,602	-	-	2,359
TOTAL ASSETS	$ 20,412	$ 58,169	$ 26,733	$ 85,414	$ 6,412	$ 42,732

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 45	$ -	$ -	$ 2	$ 45	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	125	241	-	386	30	-
Due to the Manager or its Affiliates	-	204	545	-	-	-
Total Liabilities	170	445	545	388	75	-
Members' Equity
Membership Contributions	20,909	58,505	20,785	85,600	6,718	39,100
Capital Contribution from Manager	171	261	1,758	155	226	3,726
Capital Contribution for shortfall at Offering close	-	-	4,346	-	-	-
Distribution to RSE Collection	(509)	(477)	-	(198)	(318)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(329)	(565)	(701)	(531)	(289)	(94)
Members' Equity / (Deficit)	20,242	57,724	26,188	85,026	6,337	42,732
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,412	$ 58,169	$ 26,733	$ 85,414	$ 6,412	$ 42,732

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 334	$ 2,178	$ 400	$ 367	$ 308
Pre-paid Insurance	12	12	-	12	12	12
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	312	346	2,178	412	379	320
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,806	6,066	62,263	16,498	13,033	35,092
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 8,118	$ 6,412	$ 64,441	$ 16,910	$ 13,412	$ 35,412

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ -	$ 2	$ 45
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	40	31	44	-	11	39
Due to the Manager or its Affiliates	400	400	1,500	-	-	-
Total Liabilities	442	434	1,546	-	13	84
Members' Equity
Membership Contributions	8,344	6,638	62,941	17,131	13,999	35,880
Capital Contribution from Manager	125	125	258	171	126	151
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	(238)	(238)	-	(232)	(599)	(480)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(556)	(547)	(304)	(159)	(128)	(223)
Members' Equity / (Deficit)	7,675	5,978	62,894	16,910	13,399	35,328
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 8,118	$ 6,412	$ 64,441	$ 16,910	$ 13,412	$ 35,412

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Assets
Current Assets
Cash and Cash Equivalents	$ 771	$ 400	$ 4,500	$ 235	$ 355	$ 320
Pre-paid Insurance	-	10	-	-	10	12
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	771	410	4,500	235	364	332
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	11,856	22,900	126,092	24,165	23,005	34,882
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 12,627	$ 23,310	$ 130,592	$ 24,400	$ 23,370	$ 35,214

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ 56	$ 2	$ 2
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	25	85	-	16	80	264
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	25	85	-	72	83	266
Members' Equity
Membership Contributions	13,360	23,663	131,192	24,877	23,723	35,400
Capital Contribution from Manager	86	286	6,661	61	79	104
Capital Contribution for shortfall at Offering close	567	-	-	-	-	-
Distribution to RSE Collection	(1,300)	(363)	(600)	(477)	(363)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(111)	(361)	(6,661)	(133)	(152)	(358)
Members' Equity / (Deficit)	12,601	23,225	130,592	24,328	23,287	34,947
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 12,627	$ 23,310	$ 130,592	$ 24,400	$ 23,370	$ 35,214

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Assets
Current Assets
Cash and Cash Equivalents	$ 331	$ 300	$ 300	$ 300	$ 346	$ -
Pre-paid Insurance	12	12	12	12	47	-
Other Receivable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	362
Total Current Assets	343	312	312	312	393	362
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	5,169	6,561	17,387	40,248	166,771	110,038
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 5,512	$ 6,873	$ 17,699	$ 40,560	$ 167,164	$ 110,400
LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ -	$ 2	$ -	$ -	$ 2
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	29	32	72	-	-	377
Due to the Manager or its Affiliates	-	75	-	-	-	-
Total Liabilities	31	107	74	-	-	379
Members' Equity
Membership Contributions	5,738	7,179	18,164	40,781	167,025	110,900
Capital Contribution from Manager	92	85	115	122	1,200	12
Capital Contribution for shortfall at Offering close	-	-	-	-	246	-
Distribution to RSE Collection	(238)	(318)	(477)	(232)	(154)	(500)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(111)	(181)	(177)	(110)	(1,153)	(392)
Members' Equity / (Deficit)	5,481	6,766	17,625	40,560	167,164	110,021
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 5,512	$ 6,873	$ 17,699	$ 40,560	$ 167,164	$ 110,400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #BOBAPROTO	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 212,129
Pre-paid Insurance	4	735
Other Receivable	-	12,920
Due from the Manager or its Affiliates	332	1,943
Total Current Assets	336	227,727
Other Assets
Collection Assets - Deposit	-	-
Collection Assets - Owned	138,867	12,510,108
Other Assets	-	41,420
TOTAL ASSETS	$ 139,203	$ 12,779,255

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 12,729
Income Taxes Payable	-	60,971
Insurance Payable	356	9,292
Due to the Manager or its Affiliates	49	2,382,062
Total Liabilities	407	2,465,054
Members' Equity
Membership Contributions	139,817	10,273,816
Capital Contribution from Manager	19	1,171,157
Capital Contribution for shortfall at Offering close	-	80,098
Distribution to RSE Collection	(667)	-
Distribution to Series	-	-
Accumulated Surplus / (Deficit)	(373)	(1,210,870)
Members' Equity / (Deficit)	138,796	10,314,201
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 139,203	$ 12,779,255

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Expenses, gains, losses, interest and other investing income
Storage	$(900)	$(900)	$(750)	$(600)	$(900)	$-
Transportation	-	-	-	-	-	-
Insurance	(68)	(115)	(85)	(271)	(75)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,091)	(1,138)	(958)	(994)	(1,098)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(1,091)	$(1,138)	$(958)	$(994)	$(1,098)	$-

Basic and Diluted (Loss) per Membership Interest	$(0.55)	$(0.57)	$(0.48)	$(0.50)	$(0.55)	$-
Weighted Average Membership Interests	2,000	2,000	2,000	2,000	2,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-
Insurance	(9)	(221)	(80)	(308)	(67)
Maintenance	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,032)	(1,244)	(1,103)	(1,331)	(1,090)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,032)	$ (1,244)	$ (1,103)	$ (1,331)	$ (1,090)

Basic and Diluted (Loss) per Membership Interest	$ (0.52)	$ (0.25)	$ (0.55)	$ (0.27)	$ (0.54)
Weighted Average Membership Interests	2,000	5,000	2,000	5,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-
Insurance	(41)	(23)	(98)	(35)	(76)
Maintenance	-	-	-	-	(3,396)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,064)	(1,046)	(1,121)	(1,058)	(4,495)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,064)	$ (1,046)	$ (1,121)	$ (1,058)	$ (4,495)

Basic and Diluted (Loss) per Membership Interest	$ (0.53)	$ (0.52)	$ (0.37)	$ (0.53)	$ (2.25)
Weighted Average Membership Interests	2,000	2,000	3,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (918)	$ (900)	$ (900)	$ (900)
Transportation	-	(3,549)	-	-	-
Insurance	(52)	(408)	(124)	(90)	(80)
Maintenance	-	(1,192)	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,075)	(6,190)	(1,147)	(1,113)	(1,103)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,075)	$ (6,190)	$ (1,147)	$ (1,113)	$ (1,103)

Basic and Diluted (Loss) per Membership Interest	$ (0.54)	$ (1.24)	$ (0.38)	$ (0.37)	$ (0.55)
Weighted Average Membership Interests	2,000	5,000	3,000	3,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ -	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(120)	(50)	(114)	-	(15)	(157)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	-	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,143)	(1,073)	(1,137)	-	(1,038)	(1,180)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,143)	$ (1,073)	$ (1,137)	$ -	$ (1,038)	$ (1,180)

Basic and Diluted (Loss) per Membership Interest	$ (0.38)	$ (0.36)	$ (0.57)	$ -	$ (0.21)	$ (0.39)
Weighted Average Membership Interests	3,000	3,000	2,000	-	5,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(50)	(41)	(381)	(85)	(90)	(217)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,073)	(1,064)	(1,404)	(1,108)	(1,113)	(1,240)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,073)	$ (1,064)	$ (1,404)	$ (1,108)	$ (1,113)	$ (1,240)

Basic and Diluted (Loss) per Membership Interest	$ (0.54)	$ (0.48)	$ (0.28)	$ (1.11)	$ (0.56)	$ (0.25)
Weighted Average Membership Interests	2,000	2,200	5,000	1,000	2,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ -	$ (900)	$ -	$ (900)
Transportation	-	-	-	-	-
Insurance	(30)	-	(30)	-	(184)
Maintenance	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	-	(123)	-	(123)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,053)	-	(1,053)	-	(1,207)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,053)	$ -	$ (1,053)	$ -	$ (1,207)

Basic and Diluted (Loss) per Membership Interest	$ (0.53)	$ -	$ (0.21)	$ -	$ (0.60)
Weighted Average Membership Interests	2,000	-	5,000	-	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Expenses, gains, losses, interest and other investing income
Storage	$ (16)	$ (7)	$ (7)	$ (7)	$ (7)	$ (25)
Transportation	-	-	-	-	-	(13)
Insurance	-	(82)	(49)	(60)	(107)	(105)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(139)	(212)	(179)	(190)	(237)	(266)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (139)	$ (212)	$ (179)	$ (190)	$ (237)	$ (266)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.11)	$ (0.07)	$ (0.02)	$ (0.06)	$ (0.13)
Weighted Average Membership Interests	20,000	2,000	2,500	10,000	3,700	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (900)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(70)	(96)	(233)	(702)	(191)	(125)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	(400)	-	-	(400)
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(200)	(226)	(763)	(832)	(1,214)	(655)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (200)	$ (226)	$ (763)	$ (832)	$ (1,214)	$ (655)

Basic and Diluted (Loss) per Membership Interest	$ (0.10)	$ (0.08)	$ (0.08)	$ (0.03)	$ (0.08)	$ (0.16)
Weighted Average Membership Interests	2,000	3,000	10,000	33,000	14,875	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Expenses, gains, losses, interest and other investing income
Storage	$ (16)	$ (7)	$ (900)	$ (16)	$ (16)	$ (16)
Transportation	-	-	(1,550)	-	-	-
Insurance	-	(330)	(70)	-	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	(12)	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(31,456)	(194,748)	(437)
Investment Income/(Loss)	-	-	-	471	-	-
Income / (Loss) Before Income Taxes	(139)	(460)	(2,643)	(31,136)	(194,887)	(576)
Provision for Income Taxes	-	-	-	(116)	-	-
Net Income / (Loss)	$ (139)	$ (460)	$ (2,643)	$ (31,252)	$ (194,887)	$ (576)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.02)	$ (0.22)	$ (2.89)	$ (3.14)	$ (0.14)
Weighted Average Membership Interests	7,600	20,000	12,000	10,800	62,000	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Expenses, gains, losses, interest and other investing income
Storage	$(25)	$(7)	$(16)	$(16)	$(7)	$(16)
Transportation	-	-	-	-	-	-
Insurance	(144)	(43)	-	-	(290)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(19,061)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(292)	(173)	(139)	(19,200)	(420)	(139)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(292)	$(173)	$(139)	$(19,200)	$(420)	$(139)

Basic and Diluted (Loss) per Membership Interest	$(0.04)	$(0.09)	$(0.02)	$(3.10)	$(0.04)	$(0.01)
Weighted Average Membership Interests	7,000	2,000	6,000	6,200	9,400	21,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Expenses, gains, losses, interest and other investing income
Storage	$ (16)	$ (16)	$ (7)	$ (7)	$ (13)	$ (13)
Transportation	-	-	-	-	(119)	(119)
Insurance	-	-	(230)	(494)	(116)	(116)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(626)	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(765)	(139)	(360)	(624)	(371)	(371)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(765)	$(139)	$(360)	$(624)	$(371)	$(371)

Basic and Diluted (Loss) per Membership Interest	$(0.07)	$(0.02)	$(0.04)	$(0.06)	$(0.12)	$(0.12)
Weighted Average Membership Interests	10,400	6,400	8,000	10,500	3,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (13)	$ (35)	$ (7)	$ (7)
Transportation	-	-	(119)	(6)	-	-
Insurance	(40)	(99)	(172)	(263)	(285)	(141)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	(400)
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(170)	(229)	(427)	(427)	(415)	(671)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (170)	$ (229)	$ (427)	$ (427)	$ (415)	$ (671)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.06)	$ (0.11)	$ (0.04)	$ (0.03)	$ (0.26)
Weighted Average Membership Interests	5,000	4,000	4,000	11,000	12,000	2,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (16)	$ (7)	$ (16)	$ (16)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(183)	-	(209)	-	-	(48)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	(18)	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(4,375)	-	-	(25,330)	-
Investment Income/(Loss)	-	3,577	-	-	-	-
Income / (Loss) Before Income Taxes	(313)	(955)	(339)	(139)	(25,469)	(178)
Provision for Income Taxes	-	(1,243)	-	-	-	-
Net Income / (Loss)	$ (313)	$ (2,198)	$ (339)	$ (139)	$ (25,469)	$ (178)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.13)	$ (0.01)	$ (0.01)	$ (3.79)	$ (0.04)
Weighted Average Membership Interests	5,000	17,500	27,500	12,000	6,720	4,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (16)	$ (13)
Transportation	-	-	-	-	-	(119)
Insurance	(175)	(83)	(230)	(84)	-	(141)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(305)	(213)	(360)	(214)	(139)	(396)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (305)	$ (213)	$ (360)	$ (214)	$ (139)	$ (396)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.17)	$ (0.04)	$ (0.01)	$ (0.01)	$ (0.02)
Weighted Average Membership Interests	20,000	1,250	8,000	15,000	13,600	17,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Expenses, gains, losses, interest and other investing income
Storage	$ (94)	$ (25)	$ (16)	$ (63)	$ (7)	$ (16)
Transportation	(79)	(13)	-	(20)	-	-
Insurance	(128)	(267)	-	(429)	(63)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	(500)	-	-	(400)	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(924)	(428)	(139)	(1,035)	(193)	(139)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (924)	$ (428)	$ (139)	$ (1,035)	$ (193)	$ (139)

Basic and Diluted (Loss) per Membership Interest	$ (0.21)	$ (0.05)	$ (0.06)	$ (0.05)	$ (0.05)	$ (0.01)
Weighted Average Membership Interests	4,500	8,000	2,150	19,000	3,750	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (13)	$ (7)	$ (7)	$ (7)
Transportation	-	-	(119)	-	-	-
Insurance	(71)	(63)	(77)	(46)	(44)	(59)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(201)	(193)	(332)	(176)	(174)	(189)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (201)	$ (193)	$ (332)	$ (176)	$ (174)	$ (189)

Basic and Diluted (Loss) per Membership Interest	$ (0.10)	$ (0.13)	$ (0.05)	$ (0.04)	$ (0.03)	$ (0.05)
Weighted Average Membership Interests	2,000	1,500	6,500	5,000	5,000	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (25)	$ (450)	$ (5)	$ (7)	$ (100)
Transportation	-	(13)	-	-	-	(32)
Insurance	(27)	(106)	-	(17)	(141)	(197)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(43)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	(500)
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	(6,000)	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	(6,092)	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(150)	(267)	(12,585)	(145)	(271)	(952)
Provision for Income Taxes	-	-	(50)	-	-	-
Net Income / (Loss)	$ (150)	$ (267)	$ (12,635)	$ (145)	$ (271)	$ (952)

Basic and Diluted (Loss) per Membership Interest	$ (0.08)	$ (0.05)	$ (1.26)	$ (0.02)	$ (0.10)	$ (0.19)
Weighted Average Membership Interests	2,000	5,000	10,000	6,500	2,600	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(59)	(65)	(115)	(63)	(991)	(545)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	(1,000)	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(189)	(195)	(245)	(1,193)	(1,121)	(675)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (189)	$ (195)	$ (245)	$ (1,193)	$ (1,121)	$ (675)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.11)	$ (0.05)	$ (0.12)	$ (0.07)	$ (0.05)
Weighted Average Membership Interests	1,625	1,700	4,750	10,000	17,000	12,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (1)	$ (300)	$ (47,836)
Transportation	-	-	-	(8,948)
Insurance	(678)	(6)	(59)	(19,689)
Maintenance	-	-	-	(4,588)
Bookkeeping and Accounting Fees	(123)	(20)	(31)	(13,229)
Marketing Expense	-	-	-	(5,200)
Banking Fees	-	-	-	-
Transaction Fee	-	-	-	(6,038)
Gain on Sale	-	300,000	-	300,000
Loss on Sale	-	-	-	(6,092)
Loss on Sale of Digital Assets	-	-	-	-
Loss on Impairment	-	-	-	(293,195)
Investment Income/(Loss)	-	-	-	4,048
Income / (Loss) Before Income Taxes	(808)	299,973	(390)	(100,768)
Provision for Income Taxes	-	(114,736)	-	(116,146)
Net Income / (Loss)	$ (808)	$ 185,237	$ (390)	$ (216,913)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ 0.04	$ (0.06)
Weighted Average Membership Interests	15,000	180,000	6,750

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (600)	$ (900)	$ (900)
Transportation	-	-	-	(5,300)	-	-
Insurance	(68)	(115)	(85)	(270)	(75)	(107)
Maintenance	(25)	(25)	(25)	(868)	(25)	(25)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,138)	(1,185)	(1,155)	(7,183)	(1,145)	(1,177)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,138)	$ (1,185)	$ (1,155)	$ (7,183)	$ (1,145)	$ (1,177)

Basic and Diluted (Loss) per Membership Interest	$ (0.57)	$ (0.59)	$ (0.58)	$ (3.59)	$ (0.57)	$ (0.59)
Weighted Average Membership Interests	2,000	2,000	2,000	2,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (600)	$ (900)
Transportation	-	-	-	(2,375)	-
Insurance	(9)	(221)	(80)	(308)	(67)
Maintenance	(25)	(25)	(25)	(25)	(25)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,079)	(1,291)	(1,150)	(3,453)	(1,137)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,079)	$ (1,291)	$ (1,150)	$ (3,453)	$ (1,137)

Basic and Diluted (Loss) per Membership Interest	$ (0.54)	$ (0.26)	$ (0.58)	$ (0.69)	$ (0.57)
Weighted Average Membership Interests	2,000	5,000	2,000	5,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-
Insurance	(41)	(22)	(98)	(35)	(77)
Maintenance	(25)	(25)	(25)	(25)	(25)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,111)	(1,092)	(1,168)	(1,105)	(1,147)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,111)	$ (1,092)	$ (1,168)	$ (1,105)	$ (1,147)

Basic and Diluted (Loss) per Membership Interest	$ (0.56)	$ (0.55)	$ (0.39)	$ (0.55)	$ (0.57)
Weighted Average Membership Interests	2,000	2,000	3,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-
Insurance	(52)	(408)	(124)	(90)	(80)
Maintenance	(25)	(1,205)	(25)	(25)	(25)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,122)	(2,658)	(1,194)	(1,160)	(1,150)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,122)	$ (2,658)	$ (1,194)	$ (1,160)	$ (1,150)

Basic and Diluted (Loss) per Membership Interest	$ (0.56)	$ (0.53)	$ (0.40)	$ (0.39)	$ (0.58)
Weighted Average Membership Interests	2,000	5,000	3,000	3,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(120)	(50)	(114)	(87)	(14)	(157)
Maintenance	(25)	(25)	(25)	(25)	(25)	(25)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(112)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	17,500	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,190)	(1,120)	(1,184)	16,376	(1,084)	(1,227)
Provision for Income Taxes	-	-	-	(1,873)	-	-
Net Income / (Loss)	$ (1,190)	$ (1,120)	$ (1,184)	$ 14,503	$ (1,084)	$ (1,227)

Basic and Diluted (Loss) per Membership Interest	$ (0.40)	$ (0.37)	$ (0.59)	$ 7.25	$ (0.22)	$ (0.41)
Weighted Average Membership Interests	3,000	3,000	2,000	2,000	5,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)	$ (600)
Transportation	-	-	(7,000)	-	-	(5,300)
Insurance	(50)	(41)	(381)	(84)	(90)	(217)
Maintenance	(25)	(175)	(569)	(25)	(25)	(868)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,120)	(1,261)	(8,995)	(1,154)	(1,160)	(7,130)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,120)	$ (1,261)	$ (8,995)	$ (1,154)	$ (1,160)	$ (7,130)

Basic and Diluted (Loss) per Membership Interest	$ (0.56)	$ (0.57)	$ (1.80)	$ (1.15)	$ (0.58)	$ (1.43)
Weighted Average Membership Interests	2,000	2,200	5,000	1,000	2,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (1,069)	$ (900)	$ (900)	$ (900)
Transportation	-	(2,300)	-	-	-
Insurance	(30)	(116)	(30)	(79)	(183)
Maintenance	(25)	(785)	(25)	(25)	(2,058)
Bookkeeping and Accounting Fees	(145)	(96)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	154,864	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,100)	150,498	(1,100)	(1,149)	(3,286)
Provision for Income Taxes	-	(30,605)	-	-	-
Net Income / (Loss)	$ (1,100)	$ 119,893	$ (1,100)	$ (1,149)	$ (3,286)

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ 29.97	$ (0.22)	$ (0.68)	$ (1.64)
Weighted Average Membership Interests	2,000	4,000	5,000	1,700	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (3)	$ (3)	$ (3)	$ (19)	$ (3)
Transportation	-	-	-	-	(216)	-
Insurance	-	(88)	(53)	(65)	(114)	(106)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(137)	(137)	(137)	(137)	(137)	(137)
Marketing Expense	-	-	-	-	-	(357)
Banking Fees	-	-	-	-	-	-
Transaction Fee	(6)	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(3,915)	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(143)	(228)	(193)	(205)	(4,401)	(603)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (143)	$ (228)	$ (193)	$ (205)	$ (4,401)	$ (603)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.09)	$ (0.02)	$ (0.06)	$ (2.20)	$ (0.30)
Weighted Average Membership Interests	2,000	2,500	10,000	3,700	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (750)	$ (18)
Transportation	-	-	-	-	-	(216)
Insurance	(75)	(103)	(248)	(650)	(159)	(88)
Maintenance	-	-	-	-	(25)	-
Bookkeeping and Accounting Fees	(133)	(133)	(133)	(130)	(113)	(92)
Marketing Expense	-	-	(47)	(47)	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(211)	(239)	(431)	(830)	(1,047)	(414)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (211)	$ (239)	$ (431)	$ (830)	$ (1,047)	$ (414)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.02)	$ (0.01)	$ (0.06)	$ (0.26)	$ (0.05)
Weighted Average Membership Interests	3,000	10,000	33,000	14,875	4,000	7,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (2)	$ (600)	$ -	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	-	(191)	(47)	-	-	-
Maintenance	-	-	(175)	-	-	-
Bookkeeping and Accounting Fees	(92)	(76)	(76)	(75)	(76)	(68)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	(44)	-	(46)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	5,172	-	2,934
Income / (Loss) Before Income Taxes	(92)	(269)	(898)	5,053	(76)	2,820
Provision for Income Taxes	-	-	-	(1,837)	-	(1,025)
Net Income / (Loss)	$ (92)	$ (269)	$ (898)	$ 3,216	$ (76)	$ 1,795

Basic and Diluted (Loss) per Membership Interest	$ (0.00)	$ (0.02)	$ (0.08)	$ 0.05	$ (0.02)	$ 0.40
Weighted Average Membership Interests	20,000	12,000	10,800	62,000	4,000	7,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Expenses, gains, losses, interest and other investing income
Storage	$ (2)	$ (2)	$ -	$ -	$ (18)	$ -
Transportation	-	-	-	-	(215)	-
Insurance	(75)	(22)	-	-	(153)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(63)	(63)	(63)	(53)	(53)	(43)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	(7)	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(140)	(87)	(70)	(53)	(439)	(43)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (140)	$ (87)	$ (70)	$ (53)	$ (439)	$ (43)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.01)	$ (0.01)	$ (0.01)	$ (0.02)	$ (0.00)
Weighted Average Membership Interests	2,000	6,000	6,000	9,400	21,000	10,400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (1)	$ (17)	$ (1)	$ (1)
Transportation	-	-	-	(217)	-	-
Insurance	-	-	(56)	(113)	(31)	(31)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(43)	(43)	(35)	(35)	(35)	(35)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	4,398	-	-	-	-	-
Income / (Loss) Before Income Taxes	4,355	(43)	(92)	(382)	(67)	(67)
Provision for Income Taxes	(1,583)	-	-	-	-	-
Net Income / (Loss)	$ 2,772	$ (43)	$ (92)	$ (382)	$ (67)	$ (67)

Basic and Diluted (Loss) per Membership Interest	$ 0.43	$ (0.01)	$ (0.01)	$ (0.13)	$ (0.02)	$ (0.01)
Weighted Average Membership Interests	6,400	8,000	10,500	3,000	3,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Expenses, gains, losses, interest and other investing income
Storage	$ (11)	$ (1)	$ (1)	$ (11)	$ (1)	$ (1)
Transportation	-	-	-	-	-	-
Insurance	(14)	(41)	(47)	(92)	(69)	(37)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(35)	(35)	(28)	(28)	(28)	(28)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(60)	(77)	(76)	(131)	(98)	(66)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (60)	$ (77)	$ (76)	$ (131)	$ (98)	$ (66)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.02)	$ (0.01)	$ (0.01)	$ (0.04)	$ (0.01)
Weighted Average Membership Interests	4,000	4,000	11,000	12,000	2,600	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Expenses, gains, losses, interest and other investing income
Storage	$ (1)	$ -	$ (1)	$ -	$ -	$ (1)
Transportation	-	-	-	-	-	-
Insurance	(60)	-	(23)	-	-	(8)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(28)	(26)	(13)	(11)	(11)	(11)
Marketing Expense	-	-	(480)	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	5,016	-	-	-	-
Income / (Loss) Before Income Taxes	(89)	4,990	(517)	(11)	(11)	(20)
Provision for Income Taxes	-	(1,814)	-	-	-	-
Net Income / (Loss)	$ (89)	$ 3,176	$ (517)	$ (11)	$ (11)	$ (20)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ 0.12	$ 0.04	$ (0.00)	$ (0.00)	$ (0.00)
Weighted Average Membership Interests	17,500	27,500	12,000	6,720	4,500	20,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$ (1)	$ (1)	$ (1)	$ (1)	$ -	$ (1)	$ (44,581)
Transportation	-	-	-	-	-	-	(26,378)
Insurance	(30)	(12)	(28)	(9)	-	(6)	(13,296)
Maintenance	-	-	-	-	-	-	(8,935)
Bookkeeping and Accounting Fees	(11)	(11)	(11)	(10)	(2)	(2)	(8,471)
Marketing Expense	-	-	-	-	-	-	(13,215)
Banking Fees	-	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-	(314)
Gain on Sale	-	-	-	-	-	-	172,364
Loss on Sale	-	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-	(44,674)
Loss on Sale of Digital Assets	-	-	-	-	-	-	(239)
Investment Income/(Loss)	-	-	-	-	-	-	21,401
Income / (Loss) Before Income Taxes	(42)	(24)	(40)	(20)	(2)	(9)	33,662
Provision for Income Taxes	-	-	-	-	-	-	(38,736)
Net Income / (Loss)	$ (42)	$ (24)	$ (40)	$ (20)	$ (2)	$ (9)	$ (5,074)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)
Weighted Average Membership Interests	1,250	8,000	15,000	13,600	17,000	4,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Balance January 1, 2022	$ 110,115	$ 175,526	$ 132,082	$ 410,300	$ 115,241	$ 160,971
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,308	1,369	1,330	3,564	1,317	1,359
Capital Contribution for shortfall at Offering close	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,138)	(1,185)	(1,155)	(7,183)	(1,145)	(1,177)
Balance June 30, 2022	$ 110,285	$ 175,710	$ 132,258	$ 406,681	$ 115,413	$ 161,153

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Balance January 1, 2023	$ 110,415	$ 175,826	$ 132,382	$ 410,601	$ 115,541	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	955	1,011	825	1,049	963	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,091)	(1,138)	(958)	(994)	(1,098)	-
Balance June 30, 2023	$ 110,279	$ 175,699	$ 132,249	$ 410,655	$ 115,406	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Balance January 1, 2022	$ 14,971	$ 334,991	$ 124,744	$ 490,071	$ 103,471
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	1,232	1,507	1,324	3,395	1,307
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,079)	(1,291)	(1,150)	(3,453)	(1,137)
Balance June 30, 2022	$ 15,124	$ 335,207	$ 124,918	$ 490,013	$ 103,641

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Balance January 1, 2023	$ 15,271	$ 335,291	$ 125,044	$ 490,071	$ 103,771
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	884	1,139	969	1,243	954
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,032)	(1,244)	(1,103)	(1,331)	(1,090)
Balance June 30, 2023	$ 15,123	$ 335,186	$ 124,910	$ 489,983	$ 103,635

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Balance January 1, 2022	$ 65,956	$ 36,121	$ 159,455	$ 54,471	$ 120,251
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	1,273	1,249	1,347	1,265	1,320
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,111)	(1,092)	(1,168)	(1,105)	(1,147)
Balance June 30, 2022	$ 66,118	$ 36,278	$ 159,635	$ 54,631	$ 120,424

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Balance January 1, 2023	$ 66,256	$ 36,421	$ 159,755	$ 54,771	$ 120,551
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	922	901	990	915	4,361
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,064)	(1,046)	(1,121)	(1,058)	(4,495)
Balance June 30, 2023	$ 66,114	$ 36,276	$ 159,625	$ 54,628	$ 120,417

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Balance January 1, 2022	$ 81,486	$ 615,643	$ 189,001	$ 138,165	$ 121,985
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	1,288	2,930	1,381	1,337	1,324
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,122)	(2,658)	(1,194)	(1,160)	(1,150)
Balance June 30, 2022	$ 81,652	$ 615,915	$ 189,188	$ 138,342	$ 122,159

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Balance January 1, 2023	$ 81,786	$ 615,943	$ 189,301	$ 138,465	$ 122,285
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	936	6,122	1,022	981	969
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,075)	(6,190)	(1,147)	(1,113)	(1,103)
Balance June 30, 2023	$ 81,647	$ 615,875	$ 189,176	$ 138,333	$ 122,151

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Balance January 1, 2022	$ 184,501	$ 78,252	$ 173,686	$ 133,886	$ 24,686	$ 237,986
Distribution	-	-	-	(147,500)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,376	1,285	1,368	164	1,238	1,424
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,190)	(1,120)	(1,184)	14,503	(1,084)	(1,227)
Balance June 30, 2022	$ 184,687	$ 78,417	$ 173,870	$ 1,053	$ 24,840	$ 238,183

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Balance January 1, 2023	$ 184,801	$ 78,552	$ 173,986	$ 1,177	$ 24,986	$ 238,286
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,017	933	1,010	-	891	1,062
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,143)	(1,073)	(1,137)	-	(1,038)	(1,180)
Balance June 30, 2023	$ 184,675	$ 78,412	$ 173,859	$ 1,177	$ 24,839	$ 238,168

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Balance January 1, 2022	$ 77,997	$ 66,919	$ 576,486	$ 131,991	$ 141,144	$ 329,487
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,285	1,423	9,259	1,329	1,337	3,495
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,120)	(1,261)	(8,995)	(1,154)	(1,160)	(7,130)
Balance June 30, 2022	$ 78,162	$ 67,081	$ 576,750	$ 132,166	$ 141,321	$ 325,852

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Balance January 1, 2023	$ 78,297	$ 67,219	$ 576,786	$ 132,291	$ 141,444	$ 329,787
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	933	922	1,332	975	981	1,134
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,073)	(1,064)	(1,404)	(1,108)	(1,113)	(1,240)
Balance June 30, 2023	$ 78,157	$ 67,077	$ 576,714	$ 132,158	$ 141,312	$ 329,681

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Balance January 1, 2022	$ 48,300	$ 176,549	$ 50,750	$ 122,550	$ 283,000
Distribution	-	(301,108)	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	1,259	4,382	1,259	1,323	3,491
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,100)	119,893	(1,100)	(1,149)	(3,286)
Balance June 30, 2022	$ 48,459	$ (284)	$ 50,909	$ 122,724	$ 283,205

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Balance January 1, 2023	$ 48,600	$ -	$ 51,050	$ -	$ 282,450
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	909	-	909	-	1,944
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,053)	-	(1,053)	-	(1,207)
Balance June 30, 2023	$ 48,456	$ -	$ 50,906	$ -	$ 283,187

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	141,061	10,832	20,792	36,738	16,356	15,600
Capital Contribution	1,095	278	233	248	527	214
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	(232)	(292)	(292)	(238)	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(143)	(228)	(193)	(205)	(4,401)	(603)
Balance June 30, 2022	$ 142,013	$ 10,650	$ 20,540	$ 36,489	$ 12,244	$ 15,211

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Balance January 1, 2023	$142,013	$10,610	$20,510	$36,456	$12,212	$14,754
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	123	214	173	187	244	407
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(139)	(212)	(179)	(190)	(237)	(266)
Balance June 30, 2023	$141,997	$10,612	$20,504	$36,453	$12,219	$14,895

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	8,138	14,158	43,580	144,848	289,764	20,181
Capital Contribution	257	293	481	1,001	954	461
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	(238)	(292)	(281)	(281)	-	(281)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(211)	(239)	(431)	(830)	(1,047)	(414)
Balance June 30, 2022	$ 7,946	$ 13,920	$ 43,349	$ 144,738	$ 289,671	$ 19,947

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Balance January 1, 2023	$7,910	$13,876	$43,262	$144,530	$289,764	$19,910
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	199	230	396	961	1,103	266
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(200)	(226)	(763)	(832)	(1,214)	(655)
Balance June 30, 2023	$7,909	$13,880	$42,895	$144,659	$289,653	$19,521

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	34,546	75,280	114,038	49,067	290,600	26,027
Capital Contribution	1,257	355	769	2,506	79	1,367
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	(313)	(550)	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(92)	(269)	(898)	3,216	(76)	1,795
Balance June 30, 2022	$ 35,711	$ 75,053	$ 113,359	$ 54,789	$ 290,603	$ 29,189

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Balance January 1, 2023	$ 35,711	$ 74,566	$ 113,488	$ 53,396	$ 290,603	$ 27,668
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	123	530	2,507	123	123	123
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(139)	(460)	(2,643)	(31,252)	(194,887)	(576)
Balance June 30, 2023	$ 35,695	$ 74,636	$ 113,352	$ 22,267	$ 95,839	$ 27,215

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	24,500	11,792	28,860	29,200	42,692	101,987
Capital Contribution	210	125	1,372	1,487	538	25,097
Capital Contribution for shortfall at Offering close	-	-	-	143	-	-
Distribution to RSE Collection	(281)	(292)	-	-	(292)	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(140)	(87)	(70)	(53)	(439)	(43)
Balance June 30, 2022	$ 24,289	$ 11,538	$ 30,162	$ 30,777	$ 42,499	$ 127,041

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Balance January 1, 2023	$ 24,229	$ 11,504	$ 30,162	$ 30,777	$ 38,910	$ 104,613
Distribution	-	-	-	(10)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	306	166	123	139	464	123
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(292)	(173)	(139)	(19,200)	(420)	(139)
Balance June 30, 2023	$ 24,243	$ 11,497	$ 30,146	$ 11,706	$ 38,954	$ 104,597

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	50,269	30,952	42,600	99,600	18,000	18,000
Capital Contribution	1,265	43	72	288	72	72
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	-	(198)	(198)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	2,772	(43)	(92)	(382)	(67)	(67)
Balance June 30, 2022	$ 54,306	$ 30,952	$ 42,382	$ 99,308	$ 17,807	$ 17,807

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Balance January 1, 2023	$ 52,053	$ 30,952	$ 42,178	$ 98,861	$ 17,715	$ 17,715
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	123	123	291	1,260	469	469
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(765)	(139)	(360)	(624)	(371)	(371)
Balance June 30, 2023	$ 51,411	$ 30,936	$ 42,110	$ 99,497	$ 17,813	$ 17,813

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	8,300	14,574	30,002	49,637	54,600	23,400
Capital Contribution	72	84	70	228	64	65
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	(198)	(424)	(198)	(124)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(60)	(77)	(76)	(131)	(98)	(66)
Balance June 30, 2022	$ 8,114	$ 14,157	$ 29,798	$ 49,610	$ 54,368	$ 23,201

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Balance January 1, 2023	$ 8,105	$ 14,057	$ 29,645	$ 49,523	$ 53,443	$ 23,084
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	170	324	608	466	760	412
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(170)	(229)	(427)	(427)	(415)	(671)
Balance June 30, 2023	$ 8,105	$ 14,153	$ 29,826	$ 49,562	$ 53,788	$ 22,825

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	32,824	84,902	250,545	58,900	32,764	19,531
Capital Contribution	77	1,527	44	11	2,903	59
Capital Contribution for shortfall at Offering close	-	-	-	14,788	6,841	-
Distribution to RSE Collection	(424)	-	-	-	-	(232)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(89)	3,176	(517)	(11)	(11)	(20)
Balance June 30, 2022	$ 32,388	$ 89,605	$ 250,072	$ 73,688	$ 42,497	$ 19,338

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Balance January 1, 2023	$ 33,431	$ 88,347	$ 250,059	$ 73,688	$ 42,496	$ 19,308
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	528	136	383	123	123	173
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(313)	(2,198)	(339)	(139)	(25,469)	(178)
Balance June 30, 2023	$ 33,646	$ 86,284	$ 250,103	$ 73,672	$ 17,150	$ 19,303

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Balance January 1, 2022	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	203,390	10,851	42,600	70,909	66,810	163,666
Capital Contribution	121	47	41	34	2,983	32
Capital Contribution for shortfall at Offering close	-	-	-	-	8,896	-
Distribution to RSE Collection	(238)	(198)	(198)	(509)	-	(747)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(42)	(24)	(40)	(20)	(2)	(9)
Balance June 30, 2022	$203,231	$10,676	$42,403	$70,414	$78,687	$162,942

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Balance January 1, 2023	$ 203,161	$ 10,610	$ 42,199	$ 70,304	$ 78,687	$ 162,814
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	326	267	604	321	123	505
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(305)	(213)	(360)	(214)	(139)	(396)
Balance June 30, 2023	$ 203,182	$ 10,664	$ 42,443	$ 70,412	$ 78,671	$ 162,923

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Balance January 1, 2023	$ 20,242	$ 57,724	$ 26,188	$ 85,026	$ 6,337	$ 42,732
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	552	724	123	1,093	263	123
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(924)	(428)	(139)	(1,035)	(193)	(139)
Balance June 30, 2023	$ 19,870	$ 58,020	$ 26,172	$ 85,084	$ 6,407	$ 42,716

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Balance January 1, 2023	$ 7,675	$ 5,978	$ 62,894	$ 16,910	$ 13,399	$ 35,328
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	240	222	370	168	179	268
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(201)	(193)	(332)	(176)	(174)	(189)
Balance June 30, 2023	$ 7,715	$ 6,007	$ 62,932	$ 16,902	$ 13,404	$ 35,407

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Balance January 1, 2023	$ 12,601	$ 23,225	$ 130,592	$ 24,328	$ 23,287	$ 34,947
Distribution	-	-	(118,400)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	181	374	443	220	365	741
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(150)	(267)	(12,635)	(145)	(271)	(952)
Balance June 30, 2023	$ 12,632	$ 23,332	$ -	$ 24,403	$ 23,381	$ 34,736

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Balance January 1, 2023	$ 5,481	$ 6,766	$ 17,625	$ 40,560	$ 167,164	$ 110,021
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	214	223	325	189	1,307	1,148
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(189)	(195)	(245)	(1,193)	(1,121)	(675)
Balance June 30, 2023	$ 5,506	$ 6,794	$ 17,705	$ 39,556	$ 167,350	$ 110,494

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2023 and 2022 (unaudited)

Consolidated
Balance January 1, 2022	$ $6,671,685
Distribution	(448,608)
Membership Contributions	3,068,262
Capital Contribution	206,466
Capital Contribution for shortfall at Offering close	30,667
Distribution to RSE Collection	(8,834)
Distribution to Series	-
Net Income/(Loss)	(5,074)
Balance June 30, 2022	$ 99,514,564

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Consolidated
Balance January 1, 2023	$ 138,796	$ -	$ -	$ 10,314,204
Distribution	-	(1,936,800)	-	(2,055,210)
Membership Contributions	-	1,700,733	121,160	1,821,893
Capital Contribution	1,287	51,561	256	172,959
Distribution to RSE Collection	-	(333)	-	-
Distribution to Series	-	-	-	-
Net Income/(Loss)	(808)	185,237	(390)	(216,913)
Balance June 30, 2023	$ 139,275	$ 398	$ 121,026	$ 10,036,933

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows
Six-Months Ended June 30, 2023 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,091)	$ (1,138)	$ (958)	$ (994)	$ (1,098)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	955	1,011	825	1,049	963	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(14)	(23)	(17)	(55)	(15)	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	150	150	150	-	150	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	(12,108)
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	(12,108)
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	(12,108)
Cash beginning of year	4,149	-	-	2,214	960	15,185
Cash end of year	$ 4,149	$ -	$ -	$ 2,214	$ 960	$ 3,077
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,032)	$ (1,244)	$ (1,103)	$ (1,331)	$ (1,090)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	884	1,139	969	1,243	954
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	(2)	(45)	(16)	(62)	(14)
Accounts Receivable	-	-	-	-	-
Accounts Payable	150	150	150	150	150
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	-	-
Cash beginning of year	485	2,485	2,500	1,485	1,985
Cash end of year	$ 485	$ 2,485	$ 2,500	$ 1,485	$ 1,985
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-
NFT Airdrop	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,064)	$ (1,046)	$ (1,121)	$ (1,058)	$ (4,495)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	922	901	990	915	4,361
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	(8)	(5)	(19)	(7)	(16)
Accounts Receivable	-	-	-	-	-
Accounts Payable	150	150	150	150	150
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	-	-
Cash beginning of year	1,985	984	1,714	1,984	4,989
Cash end of year	$ 1,985	$ 984	$ 1,714	$ 1,984	$ 4,989
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-
NFT Airdrop	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #06FG1	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (1,075)	$ (6,190)	$ (1,147)	$ (1,113)	$ (1,103)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	936	6,122	1,022	981	969
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	(11)	(82)	(25)	(18)	(16)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	150	150	150	150	150
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of year	-	2,000	3,504	3,000	2,000	1,999
Cash end of year	$ -	$ 2,000	$ 3,504	$ 3,000	$ 2,000	$ 1,999
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,143)	$(1,073)	$(1,137)	$-	$(1,038)	$(1,180)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,017	933	1,010	-	891	1,062
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(24)	(10)	(23)	-	(3)	(32)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	150	150	150	-	150	150
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	(1,458)	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(1,458)	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	(1,458)	-	-
Cash beginning of year	1,999	2,649	3,700	3,050	1,799	2,898
Cash end of year	$1,999	$2,649	$3,700	$1,592	$1,799	$2,898
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,073)	$(1,064)	$(1,404)	$(1,108)	$(1,113)	$(1,240)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	933	922	1,332	975	981	1,134
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(10)	(8)	(78)	(17)	(18)	(44)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	150	150	150	150	150	150
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	(0)	0
Cash beginning of year	2,300	4,148	4,550	3,064	2,962	4,197
Cash end of year	$2,300	$4,148	$4,550	$3,064	$2,962	$4,197
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,053)	$ -	$ (1,053)	$ -	$ (1,207)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	909	-	909	-	1,944
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	(6)	-	(6)	-	(37)
Accounts Receivable	-	-	-	-	-
Accounts Payable	150	-	150	-	(700)
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	(24,444)	-	(8,763)	-
Sale Tax Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	(24,444)	-	(8,763)	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	(24,444)	-	(8,763)	-
Cash beginning of year	2,412	30,605	3,662	11,004	5,489
Cash end of year	$ 2,412	$ 6,161	$ 3,662	$ 2,241	$ 5,489
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-
NFT Airdrop	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (139)	$ (212)	$ (179)	$ (190)	$ (237)	$ (266)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	123	214	173	187	244	407
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	(10)	(2)	(5)	(15)	(14)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	16	(2)	(2)	(2)	(2)	(2)
Insurance Payable	-	10	10	10	10	(125)
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of year	500	400	400	300	300	243
Cash end of year	$ 500	$ 400	$ 400	$ 300	$ 300	$ 243
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (200)	$ (226)	$ (763)	$ (832)	$ (1,214)	$ (655)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	199	230	396	961	1,103	266
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(7)	(12)	(41)	(137)	(39)	(19)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	150	(2)
Insurance Payable	10	10	10	10	-	10
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	-	-	400
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of year	354	300	308	377	3,400	365
Cash end of year	$ 354	$ 300	$ 308	$ 377	$ 3,400	$ 365
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (139)	$ (460)	$ (2,643)	$ (31,252)	$ (194,887)	$ (576)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	123	530	2,507	123	123	123
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	31,456	194,748	437
Investment Income / (Loss)	-	-	-	(471)	-	-
Prepaid Insurance	-	(68)	(14)	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	16	(2)	150	16	16	16
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	116	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	500	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	488	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	12	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	12	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	500	-	-
Cash beginning of year	500	300	5,000	-	600	500
Cash end of year	$ 500	$ 300	$ 5,000	$ 500	$ 600	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	$ (471)	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (292)	$ (173)	$ (139)	$ (19,200)	$ (420)	$ (139)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	306	166	123	139	464	123
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	19,061	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(22)	(1)	-	-	(52)	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	(2)	16	(35)	(2)	16
Insurance Payable	10	10	-	-	10	-
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(35)	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	(10)	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(10)	-	-

Net change in cash	-	-	-	(45)	-	-
Cash beginning of year	300	400	501	602	400	500
Cash end of year	$ 300	$ 400	$ 501	$ 557	$ 400	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (765)	$ (139)	$ (360)	$ (624)	$ (371)	$ (371)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	123	123	291	1,260	469	469
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	626	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	-	(40)	(94)	(17)	(17)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	16	16	(2)	(2)	5	5
Insurance Payable	-	-	(223)	(540)	(86)	(86)
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	334	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of year	500	500	320	320	320	320
Cash end of year	$ 500	$ 500	$ 320	$ 320	$ 320	$ 320
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (170)	$ (229)	$ (427)	$ (427)	$ (415)	$ (671)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	170	324	608	466	760	412
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(1)	(13)	(28)	(47)	(52)	(22)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	(2)	5	(2)	(2)	(2)
Insurance Payable	3	(80)	(158)	10	(291)	(117)
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	400
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of year	402	381	402	326	402	402
Cash end of year	$ 402	$ 381	$ 402	$ 326	$ 402	$ 402
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (313)	$ (2,198)	$ (339)	$ (139)	$ (25,469)	$ (178)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	527	136	383	123	123	173
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	4,375	-	-	25,330	-
Investment Income / (Loss)	-	(3,577)	-	-	-	-
Prepaid Insurance	(30)	-	(36)	-	-	(3)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	(6,743)	(2)	16	16	(2)
Insurance Payable	(182)	-	(6)	-	-	10
Income Taxes Payable	-	1,243	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	(6,764)	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	18	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	18	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(6,746)	-	-	-	-
Cash beginning of year	-	7,291	66	500	500	300
Cash end of year	$ -	$ 545	$ 66	$ 500	$ 500	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop		$ (3,577)

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(305)	$(213)	$(360)	$(214)	$(139)	$(396)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	326	267	604	321	123	505
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(29)	(10)	(40)	(10)	-	(22)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	16	6
Insurance Payable	10	(42)	(202)	(95)	-	(93)
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of year	1,030	323	402	400	500	2,800
Cash end of year	$1,030	$323	$402	$400	$500	$2,800
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (924)	$ (428)	$ (139)	$ (1,035)	$ (193)	$ (139)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	552	724	123	1,093	263	123
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(19)	(55)	-	(81)	(5)	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	5	-	16	(2)	(45)	16
Insurance Payable	(114)	(241)	-	(375)	(20)	-
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	400	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of year	400	429	500	327	400	500
Cash end of year	$ 400	$ 429	$ 500	$ 327	$ 400	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (201)	$ (193)	$ (332)	$ (176)	$ (174)	$ (189)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	240	222	370	168	179	268
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(7)	(6)	(9)	(2)	(2)	(5)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	(2)	5	-	(2)	(45)
Insurance Payable	(30)	(21)	(34)	10	(1)	(29)
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of year	300	334	2,178	400	367	308
Cash end of year	$ 300	$ 334	$ 2,178	$ 400	$ 367	$ 308
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (150)	$ (267)	$ (12,635)	$ (145)	$ (271)	$ (952)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	181	374	443	220	365	741
(Gain) / Loss on sale of Asset	-	-	6,092	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(6)	(22)	-	(3)	(22)	(33)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	-	(56)	(2)	(2)
Insurance Payable	(25)	(85)	-	(16)	(70)	(254)
Income Taxes Payable	-	-	50	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	500
Net cash (used in) / provided by operating activities	-	-	(6,050)	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	120,000	-	-	-
Cash provided by / (used in) investing activities	-	-	120,000	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	(118,400)	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	(118,400)	-	-	-

Net change in cash	-	-	(4,450)	-	-	-
Cash beginning of year	771	400	4,500	235	355	320
Cash end of year	$ 771	$ 400	$ 50	$ 235	$ 355	$ 320
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (189)	$ (195)	$ (245)	$ (1,193)	$ (1,121)	$ (675)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	214	223	325	189	1,307	1,148
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(5)	(6)	(16)	(6)	(196)	(105)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	-	(2)	-	-	(2)
Insurance Payable	(18)	(22)	(62)	10	10	(366)
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	1,000	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of year	331	300	300	300	346	-
Cash end of year	$ 331	$ 300	$ 300	$ 300	$ 346	$ -
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (808)	$ 185,237	$ (390)	$ (216,913)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,287	51,561	256	172,959
(Gain) / Loss on sale of Asset	-	(300,000)	-	(293,908)
(Gain) / Loss on sale of Digital Assets	-	-	-	-
Impairment loss on Collection Assets	-	-	-	293,195
Investment Income / (Loss)	-	-	-	(4,048)
Prepaid Insurance	(132)	-	(16)	(4,280)
Accounts Receivable	-	-	-	12,920
Accounts Payable	(2)	-	150	(6,622)
Insurance Payable	(345)	2	-	(7,083)
Income Taxes Payable	-	114,736	-	69,373
Sale Tax Payable	-	177,500	-	177,500
Due from the Manager or its Affiliates	332	-	-	1,582
Due to the Manager or its Affiliates	-	-	-	3,933
Net cash (used in) / provided by operating activities	332	229,036	-	198,609
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-
Investment in Collection Asset	-	(1,360,000)	(120,560)	(120,560)
Investment in Digital Assets	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	38
Proceeds from Sale of Collection Asset	-	2,000,000	-	2,204,715
Cash provided by / (used in) investing activities	-	640,000	(120,560)	2,084,193
Cash flow from financing activities:
Proceeds from sale of membership interests	-	1,360,733	121,160	1,481,893
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	(1,473,531)
Distribution to Series	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-
Capital Contribution	-	-	-	-
Distribution to RSE Collection	-	(333)	-	-
Distribution of Gain on Sale of Assets to Members	-	(1,936,800)	-	(2,055,210)
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-
Cash provided by / (used in) financing activities	-	(576,400)	121,160	(2,046,848)

Net change in cash	332	292,636	600	235,954
Cash beginning of year	-	-	-	212,129
Cash end of year	$ 332	$ 292,636	$ 600	$ 448,083
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	$ 340,000	-	$ 340,000
NFT Airdrop	-	-	-	$ (4,048)
Forgiveness of amounts due to manager and Contributed to the Company/Series				$ 17,162
Collection Assets transferred in to Balance Sheet				$ 66,090

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,138)	$ (1,185)	$ (1,155)	$ (7,183)	$ (1,145)	$ (1,177)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,308	1,369	1,330	3,564	1,317	1,359
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Prepaid Insurance	(20)	(34)	(25)	(81)	(22)	(32)
Accounts Payable	(150)	(150)	(150)	3,700	(190)	(150)
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	(40)	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	(40)	-
Cash beginning of period	4,149	-	-	2,214	1,000	1,271
Cash end of period	$ 4,149	$ -	$ -	$ 2,214	$ 960	$ 1,271
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2022 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,079)	$(1,291)	$(1,150)	$(3,453)	$(1,137)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,232	1,507	1,324	3,395	1,307
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(3)	(66)	(24)	(92)	(20)
Accounts Payable	(150)	(150)	(150)	150	(150)
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	-	-
Cash beginning of period	485	2,485	2,500	1,485	1,985
Cash end of period	$485	$2,485	$2,500	$1,485	$1,985
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2022 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,111)	$ (1,092)	$ (1,168)	$ (1,105)	$ (1,147)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,273	1,249	1,347	1,265	1,320
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(12)	(7)	(29)	(10)	(23)
Accounts Payable	(150)	(150)	(150)	(150)	(150)
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	(140)	-	-
Due to the Manager or its Affiliates	-	-	(140)	-	-
Net cash (used in) / provided by operating activities	-	-	(280)	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	(280)	-	-
Cash beginning of period	1,985	984	1,853	1,984	4,989
Cash end of period	$ 1,985	$ 984	$ 1,574	$ 1,984	$ 4,989
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #06FG1	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (1,122)	$ (2,658)	$ (1,194)	$ (1,160)	$ (1,150)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	1,288	2,930	1,381	1,337	1,324
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	-	(16)	(122)	(37)	(27)	(24)
Accounts Payable	-	(150)	(150)	(150)	(150)	(150)
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	(165)	-	-	-	-	-
Net cash (used in) / provided by operating activities	(165)	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(165)	-	-	-	-	-
Cash beginning of period	9,800	2,000	3,504	3,000	2,000	1,999
Cash end of period	$ 9,635	$ 2,000	$ 3,504	$ 3,000	$ 2,000	$ 1,999
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Cash Flows from Operating Activities:

Net (Loss) / Income	$ (1,190)	$ (1,120)	$ (1,184)	$ 14,503	$ (1,084)	$ (1,227)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,376	1,285	1,368	164	1,238	1,424
(Gain) / Loss on sale of Asset	-	-	-	(17,500)	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(36)	(15)	(34)	(26)	(4)	(47)
Accounts Payable	(150)	(150)	(150)	(150)	(150)	(150)
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	1,873	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	1,136	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	147,500	-	-
Net cash provided by / (used in) investing activities	-	-	-	147,500	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	(147,500)	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	(147,500)	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,999	2,649	3,700	3,050	1,799	2,898
Cash end of period	$ 1,999	$ 2,649	$ 3,700	$ 3,050	$ 1,799	$ 2,898
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2022 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,120)	$ (1,261)	$ (8,995)	$ (1,154)	$ (1,160)	$ (7,130)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,285	1,423	9,259	1,329	1,337	3,495
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(15)	(12)	(114)	(25)	(27)	(65)
Accounts Payable	(150)	(150)	(150)	(150)	(150)	3,700
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	2,300	4,148	4,550	3,064	2,962	4,197
Cash end of period	$ 2,300	$ 4,148	$ 4,550	$ 3,064	$ 2,962	$ 4,197
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2022 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,100)	$ 119,893	$ (1,100)	$ (1,149)	$ (3,286)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,259	4,381	1,259	1,323	3,491
(Gain) / Loss on sale of Asset	-	(154,864)	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(9)	(34)	(9)	(24)	(55)
Accounts Payable	(150)	19	(150)	(150)	(150)
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	30,605	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	330,000	-	-	-
Net cash provided by / (used in) investing activities	-	330,000	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	(301,108)	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	(301,108)	-	-	-

Net change in cash	-	28,892	-	-	-
Cash beginning of period	2,412	1,714	3,662	3,288	5,489
Cash end of period	$ 2,412	$ 30,605	$ 3,662	$ 3,288	$ 5,489
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2022 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (143)	$ (228)	$ (193)	$ (205)	$ (4,401)	$ (603)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,095	278	233	248	528	214
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	3,915	-
Investment (Income) / Loss
Prepaid Insurance	-	(50)	(40)	(43)	(58)	(35)
Accounts Payable	-	-	-	-	16	-
Insurance Payable	-	-	-	-	-	67
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	357
Net cash (used in) / provided by operating activities	952	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(140,561)	(10,200)	(20,100)	(36,146)	(15,818)	(15,000)
Investment in Digital Assets	(952)	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(141,513)	(10,200)	(20,100)	(36,146)	(15,818)	(15,000)

Cash flow from financing activities:
Proceeds from sale of membership interests	141,061	10,832	20,792	36,738	16,356	15,600
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	(232)	(292)	(292)	(238)	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	141,061	10,600	20,500	36,446	16,118	15,000

Net change in cash	500	400	400	300	300	600
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 500	$ 400	$ 400	$ 300	$ 300	$ 600
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
Forgiveness of amounts due to manager and Contributed to the Company/Series					3,915

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2022 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (211)	$ (239)	$ (431)	$ (830)	$ (1,047)	$ (414)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	257	293	481	1,001	954	461
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(46)	(54)	(97)	(218)	(57)	(64)
Accounts Payable	-	-	-	-	150	16
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	47	47	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(7,546)	(13,566)	(42,944)	(144,143)	(286,364)	(19,535)
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(7,546)	(13,566)	(42,944)	(144,143)	(286,364)	(19,535)

Cash flow from financing activities:
Proceeds from sale of membership interests	8,138	14,158	43,580	144,848	289,764	20,181
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	(238)	(292)	(281)	(281)	-	(281)
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	7,900	13,866	43,299	144,567	289,764	19,900

Net change in cash	354	300	355	424	3,400	365
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 354	$ 300	$ 355	$ 424	$ 3,400	$ 365
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2022 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (92)	$ (269)	$ (898)	$ 3,216	$ (76)	$ 1,795
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,257	355	769	2,506	79	1,367
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	(5,172)	-	(2,934)
Prepaid Insurance	-	(86)	(21)	-	-	-
Accounts Payable	-	-	150	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	1,837	-	1,025
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	3,614	-	-
Net cash (used in) / provided by operating activities	1,165	-	-	6,001	3	1,252

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(34,046)	(74,668)	(108,488)	(48,567)	(197,000)	(25,527)
Investment in Digital Assets	(1,165)	-	-	(2,430)	(3)	(1,252)
Proceeds from Sale of Digital Asset				44
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(35,211)	(74,668)	(108,488)	(50,954)	(197,003)	(26,779)

Cash flow from financing activities:
Proceeds from sale of membership interests	34,546	75,280	114,038	49,067	197,600	26,027
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	(313)	(550)	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	34,546	74,968	113,488	49,067	197,600	26,027

Net change in cash	500	300	5,000	4,114	600	500
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 500	$ 300	$ 5,000	$ 4,114	$ 600	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	93,000	-
NFT Airdrop				(5,199)		(2,934)

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2022 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (140)	$ (87)	$ (70)	$ (53)	$ (439)	$ (43)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	210	125	1,372	1,487	538	25,097
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(70)	(38)	-	-	(115)	-
Accounts Payable	-	-	-	-	16	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	1,302	1,434	-	25,054

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(23,920)	(11,100)	(28,359)	(28,792)	(34,950)	(101,487)
Investment in Digital Assets	-	-	(1,302)	(1,434)	-	(25,054)
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(23,920)	(11,100)	(29,661)	(30,226)	(34,950)	(126,541)

Cash flow from financing activities:
Proceeds from sale of membership interests	24,500	11,792	28,860	29,200	35,642	101,987
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	143	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	(281)	(292)	-	-	(292)	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	24,220	11,500	28,860	29,343	35,350	101,987

Net change in cash	300	400	501	551	400	500
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 300	$ 400	$ 501	$ 551	$ 400	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	7,050	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2022 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ 2,772	$ (43)	$ (92)	$ (382)	$ (67)	$ (67)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,265	43	72	288	72	72
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss	(4,398)
Prepaid Insurance	-	-	(23)	(23)	(23)	(23)
Accounts Payable	-	-	-	16	-	-
Insurance Payable	-	-	43	101	18	18
Income Taxes Payable	1,583	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	1,222	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(49,769)	(30,452)	(42,082)	(99,082)	(17,482)	(17,482)
Investment in Digital Assets	(1,222)	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(50,991)	(30,452)	(42,082)	(99,082)	(17,482)	(17,482)

Cash flow from financing activities:
Proceeds from sale of membership interests	50,269	30,952	42,600	99,600	18,000	18,000
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	(198)	(198)	(198)	(198)
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	50,269	30,952	42,402	99,402	17,802	17,802

Net change in cash	500	500	320	320	320	320
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 500	$ 500	$ 320	$ 320	$ 320	$ 320
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	(4,398)

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2022 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (60)	$ (77)	$ (76)	$ (131)	$ (98)	$ (66)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	72	84	70	228	64	65
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(23)	(35)	(29)	(107)	(23)	(23)
Accounts Payable	10	-	-	10	-	-
Insurance Payable	1	28	35	-	57	24
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	150	-	-
Net cash (used in) / provided by operating activities	-	-	-	150	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(7,700)	(13,769)	(29,402)	(49,187)	(54,000)	(22,800)
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(7,700)	(13,769)	(29,402)	(49,187)	(54,000)	(22,800)

Cash flow from financing activities:
Proceeds from sale of membership interests	8,300	14,574	30,002	49,637	54,600	23,400
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	(198)	(424)	(198)	(124)	(198)	(198)
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	8,102	14,150	29,803	49,513	54,402	23,202

Net change in cash	402	381	402	476	402	402
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 402	$ 381	$ 402	$ 476	$ 402	$ 402
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2022 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (89)	$ 3,176	$ (517)	$ (11)	$ (11)	$ (20)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	77	1,527	44	11	2,903	59
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss		(5,016)
Prepaid Insurance	(35)	-	(23)	-	-	(39)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	47	-	16	-	-	-
Income Taxes Payable	-	1,814	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	1,614	-	480	-	-	-
Net cash (used in) / provided by operating activities	1,614	1,501	-	-	2,892	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(33,614)	(84,402)	(181,250)	(73,188)	(39,105)	(18,998)
Investment in Digital Assets	-	(1,501)	-	-	(2,892)	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(33,614)	(85,903)	(181,250)	(73,188)	(41,997)	(18,998)

Cash flow from financing activities:
Proceeds from sale of membership interests	32,824	84,902	181,795	58,900	32,764	19,531
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	14,788	6,841	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	(424)	-	-	-	-	(232)
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	32,400	84,902	181,795	73,688	39,605	19,299

Net change in cash	400	500	545	500	500	300
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 400	$ 500	$ 545	$ 500	$ 500	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	68,750	-	-	-
NFT Airdrop		(5,016)

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2022 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (42)	$ (24)	$ (40)	$ (20)	$ (2)	$ (9)	$ (5,074)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	121	47	41	34	2,983	32	196,882
(Gain) / Loss on sale of Asset	-	-	-	-	-	-	(172,364)
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-	239
Impairment loss on Collection Assets	-	-	-	-	-	-	44,674
Investment (Income) / Loss	-	-	-	-	-	-	(17,520)
Prepaid Insurance	(79)	(29)	(23)	(17)	-	(23)	(3,686)
Accounts Payable	-	-	-	-	-	-	4,520
Insurance Payable	-	6	22	3	-	-	3,032
Income Taxes Payable	-	-	-	-	-	-	38,736
Due from the Manager or its Affiliates	-	-	-	-	-	-	(3,754)
Due to the Manager or its Affiliates	-	-	-	-	-	-	7,142
Net cash (used in) / provided by operating activities	-	-	-	-	2,981	-	92,827

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-	-
Investment in Collection Asset	(202,121)	(10,330)	(42,000)	(70,000)	(75,206)	(160,119)	(4,705,829)
Investment in Digital Assets	-	-	-	-	(2,981)	-	(62,193)
Proceeds from Sale of Digital Asset							44
Proceeds from Sale of Collection Asset	-	-	-	-	-	-	477,500
Net cash provided by / (used in) investing activities	(202,121)	(10,330)	(42,000)	(70,000)	(78,187)	(160,119)	(4,290,478)

Cash flow from financing activities:
Proceeds from sale of membership interests	203,390	10,851	42,600	70,909	66,810	163,666	2,899,462
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-	1,776,904
Distribution to Series	-	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	8,896	-	30,667
Capital Contribution	-	-	-	-	-	-	-
Distribution to RSE Collection	(238)	(198)	(198)	(509)	-	(747)	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-	(448,608)
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	203,152	10,653	42,402	70,400	75,706	162,919	4,258,425

Net change in cash	1,030	323	402	400	500	2,800	60,774
Cash beginning of period	-	-	-	-	-	-	119,066
Cash end of period	$ 1,030	$ 323	$ 402	$ 400	$ 500	$ 2,800	$ 179,840
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration							168,800
NFT Airdrop							(17,547)
Forgiveness of amounts due to manager and Contributed to the Company/Series							44,913
Collection Assets transferred in to Balance Sheet							376,389

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

RSE Collection, LLC (the “Company,” “RSE Collection,” “we,” “us,” or “our”) is a Delaware series limited liability company formed on August 24, 2016. The Company’s core business is the identification, acquisition, marketing and management of collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as “Collectible Assets” or the “Asset Class,” for the benefit of the investors. The Company is wholly owned and managed by RSE Collection Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member Delaware limited liability company wholly owned by Rally Holdings LLC (“Rally Holdings” or the “Asset Manager”). Rally Holdings is a single-member Delaware limited liability company wholly owned by RSE Markets, Inc., a Delaware corporation (“RSE Markets”). RSE Markets was the manager of the Company and served as the asset manager until March 26, 2021, at which point RSE Collection Manager, LLC and Rally Holdings replaced RSE Markets as Manager and Asset Manager, respectively. The Asset Manager is a technology and marketing company that operates the Rally Rd.™ platform (the “Platform”) and manages the Company, through the Manager, and the assets owned by the Company in its role as the Asset Manager of each Series.

The Company issues membership interests (the “Interests”) in a number of separate individual series (each, a “Series”) of the Company (each, an “Offering”). There will be a separate closing with respect to each Offering (each, a “Closing”). Each Series will own a unique Collectible Asset (an “Underlying Asset”) and the assets and liabilities of each Series will be separate in accordance with Delaware law. A purchaser of Interests (an “Investor”) in any Series acquires a proportional share of assets, liabilities, profits, and losses as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series is a single Underlying Asset (plus any cash reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) as well as certain liabilities related to expenses pre-paid by the Asset Manager. Any individuals, dealers or auction company which owns an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset are referred to as “Asset Sellers.” “Current Period” refers to the time period between January 1, 2023 and June 30, 2023. “Prior Period” refers to the time period between January 1, 2022 and June 30, 2022. “Prior Year” refers to the time period between January 1, 2022 and December 31, 2022.

All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.

OPERATING AGREEMENT

General:

In accordance with the Operating Agreement, each Investor in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

Operating Expenses:

After the Closing of an Offering, each Series is responsible for its own Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses). Prior to the Closing, Operating Expenses are borne by the Manager or the Asset Manager and not reimbursed by the economic members of a particular Series. Should post-Closing Operating Expenses exceed revenues or cash reserves, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series and be entitled to reimbursement of such amount from future revenues generated by the Series (the “Operating Expenses Reimbursement Obligation(s)”), on which the Manager or the Asset Manager may impose a rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new Investors, and may include the Manager or its affiliates or the Asset Manager.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Fees:

Sourcing Fee: The Manager expects to receive a fee, as determined by the Manager, at the Closing of each successful Offering for its services of sourcing the Underlying Assets (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion.

Brokerage Fee:  With respect to Offerings, except in the case of Series #77LE1, the broker of record (the “BOR”) received a fee (the “Brokerage Fee”) of 1.0% of the cash proceeds from the Offering for facilitating the sale of securities for Offerings qualified as of and after March 6, 2019.

Custody Fee: With respect to Offerings, the custodian of Interests (the “Custodian”), holding custody of the securities upon issuance, will receive a fee equal to the greater of (i) 0.75% on Interests sold in an Offering and (ii) $500 (the “Custody Fee”). In the case of the offerings for the Series #77LE1, Series #69BM1, Series #85FT1, Series #88LJ1 and Series #55PS1, no custody agreement was yet in place and as such, no Custody Fee was paid. Should a Custody Fee become applicable for the Interests in these Series in future, the Manager will pay and not be reimbursed for such Custody Fee. For all other current offerings, the Custody Fee is paid from the proceeds of each offering.

Free Cash Flow Distributions:

At the discretion of the Manager, a Series may make distributions of Free Cash Flow (as described in Note F – Free Cash Flow Distributions and Management Fees) to both the holders of economic Interests in the form of a dividend and the Manager in the form of a Management Fee (as described in Note F – Free Cash Flow Distributions and Management Fees).

In the case that Free Cash Flow (as described in Note F – Free Cash Flow Distributions and Management Fees) is available for distribution and such distributions are made, at the sole discretion of the Manager, the Investors will receive no less than 50% of Free Cash Flow available for distribution and the Manager will receive up to 50% of Free Cash Flow available for distribution in the form of a Management Fee (as described in Note F – Free Cash Flow Distributions and Management Fees) for management of the applicable Underlying Asset. The Management Fee is accounted for as an expense to the relevant Series rather than a distribution from Free Cash Flow.

Success Fee:

Upon the sale of an Underlying Asset associated with a Series whose initial Offering commenced on or after January 1, 2023, if the Capital Proceeds, as defined in the Operating Agreement, are greater than an amount equal to 110% of the Offering Amount of the Series, as defined in the Operating Agreement, then the Asset Manager shall be entitled to be paid by the Series an amount (the “Success Fee”) calculated as follows:

•If the Capital Proceeds are equal to an amount greater than 110% of the Offering Amount of the related Series but less than or equal to 120% of the Offering Amount of such Series, then the Success Fee shall be an amount equal to 10% of the amount by which the Capital Proceeds exceed 110% of the Offering Amount; or

•If the Capital Proceeds are equal to an amount greater than 120% of the Offering Amount of the related Series, then the Success Fee shall be an amount equal to the sum of one percent (1%) of the Offering Amount plus twenty percent (20%) of the amount by which the Capital Proceeds exceed 120% of the Offering Amount.

The Asset Manager may, in its sole discretion, waive any or all of the Success Fee.  The Company has not yet commenced any new Offerings after December 31, 2022 that meet the criteria for the Asset Manager to be entitled to a Success Fee, and therefore no Series are currently subject to the Success Fee.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Other:

The Manager is responsible for covering its own expenses. Certain of the Underlying Assets, such as NFTs, are self-insured by the Manager, the Asset Manager and the Series that owns the underlying NFT, and all take the full risk of loss on these Underlying Assets

LIQUIDITY AND CAPITAL RESOURCES

The Company and each listed Series have experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any Series has generated revenues or profits in the Current Period or Prior Period, except for certain Underlying Assets that were sold for gains and certain Series that generate investment income (see Note A – Description of Organization and Business Operations – Asset Dispositions).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Retained Earnings / (Accumulated Deficits). Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year, except for certain Series that have net income in the Current Period generated from receiving investment income.

Period	Income / (Loss)
Current Period	($216,913)
Prior Period	($5,074)

Period	Net Working Capital	Accumulated Deficit
Current Period	($501,255)	($1,580,568)
Prior Year	($2,237,327)	($1,210,870)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third-parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. The Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series has the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed, listed in the table above, at the sole discretion of the Manager. There can be no assurance that the Manager or RSE Markets, Inc. will continue or have the ability to fund operations or provide financial support to the Company and each listed Series. If the Company and each listed Series does not continue to obtain financing from the Manager or RSE Markets, Inc. they will be unable to pay their obligations as they come due, including the obligation of each listed Series. As a result, these conditions raise substantial doubt about the Company's and each listed Series' ability to continue as a going concern for the twelve months following the date of this filing.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. However, from time to time, the Company or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. During the Current Period, no free cash flow distributions were made and no management fee was distributed. Each Series will continue to incur Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) including, but not limited to storage, insurance, transportation and maintenance expenses, marketing expense and professional fees, on an ongoing basis.

Cash on the books of the Company is reserved for funding future pre-Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) or Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), as the case may be. Cash on the books of each Series is reserved for funding of post-Closing Operating Expenses. During the Current Period, the Manager paid for the Operating Expenses related to the Company and any Series that has closed Offerings and elected not to be reimbursed. When the Manager pays for certain Operating Expenses related to a Series that have closed Offerings and elects not to be reimbursed, these payments are accounted for as capital contributions and are further described in Note B – Summary of Significant Accounting Policies – Operating Expenses.

INITIAL OFFERINGS

All Series, for which a closing had occurred as of the date of the financial statements, that had commenced operations, were capitalized and had assets. Additionally, various Series have liabilities.  The table outlined in Note B – Summary of Significant Accounting Policies – Members’ Equity outlines all Offerings for which a Closing has occurred during the Current Period and the Prior Period.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

ASSET DISPOSITIONS

During the Current Period and Prior Period, the Company received purchase offers for the Underlying Assets listed in the tables below. Per the terms of the Operating Agreement, the Company, together with the Manager and the Manager’s Advisory Board has evaluated the offers in light of the preferences of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Assets. The Manager has determined that it is in the interest of the Investors to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but for which no Offering has occurred and the Underlying Asset was not transferred to an applicable Series before the sale. In these instances, the anticipated Offering for the Series related to such Underlying Asset is cancelled and no securities are sold.

Underlying Assets sold during the Current Period are as follows:

Series	Underlying Asset	Date of Sale Agreement	Total Sale Price	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#94CSI	1994 BMW 850CSi	3/3/2023	$120,000	$126,092	$(6,092)	$50 (Net of $1,399 Net Loss Carryforward)	$142,500 / $14.25	$118,400 / $11.84
#BATMAN	1940 Batman #1 Comic Book published by DC Comics graded CGC 8	1/30/2023	$2,000,000	$1,700,000	$300,000	$114,736	$1,800,000 / $10.00	$1,936,800 / $10.76
#04PHELPS	2004 Sports Illustrated For Kids #360 Michael Phelps Rookie Card graded PSA GEM MT 10	1/4/2023	$5,774	$5,774	$0	(1)	(1)	(1)
#EMERALD	2005 Game Boy Advance Pokémon Emerald Version Video Game graded Wata 9.8 A++	1/21/2023	$13,200	$13,200	$0	(1)	(1)	(1)
#CRASH	1996 PlayStation Crash Bandicoot Video Game graded Wata 9.2 A+	1/21/2023	$17,600	$17,600	$0	(1)	(1)	(1)

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#RASPUTIN	1905-1916 Handwritten and Signed Grigori Rasputin Letter	1/11/2023	$21,471	$21,471	$0	(1)	(1)	(1)
#METROID	1987 NES Metroid Video Game graded Wata 9.6 A+	1/21/2023	$11,550	$11,550	$0	(1)	(1)	(1)
#80TOPPS	1980 Topps Basketball Wax Box Reviewed and Factory Sealed by BBCE	1/27/2023	$15,120	$15,120	$0	(1)	(1)	(1)
Total			$2,204,715	$1,910,807	$293,908	$114,786		$2,055,200

(1)At the time of the sale the Underlying Asset was still owned by RSE Collection, LLC and not by any Series

Underlying Asset sold in the Prior Period:

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#89FT1	1989 Ferrari Testarossa	4/25/2022	$330,000	$175,136	$154,864	$30,605 (Net of $1,762 Net Loss Carryforward)	$180,000 / $45.00	$301,108 / $75.27
#93FS1 (1)	1993 Ferrari 348TS Serie Speciale	5/17/2022	$147,500	$130,000	$17,500	$1,873 (Net of $1,653 Net Loss Carryforward)	$137,500 / $68.75	$147,500 / $73.75
Total			$477,500	$305,136	$172,364	$32,478		$448,608

(1)The sale of the Underlying Asset is a related party transaction

Note: Total Distribution to Interest Holders includes cash on balance sheet of Series and is net of corporate level taxes on gain on sale.

Upon disposition of the Underlying Asset, the Series is dissolved upon payment of their current corporate tax liabilities and any sales tax remittance.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The consolidated financial statements include the accounts of the Company and the accounts of Series #77LE1. Interests in Series #77LE1 were issued under Rule 506(c) of Regulation D and were thus not qualified under the Company’s Offering Statement on Form 1-A, as amended (the “Offering Statement”), and thus separate financial statements for Series #77LE1 are not presented.

Any Offerings that have closed as of the date of the financial statements were conducted in accordance with Tier 2 of Regulation A and qualified under an Offering Statement. Upon the closing of a Series Offering, separate financial statements are presented for each such Series, and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included.

2.Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events.  Accordingly, the actual results could differ significantly from our estimates.

3.Cash and Cash Equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents.

4.Offering Expenses:

Offering expenses (the “Offering Expenses”) related to the Offering for a specific Series consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed Offering and will generally be charged to members’ equity upon the completion of the proposed Offering. Expenses that are incurred prior to the Closing of an Offering for such Series that are funded by the Manager and will generally be reimbursed through the proceeds of the Offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to the Offerings for all Series that have had a Closing as of the date of the financial statements and potentially other future Offerings.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.Operating Expenses:

Operating Expenses (as described below) related to a particular Underlying Asset include storage, insurance, transportation (other than the initial transportation from the Underlying Asset’s location to the Manager’s storage facility prior to the Offering, which is treated as an Acquisition Expense (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), maintenance, bookkeeping and accounting fees and other Underlying Asset specific expenses as detailed in the Manager’s allocation policy, together the “Operating Expenses”.  We distinguish between pre-Closing and post-Closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Offering, expenses of this nature that are incurred prior to the Closing of an Offering of Series of Interests, are funded by the Manager and are not reimbursed by the Company, the Series or economic members. Expenses in this case are treated as capital contributions from the Manager to the Company and are summarized in the table below.

Period	Total Series Pre-Closing Operating Expense Capital Contributions	Total Series Post-Closing Operating Expense Capital Contributions	Consolidated
Current Period	$48,638	$124,321	$172,959
Prior Period	$74,447	$153,853	$228,300

During the Current Period and Prior Period, the Company incurred pre-Closing Operating Expenses and individual Series that had closed Offerings incurred post-Closing Operating Expenses not including gains on sale and investment income as presented in the Consolidated Statements of Operations.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE–B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

6.Capital Assets:

Underlying Assets are recorded at cost. The cost of the Underlying Assets includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and “Acquisition Expenses,” which include transportation of the Underlying Asset to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the Manager’s allocation policy.

The Company treats Underlying Assets as collectible and therefore the Company will not depreciate or amortize the Underlying Assets going forward. The Underlying Assets are considered long-lived assets as well as indefinite lived intangible assets and will be subject to an annual test for impairment. These Underlying Assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The following impairment charges were recognized during the Current Period and Prior Period.

Period	Series	Impairment loss on asset	Total
Current Period	#WOW2221	$437	$293,195
	#WOW6586	$626
	#MAYC857	$31,456
	#MAYC9114	$4,375
	#39AA (1)	$17,090
	#DROCTOPUS (1)	$36
	#CAPTAIN1 (1)	$36
	#PUNK2981	$194,748
	#BAKC7820	$19,061
	#VEEFRNDS1	$25,330
Prior Period	#MBIRD2754 (1)	$3,177	$44,674
	#AZUKI8467 (1)	$18,702
	#105.ETH (1)	$16,381
	#05JAYZ	$3,915
	#57UNITAS (1)	$2,500

(1)Impairment charges for this Series or Underlying Asset were recognized prior to the Series Offering and are included in the Consolidated balances.

The Underlying Assets are initially purchased by the Company, either prior to launching an Offering or through the exercising of a purchase option simultaneous with the Closing of an Offering for a particular Series. At Closing of an Offering for a Series of Interests the Underlying Assets, including capitalized Acquisition Expenses, are then transferred to the Series. Underlying Assets are transferred at cost less any impairment, and the Company receives cash from the Series from the proceeds of the Offering. The Company uses the proceeds of the transfer to pay off any debt or amounts owed under purchase options and Acquisition Expenses. Acquisition Expenses related to a particular Series, which are incurred prior to the Closing of an Offering are initially funded by the Manager but will be reimbursed with the proceeds from an Offering related to such Series, to the extent described in the applicable Offering document. The Company does, however, retain additional cash from the proceeds of the Offering on the Series balance sheet to cover Acquisition Expenses that are anticipated prior to the Closing but incurred after the Closing of an Offering. Acquisition Expenses are capitalized into the cost of the Underlying Asset as per the table below. The Series uses the remaining cash to repay any accrued interest on loans or marketing expenses related to the preparation of the marketing materials for a particular Offering, by distributing the applicable

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

amount to the Company, accounted for as “Distribution to RSE Collection” on the balance sheet. Furthermore, the Series distributes the appropriate amounts for Brokerage Fee, the Custody Fee and, if applicable, the Sourcing Fee using cash from the Offering. Should a proposed Offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted for as capital contributions, and the Acquisition Expenses will be expensed.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company, through non-interest-bearing payments from the Manager or loans from officers of the Manager and third parties, has acquired Underlying Assets since the beginning of the Prior Period. For all Collectible Assets held as of the end of the Current Period and Prior Period, the following table presents all costs capitalized on the acquisition of Underlying Assets during the Current Period and Prior Period.

Capitalized Costs
Applicable Series		Purchase Price / Down payment	Acquisition Costs	Impairment	Total
#77LE1	(1,3)	$ 69,400	$ 787	$ -	$ 70,187
#69BM1	(1)	102,395	3,871	-	106,266
#85FT1	(1)	172,500	3,326	-	175,826
#88LJ1	(1)	127,176	5,206	-	132,382
#55PS1	(1)	405,000	3,386	-	408,386
#95BL1	(1)	112,500	2,081	-	114,581
#90FM1	(1)	14,500	286	-	14,786
#83FB1	(1)	330,000	2,806	-	332,806
#98DV1	(1)	120,000	2,544	-	122,544
#93XJ1	(1)	460,000	28,586	-	488,586
#02AX1	(1)	100,000	1,786	-	101,786
#99LE1	(1)	62,100	2,171	-	64,271
#91MV1	(1)	33,950	1,487	-	35,437
#92LD1	(1)	146,181	11,861	-	158,042
#94DV1	(1)	52,500	287	-	52,787
#72MC1	(1)	115,000	562	-	115,562
#11BM1	(1)	78,500	1,286	-	79,786
#80LC1	(1)	610,000	2,439	-	612,439
#02BZ1	(1)	185,000	1,301	-	186,301
#88BM1	(1)	135,000	1,465	-	136,465
#63CC1	(1)	120,000	286	-	120,286
#76PT1	(1)	179,065	3,737	-	182,802
#75RA1	(1)	75,000	903	-	75,903
#65AG1	(1)	170,000	286	-	170,286
#90MM1	(1)	22,000	1,187	-	23,187
#61JE1	(1)	235,000	388	-	235,388
#65FM1	(1)	75,000	997	-	75,997
#88PT1	(1)	61,875	1,196	-	63,071

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#94LD1	(1)	570,000	2,236	-	572,236
#99SS1	(1)	126,575	2,652	-	129,227
#94FS1	(1)	135,399	3,083	-	138,482
#61MG1	(1)	325,000	590	-	325,590
#92CC1	(1)	45,000	1,188	-	46,188
#80PN1	(1)	45,750	1,638	-	47,388
#88LL1	(1)	275,000	2,811	-	277,811
#MEEB11275	(1)	140,407	154	-	140,561
#82TAYLOR	(1)	10,200	-	-	10,200
#HOLMES	(1)	20,000	100	-	20,100
#HULK180	(1)	36,000	146	-	36,146
#05JAYZ	(1)	15,600	218	(3,915)	11,903
#JUSTINIAN	(1)	15,000	-	-	15,000
#67ICEBOWL	(1)	7,500	46	-	7,546
#DKCOUNTRY	(1)	13,200	366	-	13,566
#FALCON	(1)	42,834	110	-	42,944
#MARIOWRLD	(1)	144,000	143	-	144,143
#82AV1	(1)	285,000	1,364	-	286,364
#SUPERBWL1	(1)	19,500	35	-	19,535
#MEEB7985	(1)	33,962	84	-	34,046
#BONDWATCH	(1)	71,388	3,280	-	74,668
#95FF1	(1)	105,000	3,488	-	108,488
#MAYC857	(1)	48,492	5,745	(33,714)	20,523
#PUNK2981	(1)	290,000	-	(194,748)	95,252
#WOW2221	(1)	25,461	3,000	(2,898)	25,564
#NIKON1	(1)	23,438	481	-	23,920
#LOTF	(1)	11,000	100	-	11,100
#DOOD6778	(1)	28,342	17	-	28,359
#BAKC7820	(1)	28,743	49	(19,061)	9,731
#NBAJAM	(1)	42,000	-	(3,500)	38,500
#SANDBOX1	(1)	101,424	63	-	101,487
#WOW6586	(1)	49,742	4,426	(4,238)	49,930

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#AZUKI6704	(1)	30,434	18	-	30,452
#58PELE4	(1)	42,000	82	-	42,082
#OBAMABALL	(1)	99,000	82	-	99,082
#BART	(1)	17,400	81	-	17,481
#HOMER	(1)	17,400	82	-	17,482
#SI1	(1)	7,700	-	-	7,700
#GOLD1	(1)	13,750	19	-	13,769
#VERSTAPP1	(1)	29,402	-	-	29,402
#96TIGER	(1)	49,037	150	-	49,187
#88ZELDA	(1)	54,000	-	-	54,000
#STARWARS3	(1)	22,800	-	-	22,800
#YEEZY	(1)	32,000	1,614	-	33,614
#MAYC9114	(1)	84,357	8,638	(6,424)	86,571
#VFRNDS1	(1)	250,000	-	-	250,000
#MBIRD2754	(1)	76,328	36	(3,177)	73,188
#VEEFRND1	(1)	39,054	51	(25,330)	13,775
#TREASURE	(1)	18,750	248	-	18,998
#MACWORLD1	(1)	201,021	1,100	-	202,121
#KENNERSET	(1)	10,251	79	-	10,330
#LEDZEPP1	(1)	42,000	-	-	42,000
#VEEVIPER	(1)	70,000	-	-	70,000
#BEEPLE1	(1)	75,161	45	-	75,206
#WARHOL1	(1)	151,308	8,810	-	160,119
#GAMEBOY	(1)	20,000	-	-	20,000
#CROESUS	(1)	57,600	129	-	57,729
#SACHS1	(1)	24,588	43	-	24,631
#32RUTH	(1)	85,000	74	-	85,074
#ELON1	(1)	6,000	-	-	6,000
#105.ETH	(1)	54,946	1,308	(16,381)	39,873
#R2D2	(1)	7,696	110	-	7,806
#VADER	(1)	6,000	66	-	6,066
#WARHOL2	(1)	59,741	2,522	-	62,263

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#JEKYLL	(1)	16,250	248	-	16,498
#BUFFETT1	(1)	13,000	33	-	13,033
#DRACULA10	(1)	35,000	92	-	35,092
#PAPPY1	(1)	11,827	29	-	11,856
#1857COIN	(1)	22,900	-	-	22,900
#ANDYPELE	(1)	24,000	165	-	24,165
#BOBAFETT	(1)	22,960	46	-	23,005
#ELVIS	(1)	34,800	82	-	34,882
#GBOYCOLOR	(1)	5,100	69	-	5,169
#JETFIRE	(1)	6,432	129	-	6,561
#POPEBALL	(1)	17,125	262	-	17,387
#RABBIT	(1)	40,000	248	-	40,248
#54AARON	(1)	206,400	1,339	(40,968)	166,771
#GRATEFUL1	(1)	110,000	38	-	110,038
#BOBAPROTO	(1)	138,750	117	-	138,867
#ARSHAM1	(1)	120,000	560	-	120,560
#WWLAND1	(2)	13,956	24	-	13,980
#DOOD7387	(2)	53,491	45	-	53,537
#AZUKI8467	(2)	91,835	54	(18,702)	73,188
#SANDBOX2	(2)	106,420	141	-	106,561
#TOADZ5028	(2)	10,219	75	-	10,295
#TOADZ3079	(2)	11,909	93	-	12,002
#DLAND1	(2)	160,866	68	-	160,933
#CLNX13296	(2)	55,009	81	-	55,090
#FAREWELL	(2)	13,500	100	-	13,600
#39AA	(2)	37,500	201	(17,090)	20,611
#35MICKEY	(2)	5,040	45	-	5,085
#SCARFACE	(2)	17,500	71	-	17,571
#GIJOE2	(2)	9,741	46	-	9,786
#APOLLO14	(2)	52,500	135	(33,969)	18,665
#PHOF-LINC	(2)	26,500	325	-	26,825
#PHOC-1984	(2)	20,500	100	-	20,600

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Balance June 30, 2023	$ 10,766,352	$ 154,566	$ (424,115)	$ 10,496,803
Balance December 31, 2022	$ 12,627,042	$ 151,887	$ (268,821)	$ 12,510,108

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

7.Members’ Equity:

Members’ equity for the Company and any Series consists of Membership Contributions, Capital Contributions, Distributions and Retained Earnings / (Accumulated Deficit).

Membership Contributions are made to a Series from a successful Closing of an Offering and are calculated by taking the amount of Interests sold in an Offering, net of Brokerage Fee, Custody Fee and Sourcing Fee as shown in the table below. In the case of a particular Offering, the Brokerage Fee, the Custody Fee and Sourcing Fee (which may be waived by the Manager) related to the Offering are paid from the proceeds of the successfully closed Offering. These expenses will not be incurred by the Company, the applicable Series or the Manager, if an Offering does not close as of the end of the Current Period. The Interests that are issued by each individual Series do not provide the investors with any voting rights in the Series other than those detailed in the Company’s Operating Agreement. All of the control and operating decisions relating to the operations of a Series are held by the Manager in accordance with the terms of the Operating Agreement.

Capital Contributions are made by the Manager to cover Operating Expenses for which the Manager has elected not to be reimbursed. In addition, in the case of a Closing for which a deficiency of offering proceeds over the required cash outlays exists, the Manager will make an additional capital contribution to the Series to cover any such deficiencies.

The table below outlines Membership Contributions and Uses for closed Offerings:

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#77LE1	4/13/2017	$ 77,700	$ 1,049	$ 3,443	$ -	$ 73,208
#69BM1	2/7/2018	115,000	778	2,986	-	111,236
#85FT1	2/15/2018	165,000	1,117	-	-	163,883
#88LJ1	4/12/2018	135,000	914	578	-	133,508
#55PS1	6/6/2018	425,000	2,869	-	-	422,131
#93XJ1	11/6/2018	495,000	3,487	-	3,713	487,801
#83FB1	9/5/2018	350,000	2,522	9,162	2,625	335,691
#90FM1	7/31/2018	16,500	90	464	500	15,446
#95BL1	7/12/2018	118,500	870	-	889	116,742
#98DV1	10/10/2018	130,000	954	2,314	975	125,757
#02AX1	11/30/2018	108,000	793	1,944	810	104,452
#99LE1	12/4/2018	69,500	510	1,770	521	66,699
#91MV1	12/7/2018	38,000	279	600	500	36,621
#94DV1	12/26/2018	57,500	388	1,841	500	54,771
#92LD1	12/26/2018	165,000	1,114	2,219	1,238	160,430
#72MC1	1/4/2019	124,500	542	2,474	934	120,551

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#11BM1	1/25/2019	84,000	567	517	630	82,286
#80LC1	2/8/2019	635,000	4,305	9,216	4,763	616,716
#02BZ1	2/8/2019	195,000	1,316	2,620	1,463	189,601
#88BM1	2/25/2019	141,000	952	226	1,058	138,765
#63CC1	3/18/2019	126,000	916	1,553	945	122,586
#76PT1	3/22/2019	189,900	1,382	1,793	1,424	185,301
#75RA1	4/9/2019	84,000	586	3,732	630	79,052
#65AG1	4/16/2019	178,500	1,272	1,903	1,339	173,986
#90MM1	4/26/2019	26,600	196	918	500	24,986
#61JE1	4/26/2019	246,000	1,661	3,858	1,845	238,636
#88PT1	7/18/2019	66,000	495	-	500	65,005
#65FM1	7/18/2019	82,500	619	1,966	619	79,297
#94LD1	8/6/2019	597,500	4,481	11,251	4,481	577,286
#99SS1	9/11/2019	137,500	1,375	1,815	1,031	133,279
#94FS1	9/17/2019	145,000	1,450	669	1,088	141,794
#61MG1	9/30/2019	340,000	2,550	4,613	2,550	330,287
#92CC1	10/2/2019	52,500	525	2,875	500	48,600
#80PN1	11/6/2019	48,000	480	-	500	47,020
#88LL1	12/8/2019	292,000	2,920	3,115	2,190	283,775
#MEEB11275	1/10/2022	160,000	1,600	16,139	1,200	141,061
#82TAYLOR	1/10/2022	13,000	130	1,538	500	10,832
#HOLMES	1/10/2022	25,000	250	3,458	500	20,792
#HULK180	1/10/2022	42,000	420	4,342	500	36,738
#05JAYZ	1/10/2022	18,500	185	1,459	500	16,356
#JUSTINIAN	1/10/2022	18,000	180	1,720	500	15,600
#67ICEBOWL	1/14/2022	10,000	100	1,262	500	8,138
#DKCOUNTRY	1/14/2022	18,000	180	3,162	500	14,158
#FALCON	1/14/2022	50,000	500	5,420	500	43,580
#MARIOWRLD	1/18/2022	165,000	1,650	17,264	1,238	144,848
#82AV1	2/7/2022	297,500	2,975	2,530	2,231	289,764
#SUPERBWL1	3/2/2022	24,000	240	3,079	500	20,181
#MEEB7985	3/2/2022	38,000	380	2,574	500	34,546
#BONDWATCH	3/22/2022	80,000	800	3,320	600	75,280

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#95FF1	3/22/2022	120,000	1,200	3,862	900	114,038
#MAYC857	3/23/2022	54,000	540	3,893	500	49,067
#PUNK2981	3/22/2022	310,000	3,100	13,975	2,325	290,600
#WOW2221	3/30/2022	28,000	280	1,193	500	26,027
#NIKON1	4/8/2022	28,000	280	2,720	500	24,500
#LOTF	4/8/2022	14,000	140	1,568	500	11,792
#DOOD6778	4/8/2022	30,000	300	340	500	28,860
#BAKC7820	4/20/2022	30,000	300	-	500	29,200
#NBAJAM	4/20/2022	47,000	470	3,338	500	42,692
#SANDBOX1	5/3/2022	105,000	1,050	1,175	788	101,987
#WOW6586	5/3/2022	52,000	520	711	500	50,269
#AZUKI6704	5/3/2022	32,000	320	228	500	30,952
#58PELE4	5/14/2022	48,000	480	4,420	500	42,600
#OBAMABALL	5/14/2022	105,000	1,050	3,563	788	99,600
#BART	5/14/2022	21,000	210	2,290	500	18,000
#HOMER	5/14/2022	21,000	210	2,290	500	18,000
#SI1	5/14/2022	10,000	100	1,100	500	8,300
#GOLD1	5/14/2022	16,000	160	766	500	14,574
#VERSTAPP1	5/24/2022	32,000	320	1,178	500	30,002
#96TIGER	5/24/2022	55,000	550	4,313	500	49,637
#88ZELDA	5/24/2022	60,000	600	4,300	500	54,600
#STARWARS3	5/24/2022	26,000	260	1,840	500	23,400
#YEEZY	5/24/2022	40,000	400	6,276	500	32,824
#MAYC9114	5/27/2022	87,500	875	1,066	656	84,902
#VFRNDS1	6/12/2022	275,000	2,750	19,642	2,063	250,545
#MBIRD2754	6/16/2022	60,000	600	-	500	58,900
#VEEFRND1	6/16/2022	33,600	336	-	500	32,764
#TREASURE	6/16/2022	22,500	225	2,244	500	19,531
#MACWORLD1	6/16/2022	225,000	2,250	17,673	1,688	203,390
#KENNERSET	6/16/2022	12,500	125	1,024	500	10,851
#LEDZEPP1	6/16/2022	48,000	480	4,420	500	42,600
#VEEVIPER	6/17/2022	75,000	750	2,779	563	70,909
#BEEPLE1	6/28/2022	68,000	680	-	510	66,810

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#WARHOL1	6/28/2022	170,000	1,700	3,359	1,275	163,666
#GAMEBOY	7/25/2022	22,500	225	866	500	20,909
#CROESUS	8/1/2022	64,000	640	4,355	500	58,505
#SACHS1	8/1/2022	21,500	215	-	500	20,785
#32RUTH	8/1/2022	95,000	950	7,738	713	85,600
#ELON1	8/1/2022	7,500	75	207	500	6,718
#105.ETH	8/19/2022	40,000	400	-	500	39,100
#R2D2	8/19/2022	10,000	100	1,056	500	8,344
#VADER	8/19/2022	7,500	75	287	500	6,638
#WARHOL2	8/19/2022	65,000	650	909	500	62,941
#JEKYLL	8/26/2022	20,000	200	2,169	500	17,131
#BUFFETT1	8/26/2022	15,000	150	351	500	13,999
#DRACULA10	8/26/2022	40,000	400	3,220	500	35,880
#PAPPY1	8/26/2022	14,000	140	-	500	13,360
#1857COIN	8/26/2022	25,000	250	587	500	23,663
#ANDYPELE	10/3/2022	26,000	260	363	500	24,877
#BOBAFETT	10/3/2022	26,000	260	1,517	500	23,723
#ELVIS	10/3/2022	40,000	400	3,700	500	35,400
#GBOYCOLOR	10/3/2022	6,500	65	197	500	5,738
#JETFIRE	10/3/2022	8,500	85	736	500	7,179
#POPEBALL	11/2/2022	19,000	190	146	500	18,164
#RABBIT	11/2/2022	46,000	460	4,259	500	40,781
#54AARON	11/2/2022	170,000	1,700	-	1,275	167,025
#GRATEFUL1	12/13/2022	125,000	1,250	11,913	938	110,900
#BOBAPROTO	12/13/2022	150,000	1,500	7,558	1,125	139,817
#ARSHAM1	5/16/2023	135,000	1,350	11,478	1,013	121,160
Total		$ 10,776,300	$ 91,513	$ 330,860	$ 90,143	$ 10,263,784

Note: represents Membership Contributions net of Brokerage Fee, Sourcing Fee and Custody Fee at the Closing of the Offering for respective Series.

Note: Series #77LE1 Interests were issued under Rule 506(c) and as such Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.Income taxes:

Each Series has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986 (the “Code”), and the Company intends that each future Series will elect and qualify to be taxed as a corporation under the Code. Each separate Series intends to be accounted for as described in ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of the end of the Current Period.

The Company has elected to be taxed as a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Code. Therefore, the Company is a pass-through entity and is not a tax paying entity for federal income tax purposes. Instead, the members are each liable for income tax on their respective shares of taxable income.

9.Earnings (loss) / income per membership Interest:

Upon completion of an Offering, each Series intends to comply with the accounting and disclosure requirements of ASC Topic 260, "Earnings per Share." For each Series, earnings (loss) / income per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding Interests in that particular Series during the period.

10.Cryptocurrencies:

Cryptocurrencies held are accounted for as indefinite-lived intangible assets in accordance with ASC 350, Intangibles-Goodwill and Other. The Company has ownership of and control over our cryptocurrency and we use third-party custodial services to secure it. Cryptocurrencies are recorded at cost, net of any impairment losses incurred since acquisition. All cryptocurrency balances are presented in Other Assets on the balance sheet.

From time to time, the Company or certain Series that own and hold non-fungible tokens (“NFTs”) as assets may receive additional cryptocurrencies or NFTs from the NFT creator through “airdrops.” Airdrops are one-time occurrences, are at the discretion of NFT creators or other third parties, and are not in the normal course of operations of the Company or any Series. The Company or Series records these additional cryptocurrencies and NFTs received for free as Investment Income on its statement of operations upon receipt, and at an estimated fair value based on comparable cryptocurrencies and NFTs currently being traded in the open market at the time of receipt.

NFTs are subject to an impairment test at each reporting period based on current trading values in the current period. If the current trading value of the NFT is less than the carrying value at the end of the reporting period, impairment is recognized in the amount the carrying value exceeds the current trading value.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE C - RELATED PARTY TRANSACTIONS

Series Members

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the Offerings of Interests in each Series. By purchasing an Interest in a Series of Interests, the Investor is admitted as a member of the Series and will be bound by the Operating Agreement. Under the Operating Agreement, each Investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers and Advisory Board members.

Affiliate Loans

From time to time, affiliates of the Manager and their individual officers may make loans to the Company to facilitate the purchase of Underlying Assets prior to the Closing of a Series’ Offering.  It is anticipated that each of the loans and related interest will be paid by the Company through proceeds of the Offering associated with a Series. Because the Series will repay the Company and other parties, such as the Manager, the BOR and the Custodian and their respective affiliates, from the proceeds of a closed Offering, it is anticipated that no Series will bear the economic effects of any loan made to purchase another Underlying Asset. There were no loans from affiliates of the Manager during the Current Period and the Prior Period

From time to time the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

During the Current Period, ownership of Underlying Assets with a total carrying value of $66,090 that were initially purchased by RSE Archive, LLC, a related entity, from third-party sellers was transferred to the Company. Under the terms of the transfer agreement all rights, titles and interests along with any liabilities or obligations associated with these Underlying Assets were transferred to the Company.

As of the end of the Current Period and Prior Year, amounts outstanding due to Manager and affiliates are shown as below:

Period	Due to the Manager and its Affiliates	Due from the Manager and its Affiliates
Current Period	$638,553	$362
Prior Year	$2,382,062	$1,943

During the Current Period and Prior Period, the Company entered into agreements with Advisory Board members to acquire Collectible Assets, which are outlined in the table below.

Series	Agreement Type	Agreement Date	Purchase Price	% Owned by Seller on Close	Seller
#VERSTAPP1	Upfront Purchase	2/7/2022	$29,402	0.0%	Goldin Auctions (1)
#88ZELDA	Upfront Purchase	2/24/2022	$54,000	0.0%	Goldin Auctions (1)
#STARWARS3	Upfront Purchase	2/24/2022	$22,800	0.0%	Goldin Auctions (1)
#LEDZEPP1	Upfront Purchase	2/24/2022	$42,000	0.0%	Goldin Auctions (1)
#ELON1	Upfront Purchase	6/9/2022	$6,000	0.0%	Goldin Auctions (1)
#BUFFETT1	Purchase Agreement	5/11/2022	$13,000	0.0%	Haspry Corp.
#BATMAN	Purchase Agreement	2/7/2022	$1,700,000	18.9%	Ken Goldin (1)
#METROID	Upfront Purchase	2/24/2022	$64,800	0.0%	Goldin Auctions (1)
#GRIFFEY3	Upfront Purchase	1/10/2022	$20,400	0.0%	Goldin Auctions (1)

(1)Ken Goldin, a member of the Advisory Board, is the Founder and Executive Chairman of Goldin Auctions.

During the Prior Period, the Company sold the following Collectible Asset to a related party, which is outlined in the table below. No assets were sold to a related party during the Current Period.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale
#93FS1	1993 Ferrari 348TS Serie Speciale	5/17/2022	$147,500	$130,000	$17,500	$1,823

NOTE D -DEBT

On November 24, 2020 RSE Markets, Rally Holdings and the Company replaced its original 2019 $2.25 million demand note with a $10.0 million credit facility (the “CF”) with Upper90 Capital Management, LP. While the amounts borrowed under the CF were used to make purchases of Collection Assets to become Underlying Assets, neither the Company nor any Series was a borrower under the CF, neither was responsible for repayment of any amounts outstanding, and neither was jointly and severally liable under the CF. RSE Markets had drawn upon the CF on two separate times, November 24, 2020 and January 29, 2021 (each such date, the “Credit Date”). The CF had an interest rate of 15.00% per annum and a maturity date for each tranche of the earlier of (i) the two-year anniversary of the Credit Date of the respective tranche, and (ii) November 24, 2024 (or such earlier date on which the Loans became due and payable). The CF contained covenants and indemnification obligations that are customary for credit arrangements of this type. The Company could not use the CF to purchase intangible assets. As of December 31, 2022, RSE Markets paid back all amounts due under the CF and the CF was terminated.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

Overview of Revenues

No revenue models have been demonstrated at the Company or Series level during the Current Period and we do not expect either the Company or any of its Series to generate any revenues for some time.

Overview of Costs and Expenses

The Company distinguishes costs and expenses between those related to the purchase of a particular Underlying Asset and Operating Expenses related to the management of such an Underlying Asset.

Fees and expenses related to the purchase of an Underlying Asset include, Acquisition Expenses. Other fees are incurred upon the Closing of an Offering and include Offering Expenses, Brokerage Fees, Custody Fees, and Sourcing Fees.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the Closing of an Offering and those incurred after the Closing of an Offering. Although these pre- and post- Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) are similar in nature and are associated with a Series, pre-Closing Operating Expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-Closing Operating Expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a rate of interest or (iv) issuance of additional Interest in a Series (at the discretion of the Manager).

If the Operating Expenses of a particular Series exceed the amount of reserves retained by or revenues generated from the applicable Underlying Asset, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to such Series, on which the Manager or the Asset Manager may impose a reasonable rate of interest, which shall not be lower than the Applicable Federal Rate (as defined in the Internal Revenue Code), and be entitled to reimbursement of such amount from future revenues generated by the applicable Underlying Asset (an “Operating Expenses Reimbursement Obligation”), or (c) cause additional Interests to be issued in the applicable Series in order to cover such additional amounts. In connection with the allocation of Operating Expenses to the various Series, the Manager will periodically (and no less than semiannually) review Series’ ability to pay their Operating Expenses. Based on that review, the Manager will determine the method by which such Operating Expenses will be paid, including whether any Operating Expenses Reimbursement Obligations will be incurred

Allocation Methodology

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the Underlying Assets or the number of Underlying Assets, as stated in the Manager’s allocation policy and as determined by the Manager. The Manager may amend its allocation policy at its sole discretion from time to time.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY (CONTINUED)

Allocation Methodology or Description by Category

•Revenue: No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time.

•Offering Expenses: Offering Expenses, other than those related to the overall business of the Manager (as described in Note B – Summary of Significant Accounting Policies – Offering Expenses) are funded by the Manager and generally reimbursed through the Series proceeds upon the Closing of an Offering. Offering Expenses are charged to a specific Series.

•Acquisition Expenses: Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), are typically funded by the Manager, and reimbursed from the Series proceeds upon the Closing of an Offering. Unless, to the extent that certain Acquisition Expenses are anticipated prior to the Closing, but incurred after the Closing of an Offering, for example transportation fees, in which case, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering. Acquisition Expenses incurred are specific to and are capitalized into the cost of the Underlying Asset on the balance sheet of the Company and subsequently transferred to the Series upon Closing of the Offering for the Series Interests.

•Sourcing Fee / Losses: The Sourcing Fee is paid to the Manager from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series. Losses incurred related to closed Offerings, due to shortfalls between proceeds from closed Offerings and costs incurred in relation to these Offerings are charged to the specific Series but are reimbursed by the Manager and accounted for as capital contributions to the Series (as described in Note B – Summary of Significant Accounting Policies – Capital Assets).

•Brokerage Fee: The Brokerage Fee is paid to the BOR from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Custody Fee: The Custody Fee is paid to the Custodian from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series. For the offerings for Series #77LE1, Series #69BM1, Series #85FT1, Series #88LJ1 and Series #55PS1, no custody agreement was in place prior to the close of the offerings, and therefore, no Custody Fee was due at the time of closing. Should a Custody Fee become applicable for these offerings at a later date, the costs will be borne by the Manager and the Manager will not be reimbursed. For all subsequent offerings, the Custody Fee will be paid for from the proceeds of the offering.

•Operating Expenses: Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses), including storage, insurance, maintenance, marketing costs, and other Series related Operating Expenses, are expensed as incurred:

oPre-Closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed.

oPost-Closing Operating Expenses are the responsibility of each individual Series.

oIf not directly charged to the Company or a Series, Operating Expenses are allocated as follows:

▪Insurance: based on the premium rate allocated by value of the Underlying Assets

▪Storage: based on the number of Underlying Assets in storage

▪Bookkeeping and accounting fees: allocated monthly across all closed Series Offerings

▪Transportation: based on the number of Underlying Assets transported

▪Marketing: based on the number of Underlying Assets marketed to potential Investors

oGains and Losses on Sale and Impairments are directly charged to the Company or a Series.

oWe expect each Series to incur Operating Expenses Reimbursement Obligations, or for the Manager or the Asset Manager to pay such Operating Expenses incurred and not seek reimbursement, to the extent such Series does not have sufficient reserves for such expenses.

•Investment Income: From time to time, Rally or a Series may receive income from other sources, such as an NFT airdrop event or NFT conference, which is recognized as investment income. For Series that received the NFT airdrops, the Company put a vote to the underlying Investors on whether to hold or sell the airdropped asset. For Series that voted to sell, the Series sold the asset and distributed proceeds, net of income taxes to the Investors.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE F - FREE CASH FLOW DISTRIBUTIONS AND MANAGEMENT FEES

Any available Free Cash Flow (as described below) of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

i)First, to repay any amounts outstanding under Operating Expenses Reimbursement Obligations.

ii)Second, to create such reserves for that Series as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses for that Series.

iii)Thereafter, to make distributions, at least 50% of which (as described below, net of corporate income taxes applicable to such Series of Interests) shall be distributed as dividends to Investors of a particular Series, and no more than 50% of which shall be distributed to the Asset Manager in payment of the Management Fee for that Series.

“Free Cash Flow” is defined as net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

As of the end of the Current Period and Prior Period, no distributions of Free Cash Flow or Management Fees were paid by the Company or in respect of any Series, except for those Series with sale of Underlying Assets that made distributions to their members and for those Series that receive incomes from other sources, such as an NFT airdrop event or NFT conference, which is recognized as investment income. The Company and certain Series that held a specific NFT at a specific date received an airdrop of either cryptocurrency or an NFT. For Series that received the NFT airdrops, the Company put a vote to the underlying Investors on whether to hold or sell the airdropped asset. For Series that voted to sell, the Series sold the asset and distributed proceeds, net of income taxes to the Investors.

Success Fee:

Upon the sale of an Underlying Asset associated with a Series whose initial Offering commenced on or after January 1, 2023, if the Capital Proceeds, as defined in the Operating Agreement, are greater than an amount equal to 110% of the Offering Amount of the Series, as defined in the Operating Agreement, then the Asset Manager shall be entitled to be paid by the Series an amount (the “Success Fee”) calculated as follows:

•If the Capital Proceeds are equal to an amount greater than 110% of the Offering Amount of the related Series but less than or equal to 120% of the Offering Amount of such Series, then the Success Fee shall be an amount equal to 10% of the amount by which the Capital Proceeds exceed 110% of the Offering Amount; or

•If the Capital Proceeds are equal to an amount greater than 120% of the Offering Amount of the related Series, then the Success Fee shall be an amount equal to the sum of one percent (1%) of the Offering Amount plus twenty percent (20%) of the amount by which the Capital Proceeds exceed 120% of the Offering Amount.

The Asset Manager may, in its sole discretion, waive any or all of the Success Fee.  The Company has not yet commenced any new Offerings after December 31, 2022 that meet the criteria for the Asset Manager to be entitled to a Success Fee, and therefore no Series are currently subject to the Success Fee.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE G - INCOME TAX

Each Series has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986. The Company has elected to be treated as a disregarded entity

No provision for income taxes for the Current Period and Prior Period have been recorded for any individual Series as all individual Series incurred net losses, except as disclosed below for those Series that sold assets and for those Series that may receive income from other sources, such as an NFT airdrop event or conference, which is recognized as investment income. Each individual Series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets primarily resulting from net operating losses will not be realized.  The Company’s net deferred tax assets are fully offset by a valuation allowance (other than for the Series designated in the table below), and therefore, no tax benefit applicable to the loss for each individual Series for the Current Period and the Prior Period have been recognized. For each Series, net operating loss carryforwards incurred since inception, January 1, 2019, do not expire for federal income tax purposes.

The Series designated in the tables below have sold their primary operating asset during the Current Period and Prior Period. As a result, the Company has recorded a provision for income taxes as shown below:

Provision for income taxes on Asset Sales in the Current Period
Series	Series #94CSI	Series #BATMAN	Total
Income before provision for income taxes, gross	$ (12,585)	$ 299,973
Taxed at federal and statutory rates	21%	21%
Tax at statutory rate	$ -	$ 62,994
Other	50	51,742
Reversal of valuation allowance	(1,399)	-
Provision for income taxes	$ 50	$ 114,736	$114,786

Provision for income taxes on Investment Income in the Current Period
Series #	Series #MAYC857	Series #MAYC9114	Total
Income before provision for income taxes, gross	$320	$3,420
Taxed at effective tax rate	36.35%	36.35%
Tax at effective tax rate	$116	$1,243
Other	-	(125)
Reversal of valuation allowance	-	125
Provision for income taxes	$116	$1,243	$1,359

Provision for income taxes on Asset Sales in the Prior Period
Series	Series #89FT1	Series #93FS1	Total
Income before provision for income taxes	$ 150,498	$ 16,375
Taxed at federal and statutory rates	21%	21%
Tax at statutory rate	31,605	3,439
Other	763	87
Reversal of valuation allowance	(1,762)	(1,653)
Provision for income taxes	$ 30,605	$ 1,873	$ 32,478

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Provision for income taxes on Investment income in the Prior Period
Series	Series #MAYC857	Series #MAYC9114	Series #WOW2221	Series #WOW6586	Total
Income before provision for income taxes	$ 5,053	$ 4,990	$ 2,819	$ 4,355
Taxed at federal and statutory rates	36.35%	36.35%	36.35%	36.35%
Tax at statutory rate	1,837	1,814	1,025	1,583
Other	-	-	-	-
Reversal of valuation allowance	-	-	-	-
Provision for income taxes	$ 1,837	$ 1,814	$ 1,025	$ 1,583	$ 6,258

NOTE H - CONTINGENCIES

Government Regulation

Claims arising out of actual or alleged violations of law could be asserted against the Company or its affiliates by individuals or governmental authorities and could expose the Company, its affiliates or each Series to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

NOTE I - SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements. The Company expects to launch and close additional offerings throughout the remainder of the year and beyond.

EXHIBIT INDEX

Exhibit 2.1 – Certificate of Formation for RSE Collection, LLC (1)

Exhibit 2.2 – Seventh Amended and Restated Limited Liability Company Agreement of RSE Collection, LLC (13)

Exhibit 2.3 – Certificate of Formation for RSE Collection Manager, LLC (2)

Exhibit 2.4 – Limited Liability Company Agreement of RSE Collection Manager, LLC (3)

Exhibit 3.1 – Standard Form of Series Designation

Exhibit 4.1 – Standard Form of Subscription Agreement (15)

Exhibit 6.1 – Amended and Restated Standard Form of Asset Management Agreement (3)

Exhibit 6.2 – Amended and Restated Broker of Record Agreement (4)

Exhibit 6.3 – Standard Form Bill of Sale (2)

Exhibit 6.4 – Standard Form Purchase Agreement (3)

Exhibit 6.5 – NCPS PPEX ATS Company Agreement (3)

Exhibit 6.6 – Executing Broker Secondary Market Transactions Engagement Letter (3)

Exhibit 6.7 – Executing Broker Tools License Agreement (3)

Exhibit 6.8 – Amended and Restated Transfer Agent Agreement (11)

Exhibit 6.9 – NCIT Software and Services License Agreement (5)

Exhibit 6.10 – Form of Assignment and Assumption Agreement (6)

Exhibit 6.11 – Standard Form #2 Purchase Agreement (7)

Exhibit 6.12 – Standard Form Purchase Option Agreement (9)

Exhibit 6.13 – Standard Form Consignment Agreement (9)

Exhibit 6.14 – Form #2 of Assignment and Assumption Agreement (10)

Exhibit 6.15 – Asset Purchase Agreement in respect of Series #93FS1 (11)

Exhibit 6.16 – Purchase Agreement in respect of Series #SCARFACE (12)

Exhibit 6.17 – Purchase Agreement in respect of Series #APOLLO14 (13)

Exhibit 6.18 – Purchase Agreement in respect of Series #PHOF-LINC (14)

Exhibit 6.19 – Purchase Agreement in respect of Series #PHOF-1984 (14)

Exhibit 6.20 – Purchase Agreement in respect of Series #96FF1.DR (16)

Exhibit 6.21 – Purchase Agreement in respect of Series #21MG1.DR (16)

Exhibit 8.1 – Amended and Restated Subscription Escrow Agreement (8)

Exhibit 8.2 – Amended and Restated Custody Agreement (11)

(1)Previously filed as an Exhibit to the Company’s Offering Statement on Form 1-A filed with the Commission on June 30, 2017.

(2)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 25 to its Form 1-A filed with the Commission on March 29, 2021.

(3)Previously filed as an Exhibit to the Company’s Form 1-A filed with the Commission on July 14, 2021.

(4)Previously filed as an Exhibit to the Company’s Pre-Qualification Amendment No. 1 to its Form 1-A filed with the Commission on October 12, 2021.

(5)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 1 to its Form 1-A filed with the Commission on November 17, 2021.

(6)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 2 to its Form 1-A filed with the Commission on November 24, 2021.

(7)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 3 to its Form 1-A filed with the Commission on November 24, 2021.

(8)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 5 to its Form 1-A filed with the Commission on December 8, 2021.

(9)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 7 to its Form 1-A filed with the Commission on February 11, 2022.

(10)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 15 to its Form 1-A filed with the Commission on April 13, 2022.

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(11)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 21 to its Form 1-A filed with the Commission on June 22, 2022.

(12)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 23 to its Form 1-A filed with the Commission on August 11, 2022.

(13)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 27 to its Form 1-A filed with the Commission on February 17, 2023.

(14)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 28 to its Form 1-A filed with the Commission on April 14, 2023.

(15)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 29 to its Form 1-A filed with the Commission on May 16, 2023.

(16)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 31 to its Form 1-A filed with the Commission on July 21, 2023.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSE COLLECTION, LLC

By: RSE Collection Manager, LLC, its managing member

    By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

     By: /s/ Christopher J. Bruno

    Name: Christopher J. Bruno

    Title: Chief Executive Officer & President

     Date: September 22, 2023

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher J. Bruno Name: Christopher J. Bruno	Chief Executive Officer & President of RSE Markets, Inc. (Principal Executive Officer)	September 22, 2023
/s/ Maximilian F. Niederste-Ostholt Name: Maximilian F. Niederste-Ostholt	Chief Financial Officer of RSE Markets, Inc. (Principal Financial Officer and Principal Accounting Officer)	September 22, 2023

RSE COLLECTION MANAGER, LLC

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: /s/ Christopher J. Bruno

Name: Christopher J. Bruno

Title: Chief Executive Officer & President

	Managing Member	September 22, 2023

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